       As filed with the Securities and Exchange Commission on November 24, 2004
                                                  Commission File No. 333-117203
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                 AMENDMENT NO. 3

                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              AETHLON MEDICAL, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             NEVADA                                              13-3632859
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)            3826              IDENTIFICATION NO.)
                               (PRIMARY STANDARD INDUSTRIAL
                                CLASSIFICATION CODE NUMBER)

                                 JAMES A. JOYCE
                             CHIEF EXECUTIVE OFFICER
                       3030 BUNKER HILL STREET, SUITE 4000
                           SAN DIEGO, CALIFORNIA 92109
                                 (858) 459-7800

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES) (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE OF PROCESS)

                                    Copies to

                               NIMISH PATEL, ESQ.
                                PETER HOGAN, ESQ.
                             RICHARDSON & PATEL LLP
                       10900 WILSHIRE BOULEVARD, SUITE 500
                          LOS ANGELES, CALIFORNIA 90024
                            TELEPHONE (310) 208-1182

Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                                  CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED
                                                                                 MAXIMUM       PROPOSED MAXIMUM     AMOUNT OF
                   TITLE OF EACH CLASS OF                     AMOUNT TO BE   OFFERING PRICE       AGGREGATE       REGISTRATION
                SECURITIES TO BE REGISTERED                    REGISTERED       PER UNIT        OFFERING PRICE         FEE
==============================================================================================================================
Common shares                                                 1,186,364        $ 0.57 (1)        $    676,227        $   85.68

Common shares underlying fixed-priced warrants                1,754,545 (2)    $ 0.57 (1)        $  1,000,091        $  126.71

Common shares issued or issuable to Fusion
   Capital Fund II, LLC                                       8,608,139 (3)    $ 0.57 (1)        $  4,906,639        $  621.67
------------------------------------------------------------------------------------------------------------------------------
      Total                                                   11,549,048                         $  6,582,957        $  834.06
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on November 19, 2004, based upon the average of the high and low prices for that date.

(2) Common shares issuable upon the exercise of common share purchase warrants of registrant with an exercise price of $0.76.
(3) Includes (i) 468,604 shares of common stock issued to Fusion Capital and (ii) 8,139,535 Common shares issuable to Fusion Capital Fund II, LLC under a common stock purchase agreement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 24, 2004


         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                              AETHLON MEDICAL, INC.

                     Up to 11,549,048 Shares of Common Stock

                  This prospectus relates to the sale of up to 11,549,048 shares of our common stock. Up to 9,176,320 shares of our common stock are being offered hereby by Fusion Capital Fund II, LLC, a selling shareholder under this prospectus. Up to 2,372,728 shares of our common stock are being offered by other selling shareholders. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by the selling shareholders.


                  Our common stock is quoted on the NASDAQ Over-the-Counter Bulletin Board under the symbol "AEMD." On November 19, 2004, the last reported sale price for our common stock as reported on the NASDAQ Over-the-Counter Bulletin Board was $0.60 per share.


         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

                              --------------------

         Fusion Capital Fund II, a selling shareholder, is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

                              --------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    The date of this Prospectus is ________.

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

PROSPECTUS SUMMARY                                                             3
RISK FACTORS                                                                   5
USE OF PROCEEDS                                                               23
THE FUSION TRANSACTION                                                        23
    No Variable Priced Financings                                             27
DESCRIPTION OF BUSINESS                                                       28
DESCRIPTION OF PROPERTIES                                                     41
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS                  41
EXECUTIVE COMPENSATION                                                        47
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                     50
LEGAL PROCEEDINGS                                                             58
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                58
CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS                                60
DESCRIPTION OF SECURITIES                                                     61
EQUITY COMPENSATION PLANS                                                     62
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS                      64
SELLING SHAREHOLDERS                                                          64
PLAN OF DISTRIBUTION                                                          67
CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
    AND FINANCIAL DISCLOSURE                                                  68
TRANSFER AGENT                                                                68
LEGAL MATTERS                                                                 68
EXPERTS                                                                       68
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES
    ACT LIABILITIES                                                           69
REPORTS TO SECURITY HOLDERS                                                   69
WHERE YOU CAN FIND MORE INFORMATION                                           70

                               PROSPECTUS SUMMARY

         This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully,, including the "Risk Factors" section. Unless the context requires otherwise, "WE," "US," "OUR", " and the "COMPANY" and similar terms collectively refer to Aethlon Medical, Inc. and our subsidiaries.

THE COMPANY


         We are a development stage therapeutic device company focused on expanding the applications of our Hemopurifier (TM) platform technology, which is designed to rapidly reduce the presence of infectious viruses and other toxins from human blood. In this regard, our core focus is the development of therapeutic devices that treat HIV/AIDS, Hepatitis-C, and pathogens targeted as potential biological warfare agents. The Hemopurifier(TM) converges the established scientific principals of affinity chromatography and hemodialysis as a means to augment the immune response of clearing viruses and toxins from the blood before cell and organ infection can occur. We have completed pre-clinical blood testing of Hemopurifiers(TM) to treat HIV and Hepatitis-C, but have yet to receive regulatory approval to initiate human trials. The commercialization of each Hemopurifier(TM) application involves significant hurdles, including the completion of human clinical trials. The approval of any application of the Hemopurifier(TM) in the United States will require the approval of the FDA to initiate human studies. Such studies could take years to demonstrate safety and effectiveness in humans, and there is no assurance that the Hemopurifier(TM) will be cleared by the FDA as a device we can market to the medical community. We also anticipate that similar regulatory challenges will be expected from foreign regulatory agencies, should it attempt to commercialize and market the Hemopurifier(TM) outside of the United States. As a result, we have not generated revenues from the sale of any Hemopurifier(TM) application. Additionally, there have been no independent validation studies of our Hemopurifiers(TM) to treat infectious disease. We manufacture our products on a small scale for testing purposes but have yet to manufacture our products on a large scale for commercial purposes. All of our pre-clinical human blood studies have been conducted in our laboratories under the direction of Dr. Richard Tullis, our Chief Science Officer.

         As of November 18, 2004, we had issued and outstanding 14,186,932 common shares, and common share purchase options and warrants entitling the holders to purchase up to 5,846,942 common shares. We are a Nevada corporation. Our principal executive offices are located at 3030 Bunker Hill Street, Suite 4000, San Diego, California 92109. Our telephone number is (858) 459-7800. The address of our website is www.aethlonmedical.com. Information on our website is not a part of this prospectus.


THE OFFERING


         This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective of up to 11,549,048 common shares. 9,176,320 shares of our common stock are being offered hereby by Fusion Capital Fund II, LLC, also referred to throughout this prospectus as Fusion Capital, a selling shareholder under this prospectus, including up to 568,181 shares issuable under common share purchase warrants. On May 20, 2004, we entered into a common stock purchase agreement with Fusion Capital pursuant to which Fusion Capital has purchased $250,000 of our common stock and has agreed to purchase, on each trading day, at least $10,000 of our common stock up to an aggregate, under certain conditions, of $6,000,000 in addition to the $250,000 already purchased by Fusion Capital. Fusion Capital would not be obligated to purchase $10,000 of our common stock on each trading day if (1) we elect not to sell our shares to Fusion Capital on such a date, (2) if an event of default occurs or (3) where the price of our common stock is below $0.25 per share. At our discretion, we may elect to sell more or less of our common stock to Fusion Capital than the minimum daily amount. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement. Up to 2,372,728 shares of our common shares, including up to 1,186,364 shares issuable under common share purchase warrants, are being offered by other selling shareholders. As of November 18, 2004, there were 14,184,932 common shares outstanding. If the shares offered by this prospectus were outstanding as of November 18, 2004, such shares would represent approximately 44.9% of the total common stock outstanding on that date.

         As of November 18, 2004, Fusion Capital owns 1,036,785 shares of our common stock, representing 7.31% of the 14,186,932 common shares outstanding. Fusion Capital's would beneficially own 10.94% if their warrants were included in the calculation, however, their contractual ownership limitations prohibit Fusion Capital, together with its affiliates, from beneficially owning more that 9.9% of our common stock. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would be issued additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital would have no right to receive such shares until its ownership subsequently becomes less that the 9.9%. The number of shares to be issued to Fusion Capital would be calculated using the price of the daily purchase amount on the date we elect to sell our shares to Fusion Capital. There are no penalties owed under such circumstances. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation. Fusion Capital would not be obligated to purchase $10,000 of our common stock on each trading day if
(1) we elect not to sell our shares to Fusion Capital on such date, (2) if shares of our common stock are trading at lower than $0.25 on such date or (3) if an event of default occurs.


         The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION". We will not receive any of the proceeds from those sales. Should the selling shareholders in their discretion exercise any of the common share purchase warrants underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling shareholders.

SUMMARY FINANCIAL DATA

    The following tables summarize the consolidated statements of operations and balance sheet data for our company.

                                                                         SIX MONTHS ENDED                 YEARS ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:                          September 30, (UNAUDITED)              MARCH 31,
                                                                ---------------------------------------------------------------
                                                                        2004            2003           2004            2003
-------------------------------------------------------------------------------------------------------------------------------
  Revenue                                                                      $0            $0            $0             $0
  Gross profit                                                                 $0            $0             0              0
  Net loss                                                                     $0            $0    (1,518,798)    (2,361,116)
  Preferred stock dividends                                                   N/A           N/A           N/A            N/A
  Net loss attributed to common shareholders                             (829,945)     (705,322)   (1,518,798)    (2,361,116)
  Loss per common share, basic and diluted                                 ($0.06)       ($0.09)       ($0.19)        ($0.43)
  Weighted average common shares outstanding, basic and
diluted                                                                12,906,408     7,536,108     8,181,612      5,553,196

                                                                     September 30,
                                                                         2004                        MARCH 31,
CONSOLIDATED BALANCE SHEET DATA:                                      (UNAUDITED)                       2004
-------------------------------------------------------------------------------------------------------------------------------
  Current assets                                                        $ 20,953                       $7,201
  Total assets                                                           311,125                      281,661
  Total current liabilities                                            3,613,735                    3,936,838
  Total stockholders' deficit                                         (3,302,610)                  (3,655,177)
  Total liabilities and stockholders' deficit                           $311,125                     $281,661

                                  RISK FACTORS

         An investment in our common shares involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect our business, operating results and financial condition. In such an event, the trading price for our common shares could decline substantially, and you could lose all or part of your investment. In order to attain an appreciation for these risks and uncertainties, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors and uncertainties.

RISKS RELATING TO OUR BUSINESS

         WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.


         We have yet to establish any history of profitable operations. We have not had any revenues for the past three years. We have incurred annual operating losses of $995,549, $1,871,385 and $2,272,930, respectively, during the past three fiscal years of operation and an operating loss of $1,020,319 in the six months ended September 30, 2004. As a result, at March 31, 2004, we had an accumulated deficit of $17,045,313. We have incurred net losses from continuing operations of $1,518,798 and $2,361,116 for the fiscal years ending March 31, 2004 and 2003 and $829,945 and $705,322 for the six months ended September 30, 2004 and 2003. As a result, at September 30, 2004, we had an accumulated deficit of $17,875,258. Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our Hemopurifier(TM) technology. No assurances can be given when or if this will occur or that we will ever be profitable.


         WE HAVE RECEIVED AN OPINION FROM OUR AUDITORS REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN

         Our independent auditors noted in their report accompanying our financial statements for our fiscal year ended March 31, 2004 that we had net losses since our inception, had a working capital deficit and that a significant amount of additional capital, approximately $5,000,000 as estimated by management, will be necessary to advance the development of our products to the point at which we may become commercially viable and stated that those conditions raised substantial doubt about our ability to continue as a going concern. Note 1 to our financial statements addressed management's plans to address these matters. We cannot assure you that our business plans will be successful in addressing these issues. This opinion about our ability to continue as a going concern could affect our ability to obtain additional financing at favorable terms, if at all, as such an opinion may cause investors to lose faith in our long term prospects. If we cannot successfully continue as a going concern, our shareholders may lose their entire investment in our common shares.

         WE WILL REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE WILL NOT BE ABLE TO CONTINUE OPERATIONS.


         At March 31, 2004 and September 30, 2004, we had a working capital deficit of approximately $3,930,000 and $3,593,000, respectively. The independent auditors' report for the year ended March 31, 2004, includes an explanatory paragraph stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We have a net operating cash flow deficit of $704,405 for the six months ended September 30, 2004, a net operating cash flow deficit of $542,056 for the year ended March 31, 2004, a net operating cash flow deficit of $514,503 for the year ended March 31, 2003 and for the year ended March 31, 2002, a net operating cash flow deficit of $1,007,431. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

         We have the right to receive $10,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $1.00, in which case the daily amount may be increased under certain conditions as the price of our common stock increases. Fusion Capital shall not have the right or the obligation to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.25. Since we are initially registering only 7,431,819 shares for sale by Fusion Capital pursuant to this Prospectus (excluding the warrant to purchase 568,181 shares of common stock, the 568,181 shares of common stock already purchased by Fusion Capital and the 608,139 shares of common stock issuable to Fusion Capital as commitment shares), the market price of our common stock to Fusion Capital will have to average at least $.81 per share for us to receive, in addition to the $250,000 we have already received from Fusion Capital, the maximum proceeds of $6,250,000 without registering additional shares of common stock. Assuming a purchase price of $0.60 per share (the closing market price of our common stock on November 19, 2004) and the purchase by Fusion Capital of the full 7,431,819 shares under the common stock purchase agreement, proceeds to us would only be $4,459,091 in addition to the $250,000 we've already received unless we choose to register more than 7,431,819 shares, which we have the right, but not the obligation, to do.


         The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the commercialization or licensing of our Hemopurifier(TM) technology. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive and if we are unable to commercialize and sell our Hemopurifier(TM) technology, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $6,000,000 under the common stock purchase agreement with Fusion Capital (in addition to the $250,000 we have already received), we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

         WE MAY FAIL TO OBTAIN GOVERNMENT CONTRACTS TO DEVELOP OUR HEMOPURIFIER(TM) TECHNOLOGY FOR BIODEFENSE APPLICATIONS.

         The U.S. Government has undertaken commitments to help secure improved countermeasures against bioterrorism. We have submitted two Small Business Innovative Research (SBIR) grant proposals, one in 2002 and the other in April 2004, with the National Institutes of Health that relate to the use of our Hemopurifier(TM) as a countermeasure treatment against certain biological weapons and anticipate submitting further proposals on U.S. Government contracts. The first proposal in 2002 was reviewed but not scored. We expanded the proposal, submitted the proposal in 2004 and it was again reviewed but not scored. We intend to revise and resubmit the proposal in December 2004. We have not had any material discussions with the National Institutes of Health. According to the National Institutes of Health, approximately half of all proposals are not given a score. Proposals that are not scored are not eligible for funding. Proposals which are reviewed and scored may or may not be funded. The majority of SBIR proposals are therefore not funded. Delays in the review process come from several sources. There are only three SBIR application periods each year (April 1, August 1 and December 1). Since the review process takes four to six months to complete, two granting periods typically pass for each revision and response. For applications that are funded, an additional delay of six months is expected. We therefore should expect a response to the next proposal in May of 2005 and with approval, funding would be possible as early as December 2005.

The Hemopurifier(TM) has not been approved for use by any government agency, nor have we received any contracts to purchase the Hemopurifier(TM). Since inception, we have not generated revenues from the sale of any product based on our Hemopurifier(TM) technology platform. The process of obtaining government contracts is lengthy and uncertain and we must compete for each contract. Accordingly, we cannot be certain that we will be awarded any future government contracts utilizing our Hemopurifier(TM) platform technology. If the U.S. Government makes significant future contract awards to our competitors our business will be harmed.

         IF THE U.S. GOVERNMENT FAILS TO PURCHASE SUFFICIENT QUANTITIES OF ANY FUTURE BIODEFENSE CANDIDATE UTILIZING OUR HEMOPURIFIER(TM) PLATFORM TECHNOLOGY, WE MAY BE UNABLE TO GENERATE SUFFICIENT REVENUES TO CONTINUE OPERATIONS.

         We cannot be certain of the timing or availability of any future funding from the U.S. Government, and substantial delays or cancellations of funding could result from protests or challenges from third parties once such funding is obtained. If we develop products utilizing our Hemopurifier(TM) platform technology that are approved by the U.S. Food and Drug Administration (the "FDA"), but the U.S. Government does not place sufficient orders for these products, our future business will be harmed.

         U.S. GOVERNMENT AGENCIES HAVE SPECIAL CONTRACTING REQUIREMENTS, WHICH CREATE ADDITIONAL RISKS.

         Our business plan to provide biodefense product candidates and HIV-Hemopurifier(TM) candidates may involve contracts with the U.S. Government. U.S. Government contracts typically contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks. These risks include the ability of the U.S. Government to unilaterally:

         o suspend or prevent us for a period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

         o audit and object to our contract-related costs and fees, including allocated indirect costs;

         o        control and potentially prohibit the export of our products;
                  and

         o        change certain terms and conditions in our contracts.

         If we were to become a U.S. Government contractor, we would be required to comply with applicable laws, regulations and standards relating to our accounting practices and would be subject to periodic audits and reviews. As part of any such audit or review, the U.S. Government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, estimating, compensation and management information systems. Based on the results of its audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, if an audit or review uncovers any improper or illegal activity, we would possibly be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government. We could also suffer serious harm to our reputation if allegations of impropriety were made against us. Although adjustments arising from government audits and reviews have not seriously harmed our business in the past, future audits and reviews could cause adverse effects. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our research and development costs, and some marketing expenses, would possibly not be reimbursable or allowed under such contracts. Further, as a U.S. Government contractor, we would be subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not.

         WE WILL FACE INTENSE COMPETITION FROM COMPANIES THAT HAVE GREATER FINANCIAL, PERSONNEL AND RESEARCH AND DEVELOPMENT RESOURCES THAN OURS. THESE COMPETITIVE FORCES MAY IMPACT OUR PROJECTED GROWTH AND ABILITY TO GENERATE REVENUES AND PROFITS, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

         Our competitors are developing vaccine candidates, which could compete with the Hemopurifier(TM) product candidates we are developing. Our commercial opportunities will be reduced or eliminated if our competitors develop and market products for any of the diseases that we target that:

         o        are more effective;

         o        have fewer or less severe adverse side effects;

         o        are better tolerated;

         o        are more adaptable to various modes of dosing;

         o        are easier to administer; or

         o are less expensive than the products or product candidates we are developing.

         Even if we are successful in developing effective Hemopurifier(TM) products, and obtain FDA and other regulatory approvals necessary for commercializing them, our products may not compete effectively with other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

         The Congress' recent passage of the $5.6 billion Project BioShield Bill, a comprehensive effort to develop and make available modern, effective drugs and vaccines to protect against attack by biological and chemical weapons or other dangerous pathogens, may encourage competitors to develop their own product candidates. We cannot predict the decisions that will be made in the future by the various government agencies as a result of such legislation.

         Our competitors include fully integrated pharmaceutical companies and biotechnology companies as well as universities and public and private research institutions. Many of the organizations competing with us, have substantially greater capital resources, larger research and development staffs and facilities, greater experience in product development and in obtaining regulatory approvals, and greater marketing capabilities than we do.

         The market for medical devices is intensely competitive. Many of our potential competitors have longer operating histories, greater name recognition, more employees, and significantly greater financial, technical, marketing, public relations, and distribution resources than we have. This intense competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to develop, maintain and extend our current technology. Price concessions or the emergence of other pricing or distribution strategies of competitors may diminish our revenues (if any), adversely impact our margins or lead to a reduction in our market share (if any), any of which may harm our business.

         WE HAVE LIMITED MANUFACTURING EXPERIENCE.

         To achieve the levels of production necessary to commercialize our Hemopurifier(TM) products, we will need secure manufacturing agreements with manufacturers which comply with good manufacturing practices standards and other standards prescribed by various federal, state and local regulatory agencies in the U.S. and any other country of use.

         We have limited experience manufacturing products for testing purposes and no experience manufacturing products for large scale commercial purposes. We will likely outsource the manufacture of our Hemopurifier(TM) products to third parties operating FDA-certified facilities. To date, we have manufactured devices on a small scale for testing purposes. There can be no assurance that manufacturing and control problems will not arise as we attempt to commercialize our products or that such manufacturing can be completed in a timely manner or at a commercially reasonable cost. Any failure to surmount such problems could delay or prevent commercialization of our products and would have a material adverse effect on us.

         OUR HEMOPURIFER(TM) TECHNOLOGY MAY BECOME OBSOLETE.

         Our Hemopurifier(TM) products may be made unmarketable by new scientific or technological developments where new treatment modalities are introduced that are more efficacious and/or more economical than our Hemopurifier(TM) products. The Homeland Security industry is growing rapidly with many competitors trying to develop products or vaccines to protect against infectious disease. Any one of our competitors could develop a more effective product which would render our technology obsolete.

         OUR USE OF HAZARDOUS MATERIALS, CHEMICALS AND VIRUSES REQUIRE US TO COMPLY WITH REGULATORY REQUIREMENTS AND EXPOSES US TO POTENTIAL LIABILITIES.

         Our research and development involves the controlled use of hazardous materials, chemicals and viruses. The primary hazardous materials include chemicals needed to construct the Hemopurifier(TM) cartridges and HIV and Hepatitis C infected plasma samples used in preclinical test of the Hemopurifier(TM). All other chemicals are fully inventoried and reported to the appropriate authorities, such as the fire department, who inspect the facility on a regular basis. We are subject to federal, state, local and foreign laws governing the use, manufacture, storage, handling and disposal of such materials. Although we believe that our safety procedures for the use, manufacture, storage, handling and disposal of such materials comply with the standards prescribed by federal, state, local and foreign regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. We have had no incidents or problems involving hazardous chemicals or biological samples. In the event of such an accident, we could be held liable for significant damages or fines. We currently do not carry insurance to protect us from these damages. In addition, we may be required to incur significant costs to comply with regulatory requirements in the future.

         WE ARE DEPENDENT FOR OUR SUCCESS ON A FEW KEY EXECUTIVE OFFICERS. OUR INABILITY TO RETAIN THOSE OFFICERS WOULD IMPEDE OUR BUSINESS PLAN AND GROWTH STRATEGIES, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

         Our success depends to a critical extent on the continued services of our Chief Executive Officer, James A. Joyce, our Chief Financial Officer, Edward
C. Hall and our Chief Science Officer, Richard H. Tullis. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. The loss of Dr. Tullis would harm the clinical development of our products due to his unique experience with the Hemopurifier(TM) technology. The loss of Dr. Tullis and/or Mr. Joyce would be detrimental to our growth as they possess unique knowledge of our business model and infectious disease which would be difficult to replace within the biotechnology field. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company. Although Mr. Joyce and Mr. Tullis have signed employment agreements providing for their continued service to our company, these agreements will not preclude them from leaving our company. Mr. Hall is a part-time employee and his employment is severable by either party upon 30-days notice. We do not currently carry key man life insurance policies on any of our key executive officers which would assist us in recouping our costs in the event of the loss of those officers.

         OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD IMPEDE OUR ABILITY TO GENERATE REVENUES AND PROFITS AND TO OTHERWISE IMPLEMENT OUR BUSINESS PLAN AND GROWTH STRATEGIES, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

         We currently have an extremely small staff comprised of seven full time employees consisting of our Chief Executive Officer, our Chief Science Officer, our Director of Administrative Services, a research scientist, a research associate, a senior bioengineer and a lab manager, as well as other personnel employed on a contract basis. Although we believe that these employees, together with the consultants currently engaged by our company, will be able to handle most of our additional administrative, research and development and business development in the near term, we will nevertheless be required over the longer-term to hire highly skilled managerial, scientific and administrative personnel to fully implement our business plan and growth strategies. Due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personal. Competition for these individuals, especially in San Diego where many bio-technology companies are located, is intense and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. We cannot assure you that we will be able to engage the services of such qualified personnel at competitive prices or at all, particularly given the risks of employment attributable to our limited financial resources and lack of an established track record.

         WE PLAN TO GROW VERY RAPIDLY, WHICH WILL PLACE STRAINS ON OUR MANAGEMENT TEAM AND OTHER COMPANY RESOURCES TO BOTH IMPLEMENT MORE SOPHISTICATED MANAGERIAL, OPERATIONAL AND FINANCIAL SYSTEMS, PROCEDURES AND CONTROLS AND TO TRAIN AND MANAGE THE PERSONNEL NECESSARY TO IMPLEMENT THOSE FUNCTIONS. OUR INABILITY TO MANAGE OUR GROWTH COULD IMPEDE OUR ABILITY TO GENERATE REVENUES AND PROFITS AND TO OTHERWISE IMPLEMENT OUR BUSINESS PLAN AND GROWTH STRATEGIES, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

         We will need to significantly expand our operations to implement our longer-term business plan and growth strategies. We will also be required to manage multiple relationships with various strategic partners, technology licensors, customers, manufacturers and suppliers, consultants and other third parties. This expansion and these expanded relationships will require us to significantly improve or replace our existing managerial, operational and financial systems, procedures and controls; to improve the coordination between our various corporate functions; and to manage, train, motivate and maintain a growing employee base. The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. We cannot assure you that we will institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions, or that we will be able to properly manage, train, motivate and retain our anticipated increased employee base.

         WE MAY HAVE DIFFICULTY IN ATTRACTING AND RETAINING MANAGEMENT AND OUTSIDE INDEPENDENT MEMBERS TO OUR BOARD OF DIRECTORS AS A RESULT OF THEIR CONCERNS RELATING TO THEIR INCREASED PERSONAL EXPOSURE TO LAWSUITS AND SHAREHOLDER CLAIMS BY VIRTUE OF HOLDING THESE POSITIONS IN A PUBLICLY-HELD COMPANY

         The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and shareholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers liability insurance to pay on a timely basis the costs incurred in defending such claims. We currently do not carry directors and officers liability insurance. Directors and officers liability insurance has recently become much more expensive and difficult to obtain. If we are unable to obtain directors and officers liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors. We may lose potential independent board members and management candidates to other companies in the biotechnology field that have directors and officers liability insurance to insure them from liability or to biotechnology companies that have revenues or have received greater funding to date which can offer greater compensation packages. The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks. As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

         IF WE FAIL TO COMPLY WITH EXTENSIVE REGULATIONS OF DOMESTIC AND FOREIGN REGULATORY AUTHORITIES, THE COMMERCIALIZATION OF OUR PRODUCT CANDIDATES COULD BE PREVENTED OR DELAYED.

         Our pathogen filtration devices, or Hemopurifier(TM) products, are subject to extensive government regulations related to development, testing, manufacturing and commercialization in the United States and other countries. The determination of when and whether a product is ready for large scale purchase and potential use will be made by the government through consultation with a number of governmental agencies, including the FDA, the National Institutes of Health, the Centers for Disease Control and Prevention and the Department of Homeland Security. Our product candidates are in the pre-clinical and clinical stages of development and have not received required regulatory approval from the FDA to be commercially marketed and sold. The process of obtaining and complying with FDA and other governmental regulatory approvals and regulations is costly, time consuming, uncertain and subject to unanticipated delays. Such regulatory approval (if any) and product development requires several years. Despite the time and expense exerted, regulatory approval is never guaranteed. We also are subject to the following risks and obligations, among others.

         o The FDA may refuse to approve an application if they believe that applicable regulatory criteria are not satisfied.

         o The FDA may require additional testing for safety and effectiveness.

         o The FDA may interpret data from pre-clinical testing and clinical trials in different ways than we interpret them.

         o If regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution.

         o The FDA may change their approval policies and/or adopt new regulations.

         Failure to comply with these or other regulatory requirements of the FDA may subject us to administrative or judicially imposed sanctions, including:

         o        warning letters;

         o        civil penalties;

         o        criminal penalties;

         o        injunctions;

         o        product seizure or detention;

         o        product recalls; and

         o        total or partial suspension of productions.

         DELAYS IN SUCCESSFULLY COMPLETING OUR CLINICAL TRIALS COULD JEOPARDIZE OUR ABILITY TO OBTAIN REGULATORY APPROVAL OR MARKET OUR HEMOPURIFIER(TM) PRODUCT CANDIDATES ON A TIMELY BASIS.

         Our business prospects will depend on our ability to complete clinical trials, obtain satisfactory results, obtain required regulatory approvals and successfully commercialize our Hemopurifier(TM) product candidates. Completion of our clinical trials, announcement of results of the trials and our ability to obtain regulatory approvals could be delayed for a variety of reasons, including:

         o        serious adverse events related to our vaccine candidates;

         o        unsatisfactory results of any clinical trial;

         o the failure of our principal third-party investigators to perform our clinical trials on our anticipated schedules; and/or

         o different interpretations of our pre-clinical and clinical data, which could initially lead to inconclusive results.

         Our development costs will increase if we have material delays in any clinical trial or if we need to perform more or larger clinical trials than planned. If the delays are significant, or if any of our Hemopurifier(TM) product candidates do not prove to be safe or effective or do not receive required regulatory approvals, our financial results and the commercial prospects for our product candidates will be harmed. Furthermore, our inability to complete our clinical trials in a timely manner could jeopardize our ability to obtain regulatory approval.

         THE INDEPENDENT CLINICAL INVESTIGATORS THAT WE RELY UPON TO CONDUCT OUR CLINICAL TRIALS MAY NOT BE DILIGENT, CAREFUL OR TIMELY, AND MAY MAKE MISTAKES, IN THE CONDUCT OF OUR CLINICAL TRIALS.

         We depend on independent clinical investigators to conduct our clinical trials. The investigators are not our employees, and we cannot control the amount or timing of resources that they devote to our product development programs. If independent investigators fail to devote sufficient time and resources to our product development programs, or if their performance is substandard, it may delay FDA approval of our vaccine candidates. These independent investigators may also have relationships with other commercial entities, some of which may compete with us. If these independent investigators assist our competitors at our expense, it could harm our competitive position.

         THE APPROVAL REQUIREMENTS FOR MEDICAL PRODUCTS USED TO FIGHT BIOTERRORISM ARE STILL EVOLVING, AND WE CANNOT BE CERTAIN THAT ANY PRODUCTS WE DEVELOP, IF EFFECTIVE, WOULD MEET THESE REQUIREMENTS.

         We are developing product candidates based upon current governmental policies regulating these medical countermeasure treatments. For instance, we intend to pursue FDA approval of our proprietary pathogen filtration devices to treat infectious agents under requirements published by the FDA that allow the FDA to approve certain vaccines used to reduce or prevent the toxicity of chemical, biological, radiological or nuclear substances based on human clinical data to demonstrate safety and immune response, and evidence of effectiveness derived from appropriate animal studies and any additional supporting data. Our business is subject to substantial risk because these policies may change suddenly and unpredictably and in ways that could impair our ability to obtain regulatory approval of these products, and we cannot guarantee that the FDA will approve our proprietary pathogen filtration devices.

         OUR PRODUCT DEVELOPMENT EFFORTS MAY NOT YIELD MARKETABLE PRODUCTS DUE TO RESULTS OF STUDIES OR TRIALS, FAILURE TO ACHIEVE REGULATORY APPROVALS OR MARKET ACCEPTANCE, PROPRIETARY RIGHTS OF OTHERS OR MANUFACTURING ISSUES.

         Our success depends on our ability to successfully develop and obtain regulatory approval to market new filtration devices. We expect that a significant portion of the research that we will conduct will involve new and unproven technologies. Development of a product requires substantial technical, financial and human resources even if the product is not successfully completed.

         Our previously planned products have not become marketable products due in part to our transition in 2001 from a focus on utilizing our Hemopurifier(TM) technology on treating harmful metals to treating infectious diseases prior to our having completed the FDA approval process. Our transition was made in order to focus on larger markets with an urgent need for new treatment and too take advantage of the sense of greater sense of urgency surrounding acute and chronic infectious diseases. Prior to initiating the development of infectious disease Hemopurifiers(TM), we successfully completed an FDA approved Phase I human safety trial of a Hemopurifier(TM) to treat aluminum and iron intoxication. Since changing the focus to infectious disease research, we have not initiated an FDA approved human clinical trial as the development of the technology is still continuing and will require both significant capital and scientific resources. Our pending products face similar challenges of obtaining successful clinical trials in route to gaining FDA approval prior to commercialization. Additionally, our limited financial resources hinder the speed of our product development due to personal constraints.

         Our potential products may appear to be promising at various stages of development yet fail to reach the market for a number of reasons, including the:

         o lack of adequate quality or sufficient prevention benefit, or unacceptable safety during pre-clinical studies or clinical trials;

         o        failure to receive necessary regulatory approvals;

         o        existence of proprietary rights of third parties; and/or

         o inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

         POLITICAL OR SOCIAL FACTORS MAY DELAY OR IMPAIR OUR ABILITY TO MARKET OUR PRODUCTS.

         Products developed to treat diseases caused by or to combat the threat of bioterrorism will be subject to changing political and social environments. The political and social responses to bioterrorism have been highly charged and unpredictable. Political or social pressures may delay or cause resistance to bringing our products to market or limit pricing of our products, which would harm our business. Bioterrorism has become the focus of political debates especially with the upcoming presidential elections, both in terms of how to approach bioterrorism and the amount funding the government should provide for any programs involving homeland protection. Government funding for products on bioterrorism could be reduced which would hinder our ability to obtain governmental grants.

         OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD NEGATIVELY IMPACT OUR PROJECTED GROWTH AND ABILITY TO GENERATE REVENUES AND PROFITS, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

         We rely on a combination of patent, patent pending, copyright, trademark and trade secret laws, proprietary rights agreements and non-disclosure agreements to protect our intellectual properties. We cannot give you any assurance that these measures will prove to be effective in protecting our intellectual properties.

         In the case of patents, we cannot give you any assurance that our existing patents will not be invalidated, that any patents that we currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits. Further, competing companies may circumvent any patents that we may hold by developing products which closely emulate but do not infringe our patents. While we intend to seek patent protection for our products in selected foreign countries, those patents may not receive the same degree of protection as they would in the United States. We can give you no assurance that we will be able to successfully defend our patents and proprietary rights in any action we may file for patent infringement. Similarly, we cannot give you any assurance that we will not be required to defend against litigation involving the patents or proprietary rights of others, or that we will be able to obtain licenses for these rights. Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial. Since many of our patents were issued in the 1980's, they may expire before FDA approval, if any, is obtained. However, we believe that certain patent applications filed and/or other patents issued more recently will help to protect the proprietary nature of the Hemopurifier treatment technology.

         The Hemopurifier(TM) is protected by seven issued patents, in the United States, Europe and Japan, six of which we own and one which we own the exclusive license. Three additional patent applications deal with treatments for virus infection and manufacturing methods, two of which we own and one which we own the exclusive license.

         We also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection. We cannot give you any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how.

         While we have and will continue to enter into proprietary rights agreements with our employees and third parties giving us proprietary rights to certain technology developed by those employees or parties while engaged by our company, we can give you no assurance that courts of competent jurisdiction will enforce those agreements.

         THE PATENTS WE OWN COMPRISE A MAJORITY OF OUR ASSETS WHICH COULD LIMIT OUR FINANCIAL VIABILITY.

         The Hemopurifier(TM) is protected by seven issued patents, in the United States, Europe and Japan, six of which we own and one which we own the exclusive license. These patents comprise a majority of our assets. At September 30, 2004, our patents comprised 77.8% of our fixed assets, and 72.5% of all assets. If our existing patents are invalidated or if they fail to provide significant commercial benefits, it will severely hurt our financial condition as a majority of our assets would lose their value. Further, since our patents are written down over the course of their term until they expire, our assets comprised of patents will continually be written down until they lose value altogether.

         LEGISLATIVE ACTIONS AND POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS.

         There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings which will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy have increased our general and administrative costs as we have incurred increased legal and accounting fees to comply with such rule changes. Further, proposed initiatives are expected to result in changes in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

         OUR PRODUCTS MAY BE SUBJECT TO RECALL OR PRODUCT LIABILITY CLAIMS.

         Our Hemopurifier(TM) products may be used in connection with medical procedures in which it is important that those products function with precision and accuracy. If our products do not function as designed, or are designed improperly, we may be forced by regulatory agencies to withdraw such products from the market. In addition, if medical personnel or their patients suffer injury as a result of any failure of our products to function as designed, or an inappropriate design, we may be subject to lawsuits seeking significant compensatory and punitive damages. The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. We do not have clinical trial liability insurance coverage. There can be no assurance that future insurance coverage will to be adequate or available. We may not be able to secure product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any product recall or lawsuit seeking significant monetary damages may have a material affect on our business and financial condition. Any liability for mandatory damages could exceed the amount of our coverage. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates.

RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES

         TO DATE, WE HAVE NOT PAID ANY CASH DIVIDENDS AND NO CASH DIVIDENDS WILL BE PAID IN THE FORESEEABLE FUTURE.

         We do not anticipate paying cash dividends on our common shares in the foreseeable future, and we cannot assure an investor that funds will be legally available to pay dividends, or that even if the funds are legally available, that the dividends will be paid.

         THE APPLICATION OF THE "PENNY STOCK" RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES.

         As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

         OUR COMMON SHARES ARE THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.


         Our common shares have historically been sporadically or "thinly-traded" on the OTCBB, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. As of November 19, 2004, our average trading volume per day for the past three months was approximately 39,909 shares a day with a high of 629,317 shares traded and a low of zero shares traded. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

         Fusion Capital's purchase of $10,000 of our common stock each trading day could cause our common stock price to decline due to the additional shares available in the market, particularly in light of the relatively thin trading volume of our common stock. Using the closing price on November 19, 2004, of $0.60 as an example, Fusion Capital would be issued approximately 16,666 shares each trading day if we elected to have them purchase the daily purchase amount, whereas our average trading volume for the prior three months is 39,909 per day. The market price of our common stock could decline given our minimal average trading volume compared to the number of shares potentially issuable to Fusion Capital and the voting power and value of your investment would be subject to continual dilution if Fusion Capital purchases the shares and resells those shares into the market, although there is no obligation for Fusion Capital to sell such shares. Any adverse affect on the market price of our common stock would increase the number of shares issuable to Fusion Capital each trading day which would increase the dilution of your investment. Although we have the right to reduce or suspend Fusion Capital purchases at any time, our financial condition at the time may require us to waive our right to suspend purchases even if there is a decline in the market price. Additionally, up to 2,372,728 shares of our common stock are being offered in this prospectus by other selling shareholders. Sales of large amount of these shares in the public market could substantially depress the prevailing market prices for our shares, especially with our thin trading volume as there would be difficulty for the market to absorb the sale of such shares without an adverse effect on the share price. If that were to happen, the value of your investment could decline substantially.


         Contractual 9.9% beneficial ownership limitations prohibit Fusion Capital, together with its affiliates, from beneficially owning more than 9.9% of our outstanding common stock. This 9.9% limitation does not prevent Fusion Capital from purchasing shares of our common stock and then reselling those shares in stages over time where Fusion Capital and its affiliates do not, at any given time, beneficially own shares in excess of the 9.9% limitation. Consequently, these limitations will not necessarily prevent substantial dilution of the voting power and value of your investment.

         WE MAY NOT HAVE ENOUGH AUTHORIZED SHARES.


         Our Articles of Incorporation currently authorize the Board of Directors to issue up to 25,000,000 shares of common stock. As of November 18, 2004, we have 14,186,932 shares of common stock outstanding and common share purchase options and warrants entitling the holders to purchase up to 5,846,942 common shares at a weighted average exercise price of $2.02 per share. There are no promissory notes of the company outstanding that convert to common shares of the company. Under our agreement with Fusion Capital, we are registering 7,431,819 shares of our common stock for the daily purchases by Fusion Capital. If Fusion Capital were to purchase all 7,431,819 shares and holders exercised all of the common share purchase options and warrants, we would exceed the number of shares we are authorized to issue. Accordingly, prior to the time we amend our Articles of Incorporation to increase our authorized capital stock, either we would not be able to fully utilize the daily purchase amounts available under the Fusion Capital financing or we would be unable to issue the common shares underlying common share purchase options or warrants which may be exercised. The decision to utilize all or any portion of the daily purchase amount under the Fusion Capital financing is at the company's sole option. However, we would need to amend our Articles of Incorporation to increase the authorized number of shares of common stock of the company in order to fully utilize the daily purchase amounts available under the Fusion Capital financing and issue all of the shares of common stock underlying currently exercisable common share purchase options and warrants. Any delay in amending our Articles of Incorporation could harm our business by preventing us from utilizing the daily purchase amounts available under the Fusion Capital financing in full, raising capital from the issuance of our common stock or delaying the payment of services via issuance of our common stock.


         THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY-TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF REVENUES WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. THE PRICE AT WHICH YOU PURCHASE OUR COMMON SHARES MAY NOT BE INDICATIVE OF THE PRICE THAT WILL PREVAIL IN THE TRADING MARKET. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.


         The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In fact, during the 52-week period ended November 19, 2004, the high and low sale prices of a share of our common stock were $4.25 and $0.37, respectively. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of revenues or profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our proprietary technology as viable method of augmenting the immune response of clearing viruses and toxins from human blood; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.


         Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

         VOLATILITY IN OUR COMMON SHARE PRICE MAY SUBJECT US TO SECURITIES LITIGATION.

         The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

         OUR OFFICERS AND DIRECTORS OWN OR CONTROL APPROXIMATELY 21% (EXCLUDING ALL OPTIONS AND WARRANTS EXERCISABLE WITHIN 60 DAYS OF NOVEMBER 18, 2004) OF OUR OUTSTANDING COMMON SHARES, WHICH MAY LIMIT THE ABILITY OF YOURSELF OR OTHER SHAREHOLDERS, WHETHER ACTING INDIVIDUALLY OR TOGETHER, TO PROPOSE OR DIRECT THE MANAGEMENT OR OVERALL DIRECTION OF OUR COMPANY. ADDITIONALLY, THIS CONCENTRATION OF OWNERSHIP COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF OUR COMPANY THAT MIGHT OTHERWISE RESULT IN YOU RECEIVING A PREMIUM OVER THE MARKET PRICE FOR YOUR COMMON SHARES.

         As of November 18, 2004, our officers and directors beneficially own or control approximately 21% (excluding all options and warrants exercisable within 60 days of November 18, 2004) of our outstanding common shares. These persons will have the ability to control substantially all matters submitted to our shareholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions.


         A LARGE NUMBER OF COMMON SHARES ARE ISSUABLE UPON EXERCISE OF OUTSTANDING COMMON SHARE PURCHASE OPTIONS, WARRANTS AND CONVERTIBLE PROMISSORY NOTES. THE EXERCISE OR CONVERSION OF THESE SECURITIES COULD RESULT IN THE SUBSTANTIAL DILUTION OF YOUR INVESTMENT IN TERMS OF YOUR PERCENTAGE OWNERSHIP IN THE COMPANY AS WELL AS THE BOOK VALUE OF YOUR COMMON SHARES. THE SALE OF A LARGE AMOUNT OF COMMON SHARES RECEIVED UPON EXERCISE OF THESE OPTIONS OR WARRANTS ON THE PUBLIC MARKET TO FINANCE THE EXERCISE PRICE OR TO PAY ASSOCIATED INCOME TAXES, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD SUBSTANTIALLY DEPRESS THE PREVAILING MARKET PRICES FOR OUR SHARES.



         As of November 18, 2004, there are outstanding non-variable priced common share purchase options and warrants entitling the holders to purchase 5,846,942 common shares at a weighted average exercise price of $2.02 per share. There are no shares underlying promissory notes convertible into common stock. The exercise price for all of the aforesaid warrants, may be less than your cost to acquire our common shares. In the event of the exercise of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your common shares. In addition, the holders of the common share purchase options or warrants may sell common shares in tandem with their exercise of those options or warrants to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their exercise of the options or warrants.


         OUR ISSUANCE OF ADDITIONAL COMMON SHARES, OR OPTIONS OR WARRANTS TO PURCHASE THOSE SHARES, WOULD DILUTE YOUR PROPORTIONATE OWNERSHIP AND VOTING RIGHTS.



         We are entitled under our certificate of incorporation to issue up to 25,000,000 shares of common stock. After taking into consideration our outstanding common stock at November 18, 2004, we will be entitled to issue up to 10,813,068 additional common shares. Our board may generally issue shares of common stock, or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.


         OUR ISSUANCE OF ADDITIONAL COMMON SHARES IN EXCHANGE FOR SERVICES OR TO REPAY DEBT, WOULD DILUTE YOUR PROPORTIONATE OWNERSHIP AND VOTING RIGHTS AND COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.


         Our board may generally issue shares of common stock to pay for debt or services, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. For the past three years and for the six months ended September 30, 2004, we issued a total of 2,051,497 shares for debt to reduce our obligations. The average price discount of common stock issued for debt in this period, weighted by the number of shares issued for debt in such period was 32.9%, 32%, 47.4% and 53.4% for the years ended 2002, 2003, 2004 and the six months ended September 30, 2004, respectively. For the past three years and for the six months ended September 30, 2004, we issued a total of 2,155,601 shares in payment for services. The average price discount of common stock issued for services for services in this period, weighted by the number of shares issued for services in such period was 43.9%, 55.4%, 46.3% and 41.4% for the years ended 2002, 2003, 2004 and the six months ended September 30, 2004, respectively. It is likely that we will issue additional securities to pay for services and reduce debt in the future. We cannot give you any assurance that we will not issue additional shares of common stock under circumstances we may deem appropriate at the time.


         THE SALE OF OUR COMMON STOCK TO FUSION CAPITAL MAY CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK ACQUIRED BY FUSION CAPITAL COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         The purchase price for the common stock to be issued to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All shares in this offering are freely tradable. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares offered by this prospectus will be sold over a period of up to 30 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

         THE ELIMINATION OF MONETARY LIABILITY AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES UNDER OUR CERTIFICATE OF INCORPORATION AND THE EXISTENCE OF INDEMNIFICATION RIGHTS TO OUR DIRECTORS, OFFICERS AND EMPLOYEES MAY RESULT IN SUBSTANTIAL EXPENDITURES BY OUR COMPANY AND MAY DISCOURAGE LAWSUITS AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES.

         Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

         ANTI-TAKEOVER PROVISIONS MAY IMPEDE THE ACQUISITION OF OUR COMPANY.

         Certain provisions of the Nevada General Corporation Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         In this prospectus we make a number of statements, referred to as "FORWARD-LOOKING STATEMENTS" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. The safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 does not apply to us. We note, however, that these forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as "SEEK", "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "INTEND", "PLAN", "BUDGET", "PROJECT", "MAY BE", "MAY CONTINUE", "MAY LIKELY RESULT", and similar expressions. When reading any forward looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

         o whether or not markets for our products develop and, if they do develop, the pace at which they develop;

         o our ability to attract and retain the qualified personnel to implement our growth strategies,

         o our ability to obtain approval from the Food and Drug Administration for our products;

         o our ability to protect the patents on our proprietary technology;

         o our ability to fund our short-term and long-term financing needs;

         o        changes in our business plan and corporate strategies; and

         o other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

         Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports filed with the United States Securities and Exchange Commission (the "SEC"). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

                                 USE OF PROCEEDS


         This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling shareholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $6,000,000 in proceeds from the sale of our common stock to Fusion Capital under a common stock purchase agreement in addition to the $673,000 of proceeds we already received in connection with the common stock already purchased by Fusion Capital and other accredited investors. We will use the $673,000 of proceeds from Fusion Capital and the other accredited investors for working capital purposes and no more than 20% of the such net proceeds for the satisfaction of any portion of our debt (other than payment of trade payables in the ordinary course of our business and prior practices), to redeem any of our equity or equity-equivalent securities or to settle any outstanding litigation (currently there is no outstanding litigation). Proceeds resulting from the sale of shares to Fusion Capital will be utilized to initiate human and animal studies of our Hemopurifier(TM) applications to treat HIV, Hepatitis-C and pathogens that may be targeted as biological warfare candidates and costs associated with the FDA approval process which we estimate to be approximately $5,001,465 through the end of 2005 as well as for working capital and general corporate purposes. The Company may use part of of the proceeds to pay certain debts if the Company is unable to convert such debt into equity. If we were to receive less than $1 million in proceeds from the sale of our common stock to Fusion Capital, we estimate we will use approximately 90% of such funds for working capital and research and development, with the remaining 10% to be used for the repayment of debt. If we were to receive more than $1 million in proceeds from the sale of our common stock to Fusion Capital, we estimate we will use approximately 80% of such funds for working capital and research and development, with the remaining 20% to be used for the repayment of debt. Should any selling shareholder acquire the shares to be sold by exercising common share purchase warrants, we would receive the proceeds from the exercise price. In such an event we anticipate we would use the proceeds of such exercise for working capital and general corporate purposes.


                             THE FUSION TRANSACTION
                             ----------------------

         GENERAL

         On May 20, 2004, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which we sold to Fusion Capital, and Fusion Capital beneficially owns, 568,181 shares of our common stock and warrants to purchase 568,181 shares of our common stock for aggregate consideration of $250,000. The warrants have an exercise price of $0.76 and are exercisable for five years from the date of the agreement. Under the common stock purchase agreement, Fusion Capital also agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6.0 million in addition to the $250,000 already purchased by Fusion Capital. The $6.0 million of common stock is to be purchased over a 30 month period. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.25. We will not be able to begin selling the $6.0 million of common stock to Fusion Capital until such shares have been registered on an effective registration statement under the Securities Act of 1933.

         We have authorized the sale and issuance of 7,431,819 shares of our common stock to Fusion Capital under the common stock purchase agreement of which we are registering 7,431,819 common shares (exclusive of the 568,181 shares of common stock already purchased by Fusion Capital, the warrant grant to Fusion Capital to purchase 568,181 shares of common stock and the 608,139 shares of common stock issuable to Fusion Capital as a commitment fee). We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 7,431,819 shares (exclusive of the 568,181 shares of common stock already purchased by Fusion Capital, the warrant grant to Fusion Capital to purchase 568,181 shares of common stock and the 608,139 shares of common stock issuable to Fusion Capital as a commitment fee) assuming Fusion Capital purchases all $6.0 million of common stock in addition to the $250,000 already purchased.

         PURCHASE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT

         Under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $10,000 of our common stock. Fusion Capital does not commence making any purchase until after the registration statement is declared effective. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $10,000 unless our stock price is above $1.00 per share for five consecutive trading days. The purchase price per share is equal to the lesser of:

         o the lowest sale price of our common stock on the purchase date; or

         o the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital.

         The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing sale price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would be issued additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital would have no right to receive such shares until its ownership subsequently becomes less that the 9.9%. The number of shares to be issued to Fusion Capital would be calculated using the price of the daily purchase amount on the date we elect to sell our shares to Fusion Capital. There are no penalties owed under such circumstances. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

         The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares of our common stock offered by this prospectus at varying purchase prices in addition to the $250,000 already received from Fusion Capital:


                                                  PERCENTAGE OUTSTANDING        PROCEEDS FROM THE SALE OF
    ASSUMED         NUMBER OF SHARES TO BE      AFTER GIVING EFFECT TO THE    SHARES TO FUSION CAPITAL UNDER
    AVERAGE            ISSUED IF FULL               ISSUANCE TO FUSION        THE COMMON STOCK PURCHASE
 PURCHASE PRICE          PURCHASE                     CAPITAL(1)                       AGREEMENT
 --------------          --------                     ----------                       ---------
    $0.25                7,431,819                      33.4%                          $1,857,955
    $0.60(2)             7,431,819                      33.4%                          $4,459,091
    $1.00                6,000,000                      28.9%                          $6,000,000
    $1.50                4,000,000                      21.3%                          $6,000,000
    $2.00                3,000,000                      16.9%                          $6,000,000
    $5.00                1,200,000                       7.5%                          $6,000,000

--------------------
(1) Based on 14,186,932 shares outstanding as of November 18, 2004. Includes the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column and the 608,139 shares issuable to Fusion Capital as commitment shares.
(2)      Closing sale price of our common stock on November 19, 2004.


         We estimate that we will issue no more than 7,431,819 shares (exclusive of the 568,181 shares of common stock already purchased by Fusion Capital, the warrant grant to Fusion Capital to purchase 568,181 shares of common stock and the 608,139 shares of common stock issuable to Fusion Capital as a commitment fee) to Fusion Capital under the common stock purchase agreement. We have the right to terminate the agreement without any payment or liability to Fusion Capital at any time, including in the event that more than 7,431,819 shares (exclusive of the 568,181 shares of common stock already purchased by Fusion Capital, the warrant grant to Fusion Capital to purchase 568,181 shares of common stock and the 608,139 shares of common stock issuable to Fusion Capital as a commitment fee) are issuable to Fusion Capital under the common stock purchase agreement.

         MINIMUM PURCHASE PRICE

         We have the right to set a minimum purchase price ("floor price") at any time. Currently, the floor price is $0.75. We can increase or decrease the floor price at any time upon one trading day prior notice to Fusion Capital. However, the floor price cannot be less than $0.25. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price is less than the then applicable floor price.

         OUR RIGHT TO SUSPEND

         We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

         OUR RIGHT TO INCREASE AND DECREASE THE DAILY PURCHASE AMOUNT

         Under the common stock purchase agreement Fusion Capital has agreed to purchase on each trading day during the 30 month term of the agreement, at least $10,000 of our common stock or an aggregate of $6.0 million in addition to the $250,000 previously purchased by Fusion Capital under the common stock purchase agreement. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. At our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount.

         We also have the right to increase the daily purchase amount as the market price of our common stock increases. Specifically, for every $0.25 increase in Threshold Price above $0.75, we shall have the right to increase the daily purchase amount by up to an additional $2,500. For example, if the Threshold Price is $1.50 we would have the right to increase the daily purchase amount up to an aggregate of $17,500. The "Threshold Price" is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If at any time during any trading day the sale price of our common stock is below the Threshold Price, the applicable increase in the daily purchase amount will be void.

         OUR TERMINATION RIGHTS

         We have the unconditional right at any time after the commencement of sales of our common stock to Fusion Capital, excluding the $250,000 already sold, for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

         EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON OUR SHAREHOLDERS

         All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and (3) terminate the common stock purchase agreement

         NO SHORT-SELLING OR HEDGING BY FUSION CAPITAL

         Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

         EVENTS OF DEFAULT

         Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default:

         o the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period;

         o suspension by our principal market of our common stock from trading for a period of three consecutive trading days;

         o the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the NASDAQ National Market, the NASDAQ National SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

         o the transfer agent`s failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

         o any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

         o a default by us of any payment obligation in excess of $1.0 million; or

         o any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

         COMMITMENT SHARES ISSUED TO FUSION CAPITAL

         Under the terms of the common stock purchase agreement Fusion Capital has received 418,604 shares of our common stock as a commitment fee. In connection with each purchase of our common stock by Fusion Capital, we will issue up to 139,535 shares of common stock to Fusion Capital as an additional commitment fee. These commitment shares are issued to Fusion Capital as a fee for its purchase commitment made under the common stock purchase agreement. These additional shares will be issued pro rata based on the proportion that a dollar amount purchased by Fusion bears to the $6.0 million amount under the purchase agreement with Fusion Capital. Unless an event of default occurs, these shares must be held by Fusion Capital until 30 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

         NO VARIABLE PRICED FINANCINGS

         Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

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

                             DESCRIPTION OF BUSINESS

         GENERAL

         Aethlon Medical, Inc. ("Aethlon Medical", "We" or the "Company"), formerly Bishop Equities, Inc. ("Bishop"), was incorporated in Nevada in April 1991 to provide a public vehicle for participation in a business transaction through a merger with or acquisition of a private company. In March 1993, we successfully offered our common stock at $6.00 per share through an initial public offering. In March 1999, Bishop began doing business as "Aethlon Medical, Inc." In March 2000, the Company's Articles of Incorporation were amended to formally change the name of the Company from "Bishop Equities, Inc." to "Aethlon Medical, Inc."

         BUSINESS DEVELOPMENT/ACQUISITIONS

         On March 10, 1999, (1) Aethlon, Inc., a California corporation ("Aethlon"), (2) Hemex, Inc., a Delaware corporation ("Hemex"), the accounting predecessor to the Company, and (3) Bishop, a publicly traded "shell" company, completed an Agreement and Plan of Reorganization (the "Plan") structured to result in Bishop's acquisition of all of the outstanding common shares of Aethlon and Hemex (the "Reorganization"). The Reorganization was intended to qualify as a tax-free transaction under Section 368 (a)(1)(B) of the 1986 Internal Revenue Code, as amended. Under the Plan's terms, Bishop issued 733,500 and 1,350,000 shares of its common stock to the common stock shareholders of Aethlon and Hemex, respectively, such that Bishop then owned 100% of each company.

         Effective January 1, 2000, we entered into an agreement with Dr. Julian Ambrus, the son of Dr. Clara Ambrus who was the original founder of Hemex, Inc. Under this agreement, an invention and related patent rights for a method of removing HIV and other viruses from the blood were assigned to us. This invention further expands the established blood filtration patents already owned by us. In addition to certain royalty payments equal to 8.75% of net sales of the patented product, the consideration for the acquired rights included the additional issuance of shares of our common stock to the inventors upon the issuance of the patent. The term of the agreement expires on the expiration date of the patents or any patent applications filed in connection with the invention. There have been no sales of the patented product as of October 20, 2004. We initially issued 12,500 shares of restricted common stock to the inventors upon the execution of the agreement. On March 4, 2003, the related patent was issued and we issued 196,078 shares of restricted common stock to the inventors.

         On January 10, 2000, we acquired all the outstanding common stock of Syngen Research, Inc. ("Syngen") in exchange for 65,000 shares of our restricted common stock in order to establish research facilities in San Diego, California, as well as employ Dr. Richard Tullis, the founder of Syngen. Dr. Tullis is a recognized research scientist in the area of DNA synthesis and antisense. Syngen had no significant assets, liabilities, or operations, and primarily served as the entity through which Dr. Tullis performed research consulting services. As such, the acquisition has been accounted for as an acquisition of assets in the form of an employment contract with Dr. Tullis and not as a business combination. Dr. Tullis was appointed to the Board of Directors of Aethlon Medical and was elected its Vice President for Business Development. Effective June 1, 2001, Dr. Tullis was appointed Chief Science Officer of Aethlon Medical, replacing Dr. Clara Ambrus, who retired from the Company.

         On April 6, 2000, we completed the acquisition of Cell Activation, Inc. ("Cell"). In accordance with the purchase agreement, we issued 99,152 shares of restricted common stock and issued 50,148 options to purchase common stock in exchange for all of the outstanding common shares and options to purchase common stock of Cell. After the transaction, Cell became our wholly-owned subsidiary.

The acquisition was accounted for as a purchase. At March 31, 2001, management determined that goodwill recognized in the purchase of Cell was impaired due to the permanent suspension of operations by Cell, and, accordingly, treated the related goodwill as fully impaired.

         BUSINESS OF ISSUER


         We are a development stage therapeutic device company focused on expanding the applications of our Hemopurifier (TM) platform technology, which is designed to rapidly reduce the presence of infectious viruses and other toxins from human blood. In this regard, our core focus is the development of therapeutic devices that treat HIV/AIDS, Hepatitis-C, and pathogens targeted as potential biological warfare agents. To date, the Company has conducted and published studies that measured the ability of the Hemopurifier(TM) to capture HIV, Hepatitis-C, and gp120, which is a HIV surface protein that destroys immune cells. All of the studies were conducted in Aethlon Medical laboratory facilities under the supervision of Dr. Richard Tullis, the Company's Chief Science Officer. The cost of materials required to perform each study did not exceed $100,000. Each of the studies encompassed the filling of hollow-fiber dialysis cartridges with antibodies that have been coupled to agarose beads and then sealed within the cartridge. As a result, the coupled antibodies surround the hollow-fibers, which have pores between 200-500 nanometers in size. Infected human blood was then circulated through the cartridge and data was obtained to measure the amount of the targeted pathogen that diffused through the fiber pores and was captured by the immobilized antibodies. In pre-clinical testing, we have published that our HIV-Hemopurifier removed 55% of HIV from human blood in three hours and in excess of 85% of HIV in twelve hours. Additionally, the HIV-Hemopurifier captured 90% of gp120, a toxic protein that depletes human immune cells, during a one-hour pre-clinical blood study. We have also published pre-clinical blood studies of our HCV-Hemopurifier(TM), which documented the ability to capture 58% of the Hepatitis-C virus from infected blood in two hours. We are currently conducting but have not published studies related to the capture of other pathogens with the Hemopurifier(TM) including the capture of pathogens with the Hemopurifier(TM) relating biological weapons which we are currently seeking to commercialize. Our potential customers may not accept our interpretation of results from our test sites until our customers repeat the tests and independently verify the tests. Since inception, our only source of revenue has been grants from certain agencies of the Federal Government, subcontract revenue and sale of research and development. From the date of our inception through 1999, we received a total of $1,424,012 in grant income. No grant revenues have been received after 1999. Since then, from time to time, we have applied for, but have not been awarded, any such grants. Since our current focus is to develop, test and obtain approval of our products, we do not expect to obtain subcontract revenue, nor do we expect to sell our research and development expertise. Any future income derived from grant submissions is likely to be the primary source of revenues until such time that our Hemopurifier(TM) has been approved for sale in the marketplace.


         The Hemopurifier(TM)

         The HemopurifierTM is an expansive platform technology that converges the established scientific principles of affinity chromatography (method of selective capture of proteins, sugars, fats and organic compounds) and hemodialysis (artificial kidneys) as a means to augment the natural immune response of clearing infectious viruses and toxins from the blood before cells and organs can be infected. The therapeutic goal of each Hemopurifier(TM) application is to improve patient survival rates by reducing viral load and preserving the immune function. We feel that the Hemopurifier will enhance and prolong the benefit of current infectious disease drug therapies, and fill the void for patients who inevitably become resistant to drug therapies. The Hemopurifier(TM) is also being positioned to treat patients that might become infected by a biological agent with no established drug or vaccine treatment.

         Traditionally, hemodialysis has been used to remove urea and other small metabolic toxins that build up in the blood of patients with acute or chronic kidney failure. Acute renal failure is generally handled in the intensive care unit using continuous renal replacement therapy (CRRT) while chronic renal is treated using intermittent, thrice-weekly hemodialysis (IHD) in a stand-alone dialysis clinic.

         While there are several variations of technique, a catheter is most often the primary method utilized to gain access to the blood, which is then pumped through a hollow-fiber hemodialysis cartridge. Within the cartridge, toxic salts, urea and excess water pass through small pores in the walls of the hollow-fibers and are removed. Proteins and blood cells that are too large to pass through the membrane are retained. The purified blood is then returned back into circulation.

         There are two issues in kidney dialysis as it is practiced today that limit its application to a wide array of toxins and pathogens. Both issues are related to the separation membranes. First, hemodialysis cartridges non-selectively remove substances of a particular size from the blood. Thus in addition to removing toxins, the dialyzer may also remove important substances that the body would prefer to retain. Second, many important toxins are too large pass through the dialysis membrane and are therefore not removed even when it would be desirable.

         We have solved these problems by designing a Hemopurifier(TM) cartridge which has pores large enough to let the largest toxins pass through (i.e. particles as large as whole viruses), yet selective enough to remove only the targeted toxins. We employ the established principals of hollow-fiber dialysis cartridges, but with pores large enough to allow for circulating infectious virus and toxins to separate from the blood and diffuse through the fibers so that it may be captured by binding agents or antibodies that surround the fibers. Since the blood serves as a transport mechanism for viruses to infect cells and organs, the Hemopurifier(TM) disrupts the viral infection cycle. Materials such as antibodies, which bind only to their corresponding antigen, provide selectivity, while the use of a sealed cartridge allows the process to use large pore sizes that are normally incompatible with kidney dialysis.

         The Hemopurifier(TM) platform technology is based on the immobilization of antibodies or binding agents against infectious disease within hemodialysis cartridges that traditionally have been established for use in treating kidney failure. The typical cartridge is a clear plastic cylinder, approximately twelve inches long and one and one-half inch in diameter. Sealed within the cartridge are up to 10,000 hollow micro-fibers through which the blood flows during treatment. The walls of each fiber are porous so that pathogens can diffuse out of the blood to be captured by the antibodies or binding agents that surround each of the fibers. The size of the fiber pores allows for the diffusion and capture of pathogens up to 500 nanometers in size.

         The binding antibodies or other selective agents are chemically bound to the surface of glass or plastic beads located on the outside of the hollow-fibers. This effectively prevents the active materials from entering the bloodstream. Viruses and toxins in the blood diffuse or are transported through the pores in the hollow-fibers and become trapped by the immobilized antibody.

         In this way, materials of very large sizes are allowed enter the cartridge while non-toxic materials of similar size readily leave and re-enter the bloodstream. Blood cells and platelets, which are too large to enter the membrane, remain in the hollow-fiber and are returned to the patient. Importantly, the Hemopurifier(TM) cartridge does not require the development of any new equipment. The cartridge fits directly onto the global infrastructure of dialysis machines already located in hospitals and clinics.

         Each Hemopurifier(TM) application is designed to be useful in clearing infectious viruses and toxins from the entire blood stream before cells and organs become infected. Science terminology defines this technique as a method to inhibit pathogens from entering cells and organs, which is more commonly known as "Entry Inhibitor" treatment. Traditionally, a vast majority of infectious disease treatments have been drug-based therapies whose action has been to inhibit or slow down the replication of viruses in cells that have already been infected.

         Infectious Disease

         The current treatment for viral illnesses include vaccines and antiviral drugs. Vaccines have been the most successful in curing viral diseases (e.g. polio and smallpox). Unfortunately, newly emerging pathogens (e.g. SARS), highly mutable RNA viruses (e.g., HIV and Hepatitis C virus) and exotic viruses that might be used in terrorist attacks often do not have vaccine treatments.

Similarly, antiviral drugs are often useful in controlling viral infections. However, there do not seem to be any general, broad-spectrum antiviral agents similar to penicillin for bacteria and viruses capable of rapidly developing drug resistant mutations. In addition, it generally takes years and millions of dollars to develop vaccine and drug candidates that may or may not be approved by the FDA.

         Our Hemopurifier(TM) technology represents a new approach to treating viral diseases. The treatment is designed to work with current treatments to remove infectious virus, toxic viral proteins and injurious immunological mediators directly from the blood of the patient. By removing circulating virus and toxins from the blood that are captured by the Hemopurifier(TM), the Hemopurifier(TM) cartridge prevents virus and toxins from infecting unaffected tissues and cells. Scientifically, this action is known as a "Fusion Inhibitor" since the ability for the virus to enter or fuse with host cells or organs is inhibited.


         The Hemopurifier(TM) is positioned as a therapeutic device that can be rapidly developed to treat genetically engineered and drug and vaccine resistant biowarfare agents. We recently demonstrated the ability to rapidly build and test new antibody cartridges upon the receipt on an antibody against HIV which was previously untested for its utility as an agent to be immobilized within the Hemopurifier(TM) treatment cartridge. The process included the attachment of the antibody to agarose beads to create an affinity or binding solution that was immobilized within the hollow-fiber treatment cartridge as means to capture HIV as it diffused through the fibers. Human blood infected with HIV was then circulated through the cartridge to measure the ability of the Hemopurifier(TM) to capture HIV over a range of time periods. Human blood infected with HIV was also circulated through a control cartridge without immobilized antibodies as a means to document an improved ability to capture infectious virus when the immobilized antibody was utilized in the treatment cartridge. Upon completion of the circulation of infected blood, diagnostic studies were implemented to verify the viral capture rate of the Hemopurfier(TM) with and without the immobilized antibody. The data was then provided in a confidential report to the antibody manufacturer within ten days of the original receipt of the antibody in our labs.

         We have submitted proposals to the NIH regarding the use of the Hemopurifier(TM) as a potential treatment for patients infected with HIV and Hepatitis-C. We also plan to submit other proposals to the NIH related to the use of the Hemopurifier(TM) as a countermeasure against biological weapons. We will make these submissions upon the completion of animal studies that suggest a potential relevance of the Hemopurifier(TM) as a treatment for pathogens considered to be the greatest threat as biological weapons. Additionally, we will seek beneficial relationships with other agencies and organizations upon the publication of animal studies related to the potential use of the

Hemopurifier(TM) against biological weapon candidates. In this regard, we are developing a standard Hemopurifier(TM) to be utilized within the established infrastructure of dialysis machines, as well as Hemopurifiers(TM) that are designed to be wearable treatment cartridges. The initial application of the wearable cartridge relies on the blood pressure of the infected patient to drive the circulation of blood into the cartridge without the need for a pumping device such as a dialysis machine. Future generations of the Hemopurifier(TM) may involve the convergence of miniature cartridges with portable wearable pumps as a means to increase virus and toxin clearance through continuous blood circulation over extended periods time.


         Biological Weapons


         On January 29, 2004, we announced that we are developing treatments to combat infectious agents that may be used in biological warfare and terrorism. This expands our intent to treat infectious diseases beyond HIV/AIDS and Hepatitis-C. We are working to design Hemopurifiers(TM) that can be rapidly deployed by armed forces as wearable post-exposure treatments on the battlefield, as well as dialysis-based treatments for civilian populations. We are focusing our bio-defense strategy on treating "Category A" agents, which are considered by the Centers for Disease Control (CDC) to be the worst bioterror threats. These agents include the viruses that cause Smallpox, hemorrhagic fevers such as Ebola and Marburg, the Anthrax bacteria, and Botulinum toxin which is a gangrene toxin. Each treatment device will be based on the same proprietary HemopurifierTM filtration technology that is utilized in advancing our HIV/AIDS, and Hepatitis-C treatments. We have not yet published any data related to the treatment of any "Category A" agent. We are currently conducting but have not published studies related to the capture of pathogens relating to biological weapons which we are currently seeking to commercialize.


         Viral and bacterial illnesses have always been with us and have sometimes been used as weapons. In recent times, some nations have refined and weaponized several pathogens for use in warfare. Although there are specific differences between bioweapons grade organisms in the way they are transmitted or how they are designed to kill, nearly all result in sepsis.

         Sepsis is essentially a dysregulation of the immune system, often described as a septic shock. Microbial invasion sets off an immunological chain reaction mediated by proteins produced by cells and tissues. Over expression of these protein immunological mediators "confuses" the immune system, ultimately resulting in major organ failure and death. Hemodialysis has been used for many years as a treatment in septic shock, which is generally acknowledged to be beneficial. Unfortunately, the technique is limited in the size of the toxins is can remove and inherently non-selective, making it less than completely effective.

         Perhaps just as important is the speed with which new treatment options can be developed. Each new bioweapon comes without a corresponding treatment. Typical biowarfare pathogens have been genetically engineered to contain genes that make them resistant to available drugs and vaccines. This presents a substantial problem since the development of new drugs or vaccines usually takes several years. However, our Hemopurifier(TM), when targeted to the new pathogen can often be constructed within a matter of a few months. All that is required is the existence of an antibody or binding protein that selectively adheres to the surface of the target pathogen or toxin. In this regard, our Hemopurifier(TM) is positioned as a rapid response countermeasure against untreatable pathogens that are released as biowarfare agents.

         On March 4, 2004, we announced that we entered into a cooperative agreement with the National Center for Biodefense (NCBD) at George Mason University in Manassas, Virginia. The purpose of the agreement is to broaden scientific resources, and jointly pursue business and funding opportunities within the federal government. Under the terms of the agreement, each party will contribute to the preparation of proposals. One party will be designated as having the primary responsibility for the preparation of all technical and non-technical aspects of the proposal including but not limited to (i) marketing and promotional effort, (ii) proposal content, assembly and production, (iii) liaison with government customer personnel, and (iv) oral discussions and negotiations, if held. The party designated as the subcontractor shall contribute to the preparation of the proposal to the extent necessary to assure the inclusion of a thorough and accurate description of its responsibilities to the proposed project. We will each bear our own expenses for our own performance of proposal and related work under the cooperative agreement. There are proprietary data provisions which prohibit George Mason University and us from using certain information other than in the submission of proposals to government agencies or reports that must be submitted in connection with George Mason University's performance. The duration of the agreement last until earliest of the following events to occur:

         a) The failure or inability of either party to provide the support for the preparation of identified proposal opportunities.
         b)       Mutual consent of the parties to terminate the agreement.
         c) Lapse of 24 months from the effective date of this agreement without award of a contract to support one or more projects unless procurement is still open.
         d) The indictment, suspension, or debarment by the federal government of either party.
         e) A receiver, trustee in bankruptcy or other custodian of the property or assets of a party hereto is appointed, or if either party hereto commits an act of bankruptcy or is adjudicated bankrupt or insolvent.
         f) During the term of the agreement, it is determined that either party may be ineligible for award due to a conflict of interest.

         Manufacturing

         We plan to manufacture a small number of cartridges sufficient to complete clinical trials in our current facilities. Ultimately we will outsource cartridge manufacturing to a GMP/ISO9001 compliant contract manufacturer. Hemopurifiers(TM) to treat pathogens that are bioweapons candidates will be sold directly to the U.S. military and the federal government. Sale of Hemopurifiers to treat HIV and Hepatitis C will be directed through organizations with established distribution channels.

         Treatment Classification

         Our treatments for infectious diseases are classified as "Immunotherapies" that augment or mimic the immune system's response of clearing infectious viruses, and as "Entry Inhibitors" that curb the re-infection process by physically removing infectious viruses before healthy cells are infected.

         Immunotherapy - The "Immunotherapy" classification is a result of our ability to mimic the immune system's natural response of generating antibodies to fight foreign invaders such as viruses. Antibodies are specifically created by the immune system to attach themselves to the antigens (chemical compounds which cause antibodies to be produced e.g. proteins and other component parts of viruses), forming an antigen-antibody complex which neutralizes the invader. The neutralized antigens are then physically removed from the bloodstream by organs such as the liver.

         Our treatment technology uses a hemodialysis cartridge (e.g. artificial kidney or plasmapheresis cartridge) modified to contain immobilized antibodies targeted against specific viruses. Plasmapheresis cartridges are utilized to separate blood plasma from blood cells in treating various diseases. Viruses in the blood are captured inside the cartridge through the formation of an antigen-antibody complex, physically removing the virus from circulation. As a result, the physical elimination of infectious virus occurs without the side-effects common in drug therapy.

         Entry Inhibitor - Our treatment technology is also classified as an "Entry Inhibitor" since the re-infection process is interrupted when viruses are removed from circulation before cells can be infected. As a result, the replication cycle is inhibited as infectious virus is denied entry into the cells that it seeks to kill. From a therapeutic standpoint, entry inhibitors represent a departure from the traditional drug action of inhibiting viral replication within the cells that have already been infected. The novel therapeutic mechanism offered by "Entry Inhibitors", combined with the high level of treatment resistance to currently approved drugs, positions "Entry Inhibitors" as an important new treatment strategy to assist HIV/AIDS and Hepatitis-C infected individuals in managing their disease.

         Heavy Metal Treatments

         Historically, the original Hemopurifier(TM) treatment applications were developed to treat individuals burdened with heavy metal intoxicants. Products developed in this category include treatments for iron overload, aluminum intoxication, lead poisoning, and cisplatin removal. Cisplatin is a platinum compound used to treat cancers but can be toxic in large amounts. The plan to commercialize the iron and aluminum applications of the Hemopurifier(TM) were discontinued when our research and development activities were realigned. In fiscal year 2001, we realigned our research and development activities from developing Hemopurifiers(TM) to treat harmful metals to developing Hemopurifiers(TM) for the treatment of HIV/AIDS and Hepatitis-C. Additionally, our management changed as the board of directors appointed Mr. Joyce to replace Mr. Barry as the President and CEO in June of 2001. We are not currently pursuing the commercialization of these products as it is focused on developing infectious disease related Hemopurifiers(TM).

         Research and Development

         In fiscal year 2001, we realigned our research and development activities from developing Hemopurifiers(TM) to treat harmful metals to developing Hemopurifiers(TM) for the treatment of HIV/AIDS and Hepatitis-C. As a result of this strategic realignment, we initiated the consolidation of all scientific and administrative functions into our San Diego facilities during the fourth quarter of fiscal year 2001. This consolidation was completed during the first quarter of fiscal year 2002 and our facilities in Buffalo, N.Y. were closed. In 2004, we expanded our research effort to include the development of Hemopurifiers(TM) as countermeasures against biological weapons.

         The cost of research and development, all of which has been charged to operations, amounted to approximately $400,000 over the last two fiscal years.

         Patents

         Effective January 1, 2000, we entered into an agreement with a related party under which an invention and related patent rights for a method of removing HIV and other viruses from the blood using the Hemopurifier(TM) were assigned to us by the inventors in exchange for a royalty to be paid on future sales of the patented product or process and shares of our common stock. On March 4, 2003, the related patent was issued and we issued 196,078 shares of restricted common stock. The Hemopurifier(TM) is protected by seven issued patents in the United States, Europe and Japan. Three additional patent applications deal with treatments for virus infection and manufacturing methods. The following is a list of patents and patent applications we currently hold. Patent Issuance #7 below, and application #9 are exclusively licensed to us.

         ISSUED PATENTS:

         1.       Ambrus CA and Horvath C (1986) Removing heavy metal ions from blood. USA No. 4,612,122 (Issued September 16, 1986).
         2.       Ambrus CA and Horvath C (1986) Removing heavy metal ions from blood. Europe No. 0,073,888 (Issued April 23, 1986).
         3.       Ambrus CA and Horvath C (1986) Removing heavy metal ions from blood. Japan No: 110,047/82 (Issued June 7, 1994).
         4.       Ambrus CA and Horvath C (1987) Blood purification. US Patent
                  No. 4,714,556 (Issued December 22, 1987)
         5. Ambrus CA and Horvath C (1988) Blood purification. US Patent No. 4,787,974 (Issued November 29, 1988)
         6. Ambrus CA and Stadler A (2000) Process for immobilizing a chelator on silica device containing immobilized chelator and use thereof. US Patent 6,071,412 (June 6, 2000).
         7. Ambrus JL and Scamurra D (2003) Method for removing HIV and other viruses from blood. US Patent 6,528,057 (issued March 4,
                  2003);

         PATENT APPLICATIONS:

         8. Ambrus CA and Stadler A (2000) Process for immobilizing a chelator on silica device containing immobilized chelator and use thereof. International Application PCT/US99/17125
         9. Ambrus JL and Scamurra D (2003) Method for removing HIV and other viruses from blood. International Application PCT/US99/19448 (filed August 30, 1999)
         10. Tullis, R.H. (2003) Lectin affinity hemodialysis method for removal of HIV other viruses from blood. US Patent Application, filed January 3, 2003.

         The issued patents cover a range of applications of the Hemopurifier(TM) and variations thereof. The initial applications (Ambrus and Horvath, 1986 and related issues) refer to methods and constructions for removing heavy metals from blood. The U.S. patent will expire on September 16, 2006. The Japanese patent will expire on June 7, 2011. The European patent expired on April 23rd of 2003.

         Ambrus and Horvath (1987 and 1988) refer to methods and constructions for using modified hollow-fiber dialysis devices for removing antigenically reactive substances from blood (e.g. antibodies, antigens, toxins and pathogens such as bacteria or viruses). These patents will expire on March 13, 2005 and October 22, 2007, respectively.

         Ambrus and Stadler (2000) refers to improved methods for attaching chelators to glass beads (silica) in order to more efficiently remove heavy metals (e.g. iron, lead and aluminum). This patent will expire on July 27, 2018. Ambrus and Scammura (2003) is a patent that speaks to the removal of viruses and viral fragments from the blood of infected patients using a modified hollow-fiber dialysis device. This patent will expire in March 5, 2019. The European application is ongoing.

         Tullis R.H. (2003) is a patent application that covers the use of lectins as an improved means of removing HIV and other viruses from blood. Lectins are naturally occurring proteins that bind sugars and complex carbohydrates to form stable complexes. Lectins derived from plants, also known as plant antibodies, are immobilized within the Hemopurifier(TM) because of their known ability to selectively bind to HIV and other envelope viruses with sugar-based surfaces. This patent is not yet issued.

         Any resulting medical device or process will require approval by the FDA, and have not yet begun efforts to obtain FDA approval on any infectious disease related Hemopurifier(TM). Since many of our patents were issued in the 1980's, they may expire before FDA approval, if any, is obtained. However, we do not believe that the near term expiration of certain patents will have an adverse material effect on our operations as we believe that certain patents applications filed and/or other patents issued more recently will help to protect the proprietary nature of the Hemopurifier(TM) treatment technology. Additionally, we intend to file new patents as improvements, modifications, or applications of our Hemopurifier(TM) technology occur.

         INDUSTRY

         The industry for treating infectious disease is extremely competitive, and companies developing new treatment procedures are faced with severe regulatory challenges. In this regard, only a very small percentage of companies that are developing new treatments will actually obtain approval from the FDA to market their treatments in the United States. Currently, the market for treating HIV/AIDS & Hepatitis-C (HCV) is comprised of drugs designed to reduce viral load by inhibiting viral replication or by inhibiting viruses from infecting healthy cells. Unfortunately, these drugs are toxic, they are expensive to develop, and inevitably, infected patients will develop viral strains that become resistant to drug treatment. As a result, patients are left without treatment options.

         COMPETITION

         We are advancing our Hemopurifier(TM) technology as a treatment to enhance and prolong current drug therapies by removing the viral strains that cause drug resistance. The Hemopurifier(TM) is also designed to prolong life for infected patients who have become drug resistant and have no other treatment options. Therefore, we do not believe that the Hemopurifier(TM) competes with the current drug therapy treatment standard. However, if the industry considered the Hemopurifier(TM) to be a potential replacement for drug therapy, then the marketplace for the Hemopurifier(TM) would be extremely competitive. We are also pursuing the development of Hemopurifiers(TM) to be utilized as treatment countermeasures against biological weapons. In this regard, we are targeting the treatment of pathogens, which are microbial organisms that cause disease, in which current treatments are either limited or do not exist. We believe that we are the sole developer of viral filtration systems (Hemopurifiers(TM)) to treat HIV-AIDS, Hepatitis-C, and Biological weapons. However, we face competition from the producers of the following alternative treatment options for the biodefense industry.

         Antibiotics and Anti-Viral Drugs

         Antibiotics are the most immediately available first line of therapy for bacterial infections. Unfortunately, bacteria, previously controlled through the application of antibiotics, are developing widespread resistance to available treatments. Several bacteria have become completely resistant to many existing antibiotics and developing new antibiotics is a long, time consuming process. In addition, treatment with antibiotics poses problems such as being available in sufficient quantities, uncertainty of which antibiotics are appropriate to use, efficacy against the particular organism, adverse reactions, and, timely initiation of therapy and completion of treatment regimens.

         For viral infections, specific drugs can be effective, but there are no drugs that are effective against the broad-spectrum of known pathogenic viruses. At present, only a few antiviral drugs are available to treat the multitude of viruses that may be used as biological weapons. For example, Ribavirin is the treatment of choice for certain hemorrhagic fever viral infections, but has no current application to Ebola and Marburg infections. Some newer antiviral drugs have shown significant promise in animal models, and limited case reports in humans are encouraging. The lack of broad-spectrum antivirals takes on added significance in light of the ability of many viruses to rapidly develop resistance.

         Current efforts to define the genetic details of normal and pathogenic agents on a molecular level promise the hope of new points of attack. Genomic analysis of the viral pathogen and the animal model response to infection provide valuable information enabling the development of novel treatment and prevention strategies. However, even the rapid elucidation of the genetic structure of a specific pathogen does not provide sufficient information to design an effective cure. For example, while SARS has been known of for more than a year and several strains have had their complete genetic sequence determined, no effective treatment has yet emerged.

         One promising approach in drug development has been the advent of combinatorial chemistry, which provides the ability to rapidly synthesize huge libraries of related compounds, many of which have never been seen before. However, the real roadblock to progress is the need to laboriously screen each new compound for efficacy in fighting a particular disease. In that sense, combinatorial drugs confront the same problem as the traditional method of screening of plant and animal extracts for active compounds that block viral or bacterial replication.

         Thus while science can radically increase the number of drug candidates, the slow step will always be showing that they are both effective and safe. Even effective new drugs represent an irresistible selective pressure on natural and un-natural pathogens to develop resistance, something at which they are clearly very efficient.

         Vaccines:

         Historically, the most effective tool in controlling infections has been vaccines. Polio, measles, mumps and many other viral illnesses are now controllable and smallpox has been eradicated from nature. Licensed vaccines for hemorrhagic fever viruses are limited to yellow fever (though others are in the trial phase of approval). Promising vaccines are being tested for some of the other diseases, but research is hampered by the need to conduct the studies in secure laboratories.

         There are other problems with relying on vaccines as our primary protection against a biological weapons attack. While vaccination may be an effective prophylaxis in a military setting, it would not work for civilian populations for several reasons:

         o For vaccination to be effective, the target populate must be known and limited. Expense and logistical challenges would make it virtually impossible to vaccinate the entire population of the United States against even a single agent.

         o        The agent used would have to be known prior to its deployment.
                  With the exception of the smallpox vaccine, vaccination is of no use post-exposure to a pathogen.

         o Even if every person in the United States could be vaccinated, it would be impossible to vaccinate him or her against every agent for which a vaccine is available.

         o Even if a vaccine is available, it would only be useful if the agent involved has not been genetically altered so that it is drug or vaccine resistant.

         Vaccines that are both efficacious and safe are notoriously difficult to develop. History has shown that developing vaccines can be a slow process and may not even be possible for highly mutable pathogens like HIV and Hepatitis C. Moreover, current vaccine strategies often carry significant risk for complications. For example, smallpox vaccine, which uses attenuated strains of a live virus, can occasionally cause illness or death by infection from the very organism that usually provides protection.

         In terms of a bioterrorist attack, anthrax vaccine can serve as an example of our capability in treating a well recognized threat. Only one anthrax vaccine, licensed in 1970, is available. This vaccine, produced by the Bioport Corporation, consists of a membrane-sterilized culture filtrate of an avirulent, non-encapsulated strain of anthrax. The data in support of the license consisted of a single field study. The vaccine efficacy was 92.5% effective in this small trial. In December 1985, 15 years after the vaccine was licensed, the FDA's advisory panel reviewed the efficacy of the anthrax vaccine but did not respond to the effectiveness of the current vaccine to inhalational exposure anthrax infection.

         The shortcomings of the current vaccine have spurred studies of new anthrax vaccine products. The new vaccines include protective antigen-based vaccines, e.g., purified protein from B. ANTHRACIS culture or live-attenuated spore vaccine. One of the immune correlates of protection of anthrax vaccines is likely to be the antibody response to protective antigen. However, the quantitative relation of anti-protective antigen antibody to protection has not been established in humans. The relationship between neutralization of protective antigen and the lethal effects of anthrax is currently being investigated by the Department of Defense.

         Because of the difficulties associated with classic vaccine development, new methods for generating vaccines are being researched. Recombinant DNA technology combined with combinatorial biochemistry is now being employed in an attempt to rapidly identify and develop vaccine candidates and passive immunotherapies. In the phage display system, cloned viral or bacterial proteins, or even cloned antibodies, are individually displayed on the surface of bacterial viruses. Phage proteins can be rapidly screened to find out which ones are the most immunologically reactive. Directed evolution can then be used to make even more effective antigenic materials. Even better, the best of these are already in a form that can be used to produce enough of the material to test in animals.

         The principal drawback to the system is the need to use fermentation techniques to produce sufficient quantities of purified material, uncontaminated by the organisms used to produce them. The amount of material required to inoculate a sizeable population requires large fermentation systems, which are expensive to set up and already in short supply. The restriction on medical fermentation capacity is already so severe that many companies have had to delay offering approved products to the public.

         GOVERNMENT REGULATION

         Our activities and products are significantly regulated by a number of governmental entities, including the FDA in the United States. These entities regulate, among other things, the manufacture, testing, safety, effectiveness, labeling, documentation, advertising and sale of our future commercial products. We must obtain regulatory approval for a product in all of these areas before we can commercialize the product. Product development within this regulatory framework takes a number of years and involves the expenditure of substantial resources. Many products that initially appear promising ultimately do not reach the market because they are found to be unsafe or ineffective when tested. Our inability to commercialize a product would significantly impair our ability to earn future revenues.

         In the United States, vaccines and immunotherapeutics for human use are subject to FDA approval as "biologics" under the Public Health Service Act and "drugs" under the Federal Food, Drug and Cosmetic Act. The steps required before a new product can be commercialized include: pre-clinical studies in animals, clinical trials in humans to determine safety and efficacy and FDA approval of the product for commercial sale.

         One of the main problems facing the FDA is and has been the need to ensure public safety while at the same time preventing unsafe treatments from reaching the public. The balance between these competing pressures has resulted in a long and deliberate process for approving new treatments, which is not responsive to the urgent need for new treatments presented in the era of bioterrorism. For most drugs, the principal research and development phases takes one to three years before a drug is even submitted to FDA for testing. The clinical research program takes two to 10 years, depending on the agent and clinical indication. The marketing application review period requires an average of one year. Once a product is approved for market, long-term post-marketing surveillance, inspections, and product testing must be performed to ensure the quality, safety, and efficacy of the product, as well as appropriate product labeling.

         Many biological warfare defense products pose difficult problems with regard to obtaining clinical efficacy data. For deadly infectious agents and toxins, human efficacy trials cannot ethically be performed, as such studies would involve exposing healthy human volunteers to a lethal or permanently disabling agent without proven therapy and field trials. In most cases, field trials are not feasible because pockets of natural exposure do not exist.

         Additionally, data obtained at any stage of testing is susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Moreover, during the regulatory process, new or changed drug approval policies may cause unanticipated delays or rejection of our product. We may not obtain necessary regulatory approvals within a reasonable period of time, if at all, or avoid delays or other problems in testing our products. Moreover, even if we received regulatory approval for a product, the approval may require limitations on use, which could restrict the size of the potential market for the product.

         A product's safety and effectiveness in one test is not necessarily indicative of its safety and effectiveness in another test. Moreover, we may not discover all potential problems with a product even after completing testing on it. Some of our products and technologies have undergone only pre-clinical testing. As a result, we do not know whether they are safe or effective for humans. Also, regulatory authorities may decide, contrary to our findings, that a product is unsafe or not as effective in actual use as its test results indicated. This could prevent the product's widespread use, require its withdrawal from the market and/or expose us to liability.

         The FDA has proposed standards in approving new treatments to counter chemical and biological weapons based solely on animal tests that predict efficacy in humans. Some scientific considerations for animal studies include the toxic agent's pathophysiologic mechanism, how the test treatment prevents toxicity and the validity of the clinical endpoint in humans. In addition, data showing that treatment safety in humans is required.

         The FDA requires that the manufacturing facility that produces a licensed product meet specified standards, undergo an inspection and obtain an establishment license prior to commercial marketing. Subsequent discovery of previously unknown problems with a product or its manufacturing process may result in restrictions on the product or the manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

         For therapeutic products, these mechanisms include expedited review and fast-track development, as well as accelerated approval and priority review of marketing applications. For licensure, a biological warfare defense product must have an acceptable quality, safety, efficacy, and potency profile. Likewise, the product must have acceptable stability characteristics and be produced in compliance with current good manufacturing practices. Product safety will still be evaluated in healthy human volunteers at doses and routes of administration anticipated in field use. The net result is that a complete review of the marketing application for a priority product can be accomplished in as little as six months. FDA also requires that product recipients be given follow-up after treatment to affirm product safety and efficacy.

         We have completed preclinical studies that demonstrate the removal of HIV and Hepatitis C virus from infected human blood. We are now in the process of developing our manufacturing protocols and seeking to obtain regulatory approval from the FDA to initiate clinical trials. The following outline references an anticipated clinical path required to obtain market clearance from the FDA so that we can begin sales of the Hemopurifier(TM) within the United States.

FOR HIV AND HEPATITIS C VIRUS TREATMENT

o        ANIMAL SAFETY TRIALS - COMPLETE JULY 1, 2005
o        IDE SUBMISSION AND FDA APPROVAL FOR HUMAN SAFETY TRIAL - NOVEMBER 1,
         2005
o        HUMAN SAFETY TRIAL - 90-120 DAYS - COMPLETE FEBRUARY 1, 2006
o        FDA MARKET CLEARANCE - COMPLETE JULY 1, 2006

FOR BIODEFENSE APPLICATIONS

o        ANIMAL TRIALS - COMPLETE APRIL 1, 2005
o        IDE SUBMISSION AND FDA APPROVAL FOR HUMAN SAFETY TRIAL - JULY, 2005
o        HUMAN SAFETY TRIAL - 90-120 DAYS - COMPLETE NOVEMBER 1, 2005
o        FDA MARKET CLEARANCE - COMPLETE APRIL 15, 2006

WE HAVE ESTIMATED THE DIRECT COSTS FOR PERFORMING THE PROPOSED SUBMISSIONS AND CLINICAL TESTS ON THE TIMETABLE GIVEN ABOVE AT $5,001,465 THROUGH THE END OF CALENDAR 2005

TIMELINES FOR TREATMENT DEVELOPMENT

         The table below projects suggested timelines for the generation and testing of the current targets and a plan for larger pathogenic bacteria. Such timeline does not included the FDA approval process outlined above. The timelines presuppose the development of a working relationship with government or private agencies capable of handling biowarfare agents.


          BIOWARFARE AGENT DEVELOPMENT TIMELINES
-----------------------------------------------------------------------------------------------------------------------
    PROCESS                     2 MONTHS      4 MONTHS     6 MONTHS       8 MONTHS        10 MONTHS        12 MONTHS
-----------------------------------------------------------------------------------------------------------------------
    OBTAIN TOXINS             Anthrax toxins
                              Botulinum toxin

    OBTAIN/GROW CULTURES      Smallpox purified virus
                                              Ebola (Reston) purified virus

    ISOLATE VIRUS STOCKS
                                              Marburg - purified virus
                                                          Plague surface proteins
                                                          Tularemia surface proteins

    DEVELOP/OBTAIN ANTIBODIES                 Anthrax toxins Antisera
                                              Botulinum toxin antiserum
                                                          Smallpox surface proteins
                                                                         Plague surface proteins MAb
                                                                         Tularemia surface proteins
                              Develop Hemofiltration

    BUILD/TEST HEMOPURIFIER polymer
                                                          Anthrax (Antisera) - guinea pigs
                                                          Botulinum toxin (Antiserum) - guinea pigs, dogs
                                                                         Ebola (Reston) - lectin capture - guinea pigs, monkeys
                                                                         Marburg - lectin capture - guinea pigs
                                                                                        Smallpox - antibody capture, monkey
                           Plague - antibody capture, guinea pig
                                                                                                         Tularemia - rabbit

STRATEGIC ISSUES

         The strategic issues Aethlon faces in implementing a biodefense program include:

         o Complete manufacturing agreements that allow for mass deployment of Hemopurifier cartridges.

         o Partnering with the Department of Defense, The National Institutes of Health, and other government agencies as a means to fund product development.

         o Partnering with existing biocontainment facilities such as Fort Detrick and the Centers for Disease Control or independent biocontainment facilities such as those available at the University of California at Davis to perform the animal studies in BSL-4 maximum containment.

         Because we may market our products abroad, we will be subject to varying foreign regulatory requirements. Although international efforts are being made to harmonize these requirements, applications must currently be made in each country. The data necessary and the review time varies significantly from one country to another. Approval by the FDA does not ensure approval by the regulatory bodies of other countries. Any future collaborators will also be subject to all of the above-described regulations in connection with the commercialization of products utilizing our technology.

         PRODUCT LIABILITY

         The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. We do not have clinical trial liability insurance coverage. There can be no assurance that future insurance coverage will to be adequate or available. We may not be able to secure product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for mandatory damages could exceed the amount of our coverage. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates.

         SUBSIDIARIES

         We have four dormant wholly-owned subsidiaries, Aethlon, Inc., Cell Activation, Inc., Syngen Research, Inc., and Hemex, Inc.

         EMPLOYEES


         At November 18, 2004, we had seven full-time employees, comprised of our Chief Executive Officer, our Chief Science Officer, our Director of Administrative Services, a research scientist, a research associate, our senior bioengineer and a lab manager. We utilize, whenever appropriate, contract and part time professionals in order to conserve cash and resources. We believe our employee relations are good. None of our employees is represented by a collective bargaining unit.


                            DESCRIPTION OF PROPERTIES

         We currently rent approximately 3,200 square feet of executive office space and laboratory space at 3030 Bunker Hill Street, Suite 4000, San Diego, California 92109 at the rate of $7,520 per month rent, plus approximately $5,000 per month in maintenance and other fees on a lease that expires on July 12, 2006.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


         The names, ages and positions of our directors and executive officers as of November 18, 2004 are listed below:


    NAMES                           TITLE OR POSITION                             AGE
    ---------------------------------------------------------------------------------
    James A. Joyce (1)              Chairman, President, Chief Executive          43
                                    Officer and Secretary

    Richard H. Tullis, PhD (2)      Vice President, Chief Science Officer         59
                                    and Director

    Edward C. Hall (3)              Vice President, Chief Financial Officer       63

    Franklyn S. Barry, Jr.          Director                                      64

    Edward G. Broenniman            Director                                      68

    Calvin M. Leung (4)             Director                                      67

         (1) Effective June 1, 2001, Mr. Joyce was appointed our President and Chief Executive Officer, replacing Mr. Barry, who continues as a member of the board of directors. Mr. Barry also served as a consultant to us on strategic business issues from June 1, 2001 to May 31, 2003.

         (2) Effective June 1, 2001, Dr. Tullis was appointed as our Chief Science Officer, replacing Dr. Clara M. Ambrus, who retired.

         (3) Effective August 14, 2002, Mr. Hall was elected our Vice President and Chief Financial Officer, replacing Robert S. Stefanovich, who resigned July 26, 2002.

         (4) Effective June 30, 2003, Mr. Leung was elected to our board of directors.

         Resumes of Management:

         James A. Joyce, Chairman, President and CEO
         -------------------------------------------

         Mr. Joyce is the founder of Aethlon Medical, and has been the Chairman of the Board and Secretary since March 1999. On June 1, 2001, our Board of Directors appointed Mr. Joyce with the additional roles of President and CEO. In 1992, Mr. Joyce founded and was the sole shareholder in James Joyce & Associates, an organization that provided management consulting and corporate finance advisory services to CEOs and CFOs of publicly traded companies. Previously, from 1989 to 1991, Mr. Joyce was Chairman and Chief Executive Officer of Mission Labs, Inc. Prior to that Mr. Joyce was a principal in charge of U.S. operations for London Zurich Securities, Inc. Mr. Joyce is a graduate from the University of Maryland.

         Edward C. Hall, Vice President, Chief Financial Officer
         -------------------------------------------------------

         Mr. Hall has been Vice President, Chief Financial Officer of the Company since August 2002, on a part-time basis. Mr. Hall spends time as CFO as required by the needs of the Company's business, which have increased in the last year. Currently, the time that Mr. Hall spends on our business ranges from several hours to several days per week, depending on the fluctuating financial management requirements of the business. Mr. Hall has held senior financial executive positions with both public and privately-held life sciences and technology companies for over 25 years. In the last five years, prior to his appointment as Chief Financial Officer of Aethlon Medical, he served as Vice President and Chief Financial Officer of three companies: Chromagen, Inc, a private biotech tools company which develops proteomic and genomic assays for use in drug discovery; Cytel Corporation, a public biotech company and developer of anti-inflammatory drugs and Medical Device Technologies, a public medical device company. Mr. Hall is also Vice President, Chief Financial Officer of Alliance Pharmaceutical Corp., a public research-based pharmaceutical development company, and he is a Partner of Tatum CFO Partners, LLP.

         Richard H. Tullis, Ph.D., Vice President, Chief Science Officer
         ---------------------------------------------------------------

         Dr. Tullis has been Vice President and a director of the Company since January 2000 and Chief Science Officer since June 2001. Dr. Tullis has extensive biotechnology management and research experience, and is the founder of Syngen Research, a wholly-owned subsidiary of Aethlon Medical, Inc. Previously, Dr. Tullis co-founded Molecular Biosystems, Inc., a former NYSE company. At Molecular Biosystems, Dr. Tullis was Director of Oligonucleotide Hybridization, Senior Research Scientist and Member of the Board of Directors. In research, Dr. Tullis developed and patented the first application of oligonucleotides to antisense antibiotics and developed new methods for the chemical synthesis of DNA via methoxy- hosphorochloridites. Dr. Tullis also co-developed the first applications of covalently coupled DNA-enzyme conjugates using synthetic oligonucleotides during his tenure at Molecular Biosystems. In 1985, Dr. Tullis founded, and served as President and CEO of Synthetic Genetics, Inc., a pioneer in custom DNA synthesis, which was sold to Molecular Biology Resources in 1991. Dr. Tullis also served as interim-CEO of Genetic Vectors, Inc., which completed its IPO under his management, and was co-founder of DNA Sciences, Inc., a company that was eventually acquired by Genetic Vectors. Dr. Tullis received his Ph.D. in Biochemistry and Cell Biology from the University of California at San Diego, and has done extensive post-doctoral work at UCSD, USC, and the University of Hawaii.

         Franklyn S. Barry, Jr.
         ----------------------

         Mr. Barry has over 25 years of experience in managing and building companies. He was President and Chief Executive Officer of Hemex from April 1997 through May 31, 2001 and our President and CEO from March 10, 1999 to May 31, 2001. He became a director of Aethlon Medical on March 10, 1999. From 1994 to April 1997, Mr. Barry was a private consultant. Included among his prior experiences are tenures as President of Fisher-Price and as co-founder and CEO of Software Distribution Services, which today operates as Ingram Micro-D, an international distributor of personal computer products. Mr. Barry serves on the Board of Directors of Merchants Mutual Insurance Company.

         Edward G. Broenniman
         --------------------

         Mr. Broenniman became a director of Aethlon Medical on March 10, 1999. Mr. Broenniman has 30 years of management and executive experience with high-tech, privately-held growth firms where he has served as a CEO, COO, or corporate advisor, using his expertise to focus management on increasing profitability and stockholder value. He is the Managing Director of The Piedmont Group, LLC, a venture advisory firm. Mr. Broenniman recently served on the Board of Directors of publicly-traded QuesTech (acquired by CACI International), and currently serves on the Boards of four privately-held firms. His nonprofit Boards are the Dingman Center for Entrepreneurship's Board of Advisors at the University of Maryland, the National Association of Corporate Directors, National Capital Chapter and the Board of the Association for Corporate Growth, National Capital Chapter.

         Calvin M. Leung
         ---------------

         Mr. Leung became a director of Aethlon Medical on June 30, 2003. He is the President of Mandarin Investment Corporation, specializing in investment, development and management of mobile home and recreational vehicle parks in California, Arizona and the Midwest since 1975. He has syndicated a number of land and housing developments in the western United States.

         Mr. Leung, born in Hong Kong, received his advanced education in the United States where he was awarded a doctorate degree in psychology specializing in experimental research. He taught at the university level for several years.

         Our Board of Directors has the responsibility for establishing broad corporate policies and for overseeing our overall performance. Members of the Board are kept informed of our business activities through discussions with the President and other officers, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings. Our bylaws provide that each of the directors serves for a term that extends to the next Annual Meeting of Shareholders of the Company. Our Board of Directors presently has an Audit Committee and a Compensation Committee on each of which Messrs. Barry, Broenniman and Leung serve. Mr. Barry is Chairman of the Audit Committee, and Mr. Broenniman is Chairman of the Compensation Committee.

         Non-employee Board members are accruing stock options and cash compensation according to the plan approved in August 2000. Employee directors receive no compensation.

         FAMILY RELATIONSHIPS.

         There are no family relationships between or among the directors, executive officers or persons nominated or charged by us to become directors or executive officers

         There are no arrangements or understandings between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understanding between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

         REGULATORY AND CLINICAL ADVISOR

         Kenneth R. Michael, Pharm.D. R.A.C.
         -----------------------------------

         Dr. Michael is the President of KRM Associates LLC, a regulatory and clinical affairs consulting organization. He is the former VP of Regulatory Affairs and Quality Assurance at Siemens Medical Systems, and he is the founder, past President and Chairman of The Regulatory Affairs Professional Society. He is also the founder of the San Diego Regulatory Affairs Network.

         SCIENCE ADVISORY BOARD

         Each person listed below is a current member of our Science Advisory Board. The role of the Science Advisory Board is to provide scientific guidance related to the development of our Hemopurifier(TM) technology. Unlike the members of our board of directors, the Science Advisory Board members are not involved in the management or operations of our company. Members of the Science Advisory Board are paid $500 per day for services rendered either on-site or at a mutually agreeable location.

         Jean-Claude Chermann, Ph.D.
         ---------------------------

         Dr. Chermann is a pioneer in the study of retroviruses, and was the principal investigator of the research team that collaborated in the first isolation and characterization of HIV at the Pasteur Institute in 1983. Dr. Chermann was also the Director of Research of INSERM (French National Institute of Health and Medical Research) and also held the position of Director of Research of Unit INSERM U322 on "Retrovirus and Associated Diseases" from 1989 until June 2001 when he accepted his current role as Chief Scientific Director of Urrma Biopharma based in Montreal, Canada, and Research & Development Director of URRMA R&D, based in Aubagne, France.

         We entered into a consulting agreement with Dr. Chermann on October 1, 2002 with services to be provided on a month-to-month basis at a rate of $3,500 per month. As per the agreement, Dr. Chermann provides us with up to 20 hours of scientific advisory services that are specifically related to the development of our HIV-Hemopurifier(TM). Either party may terminate the agreement with thirty days advance notice.

         Larry Cowgill, D.V.M., Ph.D.
         ----------------------------

         Dr. Cowgill is a Professor in the Department of Medicine and Epidemiology at the School of Veterinary Medicine, University of California--Davis and has nearly 30 years of experience as a clinical instructor in small animal internal medicine, nephrology and hemodialysis. He currently Heads the Companion Animal Hemodialysis Units at the Veterinary Medical Teaching Hospital at UC Davis and the UC Veterinary Medical Center-San Diego. Dr. Cowgill is also Associate Dean for Southern California Clinical Programs and is Co-Director of the University of California Veterinary Medical Center-San Diego. Prior to his appointment at the University of California, he was a National Institutes of Health (NIH) Special Research Fellow at the University of Pennsylvania School of Veterinary Medicine and at the Renal Electrolyte Section at the University of Pennsylvania School of Medicine, where he conducted research in basic renal physiology and clinical nephrology. Dr. Cowgill received his D.V.M. from the University of California--Davis School of Veterinary Medicine and his Ph.D. in Comparative Medical Sciences from the University of Pennsylvania, where he also completed his internship and Residency training in Small Animal Internal Medicine. He became a Diplomat of the American College of Veterinary Internal Medicine in 1977. Dr. Cowgill has published extensively in the area of veterinary nephrology and has established a Clinical Fellowship in Renal Medicine and Hemodialysis, which is the first of its kind in veterinary Medicine.

         Pedro Cuatrecasas, M.D.
         -----------------------

         Dr. Cuatrecasas was President of the Pharmaceutical Research Division of Parke-Davis Co., and Corporate Vice President for Warner Lambert Company from 1989 until his retirement in 1997. From 1986 to 1989, he served as SVP and Director of Glaxo Inc. For the prior ten years, he was VP/R&D and Director, of the Burroughs Wellcome Company. During his career in pharmaceutical research, he was involved in the discovery, development and marketing registration of more than 40 novel medicines. Dr. Cuatrecasas is widely recognized for the invention and development of affinity chromatography which is a method for the selective capture of proteins, sugars, fats and inorganic compounds. He is a member of the National Academy of Sciences, The Institute of Medicine, and the American Academy of Arts & Sciences, and he has authored more than 400 original publications.

         Nathan W. Levin, M.D.
         ---------------------

         Dr. Levin is recognized as a leading authority within the hemodialysis industry. He is the Medical and Research Director of the Renal Research Institute, LLC, a joint venture between Fresenius Medical Care - North America and Beth Israel Medical Center, New York. Dr. Levin also serves as Professor of Clinical Medicine at the Albert Einstein College of Medicine.

         Raveendran (Ravi) Pottathil, Ph.D.
         ----------------------------------

         Dr. Pottathil was the Section Manager for Retroviruses (focus on HIV and HCV) and Tumor markers and PCR diagnostics at Hoffman La Roche from 1985 to 1992. He then co-founded Specialty Biosystems, Inc, a venture of Specialty Labs, one of the largest independent reference laboratories in California. Dr. Pottathil has also advised the World Health Organization's Sexually Transmitted Diseases and Global Vaccination Program. Dr. Pottathil has worked with Dr. Robert Huebner of the NIH in immunology and virology at The Jackson Laboratory, and with Drs. David Lang and Wolfgang Joklik at Duke University on interferons, anti-tumor RNAs and antigenic suppression of tumorigenic retroviruses. Academic positions include: Assistant Professor at the University of Maryland School of Medicine; Associate Professor at the City of Hope Medical Center in Duarte, California where he published extensively with Dr. Pedro Cuatrecasas (one of developers of affinity chromatography); and Adjunct Professor in Cellular and Molecular Biology at Down State Medical Center and Rutgers University. As a virologist and molecular biologist, Dr. Pottathil has over 40 refereed publications to his credit and has been a Director of OncQuest, Inc., GeneQuest, Inc., Specialty Laboratories Asia in Singapore and Specialty Ranbaxy in India. Currently, Dr. Pottathil is the President of AccuDx, Inc. a pharmaceutical diagnostics company he founded in 1996.

         Claudio Ronco, M.D.
         -------------------

         Dr. Ronco is the Director of the Dialysis and Renal Transplantation Programs of St. Bartolo Hospital in Vicenza, Italy. He has published 17 books on nephrology and dialysis and has written or co-authored over 350 scientific articles. Dr. Ronco also serves on the editorial board of 12 scientific journals, is a director of three international scientific societies, and is recognized as being instrumental in the introduction of continuous hemofiltration and high flux dialysis in Europe.

         Ken Alibek, M.D., Ph.D., D.Sc.
         ------------------------------

         Dr. Alibek is the Executive Director of Education at the National Center for Biodefense at George Mason University (GMU), and is a Distinguished Professor at GMU as well. Dr. Alibek specializes in medical and scientific research dedicated to developing new forms of protection against biological weapons and other infectious diseases.

         Formerly, Dr. Alibek was a Soviet Army Colonel, and served as First Deputy Chief of the civilian branch of the Soviet Union's biological weapons program until he defected to the United States in 1992 and subsequently served as a consultant to numerous U.S. government agencies in the areas of medical microbiology, biological weapons defense, and biological weapons nonproliferation. Dr. Alibek has worked with the National Institutes of Health, testified extensively before the U.S. Congress on nonproliferation of biological weapons and is the author of Biohazard: The Chilling True Story of the Largest Covert Biological Weapons Program in the World--Told from Inside by the Man Who Ran It, published by Random House Books. He holds numerous patents, is widely published in science journals, and has provided over 300 lectures and presentations to military and civilian universities, as well as foreign governments. The December 2003 issue of the Acumen Journal of Life Sciences named Dr. Alibek as one of top five biological warfare experts in the nation.

         We entered into a consulting agreement with Dr. Alibek on October 27, 2004 with services to be provided for a one year term. As per the agreement, Dr. Alibek provides us with up to 24 hours per month of scientific advisory services in connection with advancing the development of the Hemopurifier(TM) technology as a potential countermeasure against pathogens targeted as biological weapons. As consideration for the services to be provided, we shall compensate Dr. Alibek with a four year option to purchase up to 80,000 shares of our common stock at an exercise price of $0.53 per share.

         Charles Bailey, Ph.D.
         ---------------------

         Dr. Bailey is the former commander of the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID). Dr. Bailey has 25 years U.S. Army experience in R&D and management in infectious diseases and biological warfare defense. As an officer of the Defense Intelligence Agency, Dr. Bailey wrote extensively on foreign biological warfare capabilities. Dr. Bailey is currently the Executive Director for Research & International Relations at the National Center for Biodefense at George Mason University (GMU), and is a Distinguished Professor of Biology at GMU as well. The Acumen Journal of Life Sciences named Dr. Bailey as one of the top five biological warfare experts in the nation.

         We entered into a consulting agreement with Dr. Bailey on October 27, 2004 with services to be provided for a one year term. As per the agreement, Dr. Bailey provides us with up to 24 hours per month of scientific advisory services in connection with advancing the development of the Hemopurifier(TM) technology as a potential countermeasure against pathogens targeted as biological weapons. As consideration for the services to be provided, we shall compensate Dr. Bailey with a four year option to purchase up to 80,000 shares of our common stock at an exercise price of $0.53 per share.

         Members of the Scientific Advisory Board do not receive any compensation for service on the Board.

         INVOLVEMENT IN LEGAL PROCEEDINGS.

         To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

         CODE OF ETHICS.

         Our Board of Directors is in the process of preparing a code of ethics which would apply to all of our officers, directors and employees.

                             EXECUTIVE COMPENSATION

         The following table sets forth compensation received for the fiscal years ended March 31, 2002 through 2004 by our Chief Executive Officer and all other executive officers.

                                                                                        LONG TERM COMPENSATION
                                                                        --------------------------------------
                                                 ANNUAL COMPENSATION                     AWARDS        PAYOUTS
                                     -------------------------------    ------------------------    ----------
                                                                                     SECURITIES          LONG        ALL
                                                                                     UNDERLYING          TERM      OTHER
NAMED EXECUTIVE OFFICER AND                                              RESTRICTED     OPTIONS     INCENTIVE      COMP-
PRINCIPAL POSITION             YEAR     SALARY(1)  BONUS      OTHER           STOCK      & SARS          PLAN   ENSATION
                              ------ ------------ ------- ----------    ------------ -----------    ---------- ----------
James A. Joyce                2004    $180,000        $--    $  --           $  --           --         $  --       $  --
PRESIDENT AND CHIEF           2003     180,000         --       --              --           --            --          --
EXECUTIVE OFFICER             2002     180,000         --       --              --      250,000            --          --

Richard H. Tullis, Ph.D.      2004    $150,000        $--    $  --           $  --           --         $  --       $  --
VICE PRESIDENT AND CHIEF      2003     150,000         --       --              --      250,000            --          --
SCIENCE OFFICER               2002     150,000         --       --              --       30,000            --          --

Edward C. Hall (2)            2004      28,530(2)     $--    $  --           $  --           --         $  --       $  --
VICE PRESIDENT, CHIEF         2003      25,000         --       --              --           --            --          --
FINANCIAL OFFICER             2002         N/A         --       --              --           --            --          --


----------

         (1) The remuneration described in the above table does not include our cost of benefits furnished to the named executive officers, including premiums for health insurance and other personal benefits provided to such individuals that are extended to all of our employees in connection with their employment. Perquisites and other personal benefits, securities, or property received by an executive officer are either the lesser of $50,000 or 10% of the total salary and bonus reported for each named executive officer, except as otherwise disclosed.

         (2) Mr. Hall became a part-time employee and was elected our Chief Financial Officer on August 14, 2002. He is compensated on an hourly basis, a portion of which, amounting to $5,706 in fiscal 2004, is paid to Tatum CFO Partners, LLP , of which he is a partner. Tatum CFO Partners, LLP is paid a resource fee for making available its intellectual capital to Mr. Hall as CFO of the Company, including its on-line contact network and its proprietary financial data base.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS GRANT TABLE

         The following table provides certain information with respect to individual grants during the last fiscal year to each of our named executive officers of common share purchase options or stock appreciation rights ("SARs") relating to our common shares:

                                        COMMON SHARES     AS PERCENTAGE OF
                                  UNDERLYING GRANT OF        GRANTS TO ALL        EXERCISE OR
NAMED EXECUTIVE OFFICER               OPTIONS OR SARS            EMPLOYEES         BASE PRICE          EXPIRATION DATE
----------------------------- ------------------------ -------------------- ------------------ ------------------------
James A. Joyce,
CHAIRMAN, PRESIDENT AND CEO                         0                  N/A           N/A                           N/A

Richard H. Tullis, Ph.D,
VICE PRESIDENT, CHIEF
SCIENCE OFFICER                                     0                  N/A           N/A                           N/A

Edward C. Hall
VICE PRESIDENT, CHIEF
FINANCIAL OFFICER                                   0                  N/A           N/A                           N/A

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS EXERCISE AND VALUATION TABLE


         The following table sets forth the number of common stock options, both exercisable and unexercisable, held by each of our Named Executive Officers and the value of any in-the-money options at November 18, 2004, utilizing a value of $0.60 per share, the closing price of the Company's common stock on the OTCBB on November 19, 2004:

                                                                       ---------------------------------------------
                                                                         NUMBER OF SECURITIES
                                                                             UNDERLYING         VALUE OF UNEXERCISED
                                                                             UNEXERCISED              IN-THE-MONEY
                                             SHARES                          OPTIONS/SARS             OPTIONS/SARS
                                            ACQUIRED         VALUE          (EXERCISABLE/            (EXERCISABLE/
NAMED EXECUTIVE OFFICER                   ON EXERCISE       REALIZED        UNEXERCISABLE)           UNEXERCISABLE)
-------------------------------------- ---------------- -------------- ----------------------- ----------------------
James A. Joyce                               --               --           250,000  / 0                $0  /  $0

Richard H. Tullis                            --               --           280,000  / 0                $0  /  $0

Edward C. Hall                               --               --                    N/A                      N/A


         EMPLOYMENT AGREEMENTS

         We entered into an employment agreement with Mr. Joyce effective April 1, 1999. Effective June 1, 2001, Mr. Joyce was appointed President and Chief Executive Officer and his base annual salary was increased from $120,000 to $180,000. Under the terms of the agreement, his employment continues at a salary of $180,000 per year for successive one year periods, unless given notice of termination 60 days prior to the anniversary of his employment agreement.


         We entered into an employment agreement with Dr. Tullis effective January 10, 2000. Effective June 1, 2001, Dr. Tullis was appointed our Chief Science Officer of the Company. His compensation under the agreement was modified in June 2001 from $80,000 to $150,000 per year. Under the terms of the agreement, his employment continues at a salary of $150,000 per year for successive one-year periods, unless given notice of termination 60 days prior to the anniversary of his employment agreement. Dr. Tullis was granted 250,000 stock options to purchase our common stock in connection the completing certain milestones, such as the initiation and completion of certain clinical trials, the submission of proposals to the FDA and the filing of a patent application.


         Both Mr. Joyce's and Dr. Tullis' agreements provide for medical insurance and disability benefits, one year of severance pay if their employment is terminated by us without cause or due to change in our control before the expiration of their agreements, and allow for bonus compensation and stock option grants as determined by our Board of Directors. Both agreements also contain restrictive covenants preventing competition with us and the use of confidential business information, except in connection with the performance of their duties for the Company, for a period of two years following the termination of their employment with us.

         Effective August 14, 2002, Mr. Hall was elected our Vice President and Chief Financial Officer. His employment is subject to 30 days' notice, with no severance pay provisions, in accordance with his employment agreement. He receives no medical or other benefits from us.

         STOCK OPTION GRANTS

         Our 2000 Stock Option Plan (the "Plan"), adopted by us in August 2000, provides for the grant of incentive stock options ("ISOs") to full-time employees (who may also be Directors) and nonstatutory stock options ("NSOs") to non-employee Directors, consultants, customers, vendors or providers of significant services. The exercise price of any ISO may not be less than the fair market value of our Common Stock on the date of grant or, in the case of an optionee who owns more than 10% of the total combined voting power of all classes of our outstanding stock, not be less than 110% of the fair market value on the date of grant. The exercise price, in the case of any NSO, must not be less than 75% of the fair market value of our Common Stock on the date of grant. The amount available under the Plan is 500,000 options.


         At November 18, 2004, we had granted 47,500 options under the Plan, with 452,500 available for future issuance. We issued the remaining 1,966,415 options (of which 637,800 have been exercised or cancelled) outside the Plan.

         At November 18, 2004, we had outstanding options to purchase 1,376,115 shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."


         OUTSTANDING STOCK PURCHASE WARRANTS

         Common Stock purchase warrants


         At November 18, 2004, we had outstanding a total of 4,470,827 warrants, exercisable at prices between $0.25 - 6.50 per share and with expiration dates from 2004 - 2007.


See "Security Ownership of Certain Beneficial Owners and Management."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                              OR PLAN OF OPERATION

         The following discussion of our consolidated financial condition and results of operations should be read in conjunction with our consolidated financial statements and their explanatory notes appearing elsewhere in this prospectus.

         Certain statements contained herein that are not related to historical results, including, without limitation, statements regarding the Company's business strategy and objectives, future financial position, expectations about pending litigation and estimated cost savings, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and involve risks and uncertainties. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, competition from other similar businesses, and market and general economic factors. All forward-looking statements contained in this prospectus are qualified in their entirety by this statement.

         PLAN OF OPERATION

         We are a development stage therapeutic device company that has not yet engaged in significant commercial activities. The primary focus of our resources is the advancement of our proprietary Hemopurifier(TM) platform treatment technology, which is designed to rapidly reduce the presence of infectious viruses and toxins in human blood. Our main focus during fiscal year 2004 was to prepare our HIV-Hemopurifier(TM) to treat HIV/AIDS, and our HCV-Hemopurifier(TM) to treat Hepatitis-C for human clinical trials. We are also working to advance pathogen filtration devices to treat infectious agents that may be used in biological warfare and terrorism. See "DESCRIPTION OF BUSINESS" above.

         We plan to continue our research and development activities related to our Hemopurifier(TM) platform technology, with particular emphasis on the advancement of our lead product candidates for the treatment of HIV/AIDS. We plan to continue our pre-clinical trials for both our HIV/AIDS Hemopurifier(TM) products as well as for our biodefense Hemopurifier(TM) products. We plan to start small human clinical trials for HIV patients in fiscal year 2005. We also plan to implement a regulatory strategy for the use of our Hemopurifier(TM) for biodefense treatments in fiscal year 2005 pursuant to a recent rule implemented by the FDA for medical countermeasures to weapons of mass destruction. Under this rule, in situations where it is deemed unethical to conduct efficacy studies in humans, a treatment can be reviewed for approval on the basis of efficacy in the most relevant animal species and safety data in humans.


         We expect to add additional employees in the next twelve months, as required to support our increased research and development effort that will include expanding our goal beyond treating infectious diseases HIV/AIDS and Hepatitis-C and new applications to combat infectious agents that may be used in biological warfare and terrorism. This will involve designing Hemopurifier(TM) products that can be rapidly deployed by armed forces as wearable post-exposure treatments on the battlefield, as well as dialysis-based treatments for civilian populations. This will entail developing the new treatment device based on the same proprietary Hemopurifier(TM) filtration technology that is utilized in advancing our HIV/AIDS, and Hepatitis-C treatments. An important part of this will include our cooperative agreement with the National Center for Biodefense at George Mason University to jointly pursue business and funding opportunities within the federal government.


         Accordingly, due to this increase in activity during the next twelve months, we anticipate increasing our spending on research and development during the next twelve months. Additionally, associated with our anticipated increase in research and development expenditures, we anticipate purchasing significant amounts of equipment and tenant improvements, during this period to support our laboratory and testing operations.

         Our operations to date have consumed substantial capital without generating revenues, and we will continue to require substantial and increasing capital funds to conduct necessary research and development and pre-clinical and clinical testing of our Hemopurifier(TM) products, as well as market any of those products that receive regulatory approval. We do not expect to generate revenue from operations for the foreseeable future, and our ability to meet our cash obligations as they become due and payable is expected to depend for at least the next several years on our ability to sell securities, borrow funds or a combination thereof. Our future capital requirements will depend upon many factors, including progress with pre-clinical testing and clinical trials, the number and breadth of our programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, competing technological and market developments, as well as our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements. We expect to continue to incur increasing negative cash flows and net losses for the foreseeable future.


         RESULTS OF OPERATIONS

         THREE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2003

         Operating Expenses

         Consolidated operating expenses were $561,947 for the three months ended September 30, 2004, versus $265,136 for the comparable period ended September 30, 2003. This increase of 112% in operating expenses is principally attributable to increased professional fees and payroll and related expenses due to increased legal and accounting expenses associated with increased financing and investor relations activities and increased administrative and laboratory staff.

         Net Loss

         We recorded a consolidated net loss of $348,605 and $287,130 for the quarters ended September 30, 2004 and 2003, respectively. The increase in net loss of 21.4% was primarily attributable to increased operating expenses, offset partially by a reversal of approximately $228,000 in over-accrued interest expense.

         Basic and diluted loss per common share were ($0.03) for the three month period ended September 30, 2004 compared to ($0.04) for the same period ended September 30, 2003. This reduction in loss per share was primarily attributable to the greater number of common shares outstanding during the three month period ended September 30, 2004, as compared to the three month period ended September 30, 2003, partially offset by the increased net loss for the three month period ended September 30, 2004, as compared to the three month period ended September 30, 2003.

         SIX MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THE SIX MONTHS ENDED SEPTEMBER 30, 2003

         Operating Expenses

         Consolidated operating expenses were $1,020,319 for the six months ended September 30, 2004, versus $501,827 for the comparable period ended September 30, 2003. This increase of 103% in operating expenses is principally attributable to increased professional fees and payroll and related expenses due to increased legal and accounting expenses associated with increased financing and investor relations activities and increased administrative and laboratory staff.

         Net Loss

         We recorded a consolidated net loss of $829,945 and $705,322 for the six-month periods ended September 30, 2004 and 2003, respectively. The increase in net loss of 17.7% was primarily attributable to increased operating expenses, offset partially by a reversal of approximately $228,000 in over-accrued interest expense in the quarter ended September 30, 2004.

         Basic and diluted loss per common share were ($0.06) for the six month period ended September 30, 2004 compared to ($0.09) for the same period ended September 30, 2003. This reduction in loss per share was primarily attributable to the greater number of common shares outstanding during the three month period ended September 30, 2004, as compared to the three month period ended September 30, 2003, partially offset by the increased net loss for the three month period ended September 30, 2004, as compared to the three month period ended September 30, 2003.

         LIQUIDITY AND CAPITAL RESOURCES

         Our cash position at September 30, 2004 was $4,429 compared to $1,619, at March 31, 2004, representing an increase of $2,810, due to the substantially complete use of funds for operations in this period from funds received from the private sale of common stock for cash to Fusion Capital and other accredited individual investors in May.

         During the six months ended September 30, 2004, operating activities used net cash of $704,405. We received $748,000 from the issuance of common stock and repaid convertible notes totaling $22,500.

         During the six month period ended September 30, 2004, net cash used in operating activities primarily consisted of net loss of $829,945. Net loss was offset principally by depreciation of $17,623 plus the fair market value of common stock of $221,143 in payment for services, $38,369 in interest due to conversion of notes payable less a reduction in accounts payable and other liabilities of $162,384, primarily attributable to a reversal of approximately $228,000 in over-accrued interest expense in the quarter ended September 30, 2004, plus net changes in other operating assets and liabilities of $10,789.

         An increase in working capital during the six months in the amount of $336,855, reduced our negative working capital position to ($3,592,782) at September 30, 2004 as compared to a negative working capital of ($3,929,637) at March 31, 2004.

         YEARS ENDED MARCH 31, 2004 AND MARCH 31, 2003


         We recorded a consolidated net loss of ($1,518,798) or ($0.19) per common share and $2,361,116 or ($0.43) per common share for the fiscal years ended March 31, 2004 and 2003, respectively.

         Our consolidated operating expenses for fiscal 2004 were $995,549 versus $1,871,385 for fiscal year 2003. This decrease in operating expenses of $875,836 or 46.8% is largely attributable to a reduction in our professional fees by $321,162, or 48.6%, principally due to lower investor relations fees, lower patent royalty fees, and lower legal, accounting, technical and other professional services; lower payroll by $132,231, or 24%, principally due to fewer full time executive and administrative personnel and lower general and administrative expenses in the amount of $88,245, or 27% due to lower insurance and warrant costs all totaling $641,532, and the absence of the patent impairment charge of $234,304 incurred in fiscal year 2003. Our capital equipment expenditures were insignificant in fiscal years 2003 and 2004.

         In fiscal year 2003, we incurred non-cash expenses in the amount of $234,304 related to the impairment of the carrying value of patents pending. We capitalized the cost of patents and patents pending, some of which were acquired, and amortized such costs over the shorter of the remaining legal life or their estimated economic life, upon issuance of the patent. We write off unamortized cost of patents and patents pending when we determine there is no future economic benefit.

         In fiscal year 2003, we also incurred non-cash expenses in the amount of $114,000 related to options granted to a consultant. These expenses represented a significant portion of the professional fees that we incurred during fiscal year 2003.

         Our current plan of operation is to fund our anticipated increased research and development activities and operations for the near future through the common stock purchase agreement with Fusion Capital in May 2004, whereby Fusion Capital has committed to buy up to an additional $6,000,000 of our common stock over a 30-month period, commencing, at our election, after the SEC has declared effective a registration statement covering such shares. However, no assurance can be given that we will receive any additional funds under our agreement with Fusion Capital. Based on our projections of additional employees for operations and to complete research, development and testing associated with our Hemopurifier(TM) products, we anticipate that these funds will satisfy our cash requirements, including this anticipated increase in operations, in excess of the next twelve months. However, due to market conditions, and to assure availability of funding for operations in the long term, we may arrange for additional funding, subject to acceptable terms, during the next twelve months.

         Notes and Convertible Notes

         At March 31, 2004, there were two convertible notes outstanding. One in the amount of $125,000 is the remaining amount of notes outstanding under our agreements with the noteholder totaling $395,000, due November 2002. The noteholder has not exercised his rights to accelerate the notes and has made several conversions of principal amount of debt to stock, in accordance with the terms of the agreement. The noteholder converted $225,000 in principal amount, plus accrued interest, to stock in March 2004. The noteholder converted the remaining $125,000 in principal amount, plus accrued interest, to stock in September 2004. The second convertible note outstanding at March 31, 2004 in the amount of $50,000 was converted to stock in June 2004.

         At March 31, 2004, there was $500,000 in principal amount of notes outstanding with fifteen noteholders. This was comprised of our 12% one year notes, in the principal amount of $335,000 due between August 2000 and September 2001. The notes have no acceleration provisions. We increased the interest to 15% in FY 2002. Our 10% six-month notes, in the principal amount of $15,000 were due May 2001. The notes have no acceleration provisions. One two-month note in the amount of $150,000, due June 25, 2003, currently bears interest at 18%. The note's conversion rights have expired and it has no acceleration provisions. Notes in amounts of $12,500 and $10,000 were repaid in June and July 2004, respectively.

         Securities Issued for Services


         We have issued securities in payment of services to reduce our obligations to avoid using our cash resources. In the six months ended September 30, 2004, we issued 968,545 restricted common shares consisting of 468,604 restricted common shares for commitment and financing fees associated with our private placement of stock and $6 million commitment from Fusion Capital; 418,869 restricted common shares for legal fees associated with the related private placement and SB2 registration statement, corporate SEC filings and general corporate matters; 57,079 restricted common shares for employment placement fees; and 23,393 restricted common shares for investor relations and technical advice all totaling approximately $427,000. The average price discount of common stock issued for services in this period, weighted by the number of shares issued for services in this period, was 41.4%. In fiscal year 2004, we issued 335,714 restricted common shares consisting of 200,185 restricted common shares in payment of investor relations, consulting and services for investor research report on the Company and investor relations programs and investor meetings; 73,529 restricted common shares in payment of corporate legal services related to SEC filings, issuance of securities and general corporate matters; and 62,000 restricted common shares for consulting for biodefense marketing, and technical analytical services, all totaling approximately $154,000. The average price discount of common stock issued for services in this period, weighted by the number of shares issued for services in this period, was 46.3%. In 2003, we issued 726,378 shares of restricted common shares consisting of 400,000 restricted common shares in payment of business development consulting services; 196,078 restricted common shares for a patent royalty payment on the Hemopurifier(TM); 69,231 restricted common shares for strategic planning and financial modeling consulting services; 41,869 restricted common shares for technical consulting associated with the Hemex Hemopurifier(TM); and 18,200 restricted common shares for technical laboratory, and financial valuation consulting services, all totaling approximately $421,000. The average price premium of common stock issued for services in this period, weighted by the number of shares issued for services in this period was 54%. In 2002, we issued 124,964 restricted common shares consisting of 91,577 restricted common shares in payment of financial consulting services and investment banking services associated with raising capital; 21,349 restricted common shares for financial and investor relations consulting services and financial media and radio media communication and presentation consulting services; 12,038 restricted common share for scientific consulting services and services related to the acquisition of Cell Activation subsidiary, all totaling approximately $510,000. The average price discount of common stock issued for services in this period, weighted by the number of shares issued for services in this period, was 43.9%. We plan to continue this practice in the future. The amount of our outstanding liabilities that we are able to convert to stock will depend on our ability to negotiate reasonable settlements with the respective service providers, our stock price and market conditions. The following is a summary of the securities issued for services and the types of services provided.

SHARES ISSUED FOR SERVICES PROVIDED

SIX MONTHS ENDED SEPTEMBER 30, 2004                                                                      Weighted
                                                                             Shares issued         Average discount of
Description of Services Provided                        $ amount             for services           Shares from market
--------------------------------                        --------             ------------           ------------------

                                                        $427,000               968,545                    41.4%
Financing fees
            -Commitment and financing fees
            for private placement of stock
            and $6M commitment
Legal fees
            -SEC filings
            -Private placement and SB2
            registration statement documentation
            -General corporate matters
Employment placement fees
            -Hiring new employees
Investor relations
            -Investor relations consulting
            -Investor relations programs

FISCAL YEAR ENDED MARCH 31, 2004                                                                         Weighted
                                                                             Shares issued         Average discount of
Description of Services Provided                        $ amount             for services           Shares from market
--------------------------------                        --------             ------------           ------------------

                                                        $154,000               335,714                    46.3%
Legal fees
            -SEC filings
            -Private placement and issuance of securities
            registration statement documentation
            -General corporate matters
Marketing
            Consulting for biodefense marketing
Investor relations advice
            -Preparation of research report on the Company
            -Investor relations consulting
            -Investor relations programs
            -Arranging investor meetings
Technical services
            -Technical analytical services

                                       -54-




FISCAL YEAR ENDED MARCH 31, 2003                                                                         Weighted
                                                                             Shares issued         Average discount of
Description of Services Provided                        $ amount             for services           Shares from market
--------------------------------                        --------             ------------           ------------------

                                                        $421,000               726,378                      54%
Business and financial services
            -Strategic planning and financial modeling consulting services
            -Financial valuation consulting services
Marketing and business development
            -Business development consulting services
Investor relations
            -Investor relations consulting
            -Investor relations programs
            -Arranging investor meetings
Technical services
            -Patent royalty payment on the Hemopurifier(TM)
            -Technical consulting associated with the Hemex Hemopurifier(TM)
            -Technical consulting and laboratory services

FISCAL YEAR ENDED MARCH 31, 2002                                                                          Weighted
                                                                             Shares issued         Average discount of
Description of Services Provided                        $ amount             for services           Shares from market
--------------------------------                        --------             ------------           ------------------

                                                        $510,000               124,964                    43.9%

Business and financial services
            -Investment banking services associated with raising capital -Financial consulting services
            -Services related to the acquisition of Cell Activation subsidiary Marketing and business development
            -Business development consulting services
Investor relations
            -Investor relations consulting services
            -Financial media and radio media communication and presentation consulting services
Technical services
            -Scientific consulting services related to the acquisition of Cell
             Activation subsidiary

         Securities Issued for Debt

         We have also issued securities for debt to reduce our obligations to avoid using our cash resources. In the six months ended September 30, 2004, we issued 593,149 shares for two notes. The price discount of common stock issued for debt in this period, weighted by number of shares issued for conversion of debt in this period, was 53.4%. In fiscal year 2004, we issued 813,365 shares of stock for debt. The average price discount of common stock issued for debt in this period, weighted by number of shares issued for conversion of debt in this period, was 47.4 %. The percentage excludes shares issued in one transaction determined by formula from a preexisting agreement. In fiscal year 2003, we issued 509,055 shares of stock for debt. The average price premium of common stock issued for debt in this period, weighted by number of shares issued for conversion of debt in this period, was 32%. In fiscal year 2002, we issued 135,928 shares of stock for debt. The average price discount of common stock issued for debt in this period, weighted by number of shares issued for conversion of debt in this period, was 32.9%. The percentage excludes shares issued in one transaction determined by formula from a preexisting agreement.

         Prospects for Debt Conversion

         We seek, where possible, to convert our debt and accounts payable to stock and/or warrants in order to reduce our cash liabilities. Our success at accomplishing this depends on several factors including market conditions, investor acceptance and other factors, including our business prospects.

         GOING CONCERN

         Our independent registered public accounting firm has stated in their audit report on our March 31, 2004 consolidated financial statements, that we have a working capital deficiency and a significant deficiency accumulated during the development stage. These conditions, among others, raise substantial doubt about our ability to continue as a going concern.

         CRITICAL ACCOUNTING POLICIES

         The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires us to make judgments, assumptions and estimates that affect the amounts reported in the consolidated financial statements and the accompanying notes. The amounts of assets and liabilities reported on our balance sheet and the amounts of revenues and expenses reported for each of our fiscal periods are affected by estimates and assumptions, which are used for, but not limited to, the accounting for the issuance of various equity instruments and convertible notes payable. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the consolidated financial statements:

         ACCOUNTING FOR TRANSACTIONS INVOLVING STOCK COMPENSATION

         Financial Accounting Standards Board ("FASB") Interpretation No. 44 ("FIN 44"), "ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION, AN INTERPRETATION OF APB 25" clarifies the application of APB 25 for (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain provisions cover specific events that occur after either December 15, 1998, or January 12, 2000.

         Under Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," compensation expense is the excess, if any, of the estimated fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

         Statement of Financial Accounting Standards ("SFAS") 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," if fully adopted, changes the method of accounting for employee stock-based compensation plans to the fair value based method. For stock options and warrants, fair value is estimated using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option or warrant, stock volatility and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period. The adoption of the accounting methodology of SFAS 123 is optional and we have elected to continue accounting for stock-based compensation issued to employees using APB 25; however, pro forma disclosures, as we adopted the cost recognition requirement under SFAS 123, are required to be presented.

         SFAS 148, "ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE, AN AMENDMENT OF FASB STATEMENT NO. 123," was issued in December 2002 and is effective for fiscal years ending after December 15, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

         STOCK PURCHASE WARRANTS ISSUED WITH NOTES PAYABLE

         We granted warrants in connection with the issuance of certain notes payable. Under Accounting Principles Board Opinion No. 14, "ACCOUNTING FOR CONVERTIBLE DEBT AND DEBT ISSUED WITH STOCK PURCHASE WARRANTS," the relative estimated fair value of such warrants represents a discount from the face amount of the notes payable.

         BENEFICIAL CONVERSION FEATURE OF CONVERTIBLE NOTES PAYABLE

         The convertible feature of certain notes payable provides for a rate of conversion that is below market value. Such feature is normally characterized as a "beneficial conversion feature" ("BCF"). Pursuant to Emerging Issues Task Force Issue No. 98-5 ("EITF Issue No. 98-5"), "ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION RATIO" and Emerging Issues Task Force Issue No. 00-27, "APPLICATION OF EITF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS," the estimated fair value of the BCF is recorded in the consolidated financial statements as a discount from the face amount of the notes. Such discounts are amortized to interest expense over the term of the notes.

         IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS


         SFAS 144, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF" addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset (excluding interest), an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. SFAS 144 also requires companies to separately report discontinued operations and extends that reporting requirement to a component of an entity that either has been disposed of (by sale, abandonment or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or the estimated fair value less costs to sell. The Company adopted SFAS 144 on January 1, 2002. The provisions of this pronouncement relating to assets held for disposal generally are required to be applied prospectively after the adoption date to newly initiated commitments to sell or otherwise dispose of such asset, as defined, by management. As a result, management cannot determine the potential effects that adoption of SFAS 144 will have on the Company's financial statements with respect to future disposal decisions, if any. Management believes that no impairment exists at September 30, 2004.

         INCOME TAXES

         Under SFAS 109, "ACCOUNTING FOR INCOME TAXES," deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the consolidated financial statements and their respective tax basis. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes, and (b) tax credit carryforwards. The Company records a valuation allowance for deferred tax assets when, based on management's best estimate of taxable income (if any) in the foreseeable future, it is more likely than not that some portion of the deferred tax assets may not be realized.

         OFF-BALANCE SHEET ARRANGEMENTS

         We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

                                LEGAL PROCEEDINGS

         We may be involved from time to time in various claims, lawsuits, disputes with third parties or breach of contract actions incidental to the normal course of business operations. We are currently not involved in any such litigation or any pending legal proceedings that management believes could have a material adverse effect on the our financial position or results of operations.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth selected information, computed as of November 18, 2004, about the amount of shares of common stock beneficially owned by: each of our "EXECUTIVE OFFICERS" (defined as our President, Secretary, Chief Financial Officer or Treasurer, any vice-president in charge of a principal business function, such as sales, administration or finance, or any other person who performs similar policy making functions for our company); each of our directors; each person known to us to own beneficially more than 5% of any class of our securities; and the group comprised of our current directors and executive officers.


         Except as otherwise noted in the footnotes below, the entity, individual Director or Executive Officer has sole voting and investment power over such securities.

                                                  -----------------------------
                                                                        COMMON
                                                                      (VOTING)
                                                  -----------------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS (1) (2)            AMOUNT           %(3)
------------------------------------------------- -------------- --------------
Calvin M. Leung (5)(6)(7)

P.O. Box 2366                                         2,112,643          14.8%
Costa Mesa, CA 92628

Rod Tompkins (6)                                      1,500,000          10.6%
420 Douglas
Wayne, NE 68787

Fusion Capital Fund II, LLC (6)(8)                    1,604,966           9.9%
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL 60654

James A. Joyce (4)(5)(6)(9)                             850,000           5.9%

Franklyn S. Barry, Jr. (5)(10)                          418,593           2.9%

Richard H. Tullis (4)(5)(11)                            335,000           2.3%

Edward G. Broenniman (5)(12)                            261,374           1.8%

Edward C. Hall(4)                                             0              *

Directors and executive officers, as a group          3,977,610          26.1%
  (6 members)


-------------
   * Less than one percent.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act and is generally determined by voting power and/or investment power with respect to securities. Except as indicated by footnote and subject to community property laws where applicable, the Company believes the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Unless otherwise indicated, the address of each shareholder is 3030 Bunker Hill Street, Suite 4000, San Diego, CA 92109.

(2) A person is deemed to be the beneficial owners of securities that can be acquired by such person within 60 days from November 16, 2004 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from November 16, 2004 have been exercised.
(3)      Assumes 14,186,932 shares of Common Stock outstanding at November 18,
         2004.
(4)      Executive officer.
(5)      Director.

(6)      More-than-5% shareholder.
(7) Includes all shares owned by members of Mr. Leung's family and entities he controls plus 10,000 warrants at $3.00, expiring on January 1, 2006 and 66,000 warrants at $0.25, expiring on November 11, 2004 and January 25, 2005.

(8) Includes 568,181 warrants to purchase common stock at $0.76 per share, expiring on the third anniversary of the date of an effective registration statement, the initial filing of which was on July 7, 2004. Pursuant to the terms of the warrant, Fusion Capital is not entitled to exercise the warrants to the extent such exercise would cause the aggregate number of shares of common stock beneficially owned by the Fusion Capital to exceed 9.9% of the outstanding shares of the common stock following such exercise.
(9)      Includes 250,000 stock options exercisable at $1.90 per share.
(10)     Includes options to purchase 412,500 shares at $3.00.
(11) Includes 250,000 stock options exercisable at $1.90 per share and 30,000 stock options exercisable at $2.56 per share. (12) Includes 53,885 shares owned by Mr. Broenniman's wife and his options to purchase 3,000 shares at $1.78 and 2,500 shares at $3.75.

                            CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

         Franklyn S. Barry, Jr., a director and shareholder of Aethlon Medical, was engaged as a consultant to Aethlon Medical on strategic and business issues from June 1, 2001 to May 31, 2003 and was paid $60,000 per year providing advisory services to management on strategic and business issues. Mr. Barry had been our original President and Chief Executive Officer and served in such capacities until 2001. When Mr. Barry stepped down as our President and Chief Executive Officer was owed severance equal to one year salary. The consulting agreement was in lieu of immediate payment to spread the payment of the course of the agreement and to ensure that Mr. Barry provided transition consultation to Mr. Joyce on company practices and maintained and manage relationships with certain employees and vendors. See "Directors, Executive Officers, Promoters and Control Persons"" and "Security Ownership of Certain Beneficial Owners and Management."

         Calvin M. Leung, a director and shareholder of the Aethlon Medical, was previously engaged as a consultant to Aethlon Medical providing as needed business advisory services to management, including business development services and introductions to potential investors and merger candidates, and he and his affiliates have invested a total of approximately $939,500 in the Company to date, through equity and convertible debt securities. $448,000 was invested via convertible promissory notes from November 2001 through May 2002. The notes accrued interest at rates ranging from 6.75% to 12% per annum. Mr. Leung invested $300,000 via the exercise of stock options received while our consultant for which he received 600,000 shares of restricted common stock. Mr. Leung and his affiliates also invested during 2003 a total of $146,500 in cash for 586,000 shares of our restricted common stock. Finally, Mr. Leung and his affiliates invested approximately $45,000 from September 2003 to February 2004 via the exercise of warrants that resulted in the issuance of 180,000 shares of our restricted common stock. Mr. Leung worked as our consultant from January 7, 2001 to January 7, 2003. We do not expect Mr. Leung to provide consulting services now that he is a member of our board of directors. He currently owns 2,036,643 common shares and 316,000 warrants to purchase common stock at prices between $0.25 to $3.00 per share. (See "Security Ownership of Certain Beneficial Owners and Management.")

         Certain of our officers and other related parties have advanced us funds, agreed to defer compensation or paid expenses on our behalf to cover short-term working capital deficiencies in the aggregate amount of approximately $1.7 million. Of this amount, we owe Mr. Barry a total of approximately $300,800 for deferred salary and consulting fees from pre-merger in 1999 through May 2003 and approximately $21,000 from accrued medical benefits. We owe approximately $69,000 to James Joyce and Associates, a company founded by our current Chief Executive Officer, for deferred consulting fees on services provided prior to our merger in 1999. We previously repaid Mr. Barry a total of $20,000 in cash.

Additionally, we owe John Murray, our former Chief Financial Officer, a total of approximately $25,000 for deferred salary and medical benefits for services rendered from September 2000 through May 2001. We owe Robert S. Stefanovich, a former Chief Financial Officer, a total of approximately $91,000 for deferred salary, vacation and medical benefits for services rendered from July 2001 until July 2002. Additionally, we owe Dr. Clara Ambrus, the founder of Hemex, Inc., approximately $190,500 for services rendered from pre-merger in 1999 through March 2002. We owe Edward Broenniman, a board member, and Linda Broenniman, his wife, an aggregate of approximately $119,000 for services rendered prior to our merger in 1999 and approximately $75,000 for unpaid expenses and advances to Hemex, Inc. prior to the merger with Aethlon Media. Mr. Broenniman was repaid a total of $10,000 in July 2004 against this debt. We owe approximately $34,500 to directors for deferred directors' fees. Finally, the remaining approximately $775,000 is accrued payroll for employees. These non interest-bearing liabilities have been included as due to related parties in the accompanying financial statements.

         Effective January 1, 2000, we entered into an agreement with Dr. Julian Ambrus, the son of Dr. Clara Ambrus who was the original founder of Hemex, Inc. Under this agreement, an invention and related patent rights for a method of removing HIV and other viruses from the blood using the Hemopurifier(TM) were assigned to us by the inventors in exchange for (a) a royalty to be paid on future sales of the patented product or process equal to 8.75% of net sales, as defined and (b) 12,500 shares of our restricted common stock. Upon the issuance of the first United States patent relating to the invention, we were obligated to issue an additional 12,500 shares of common stock to the inventors. If the market price of our restricted common stock on the date the patent was issued was below $8 per share, the number of shares to be issued was that amount which equates to $100,000 of market value. On March 4, 2003, the related patent was issued and as a result, we issued 196,078 shares of our restricted common stock. Such shares were recorded at par value since the original patent acquisition purchase transaction had been measured at $100,000 and recorded as "patents" in the March 2000 consolidated balance sheet. The 196,078 shares merely satisfied a contingent obligation under the original purchase agreement.

         We believe that the related party transactions above, due to their related party nature, are not necessarily on terms that would have been obtained from unaffiliated third parties.

                            DESCRIPTION OF SECURITIES

GENERAL


         Our authorized capital consists of 25,000,000 shares of common stock, par value $.001 per share (these shares are referred to in this prospectus as "COMMON SHARES"). As of November 18, 2004, there were issued and outstanding 14,186,932 common shares.


COMMON SHARES

         Our common shareholders are entitled to one vote per share on all matters to be voted upon by those shareholders. Upon the liquidation, dissolution, or winding up of our Company, our common shareholders will be entitled to share ratably in all of the assets which are legally available for distribution, after payment of all debts and other liabilities. Our common shareholders have no preemptive, subscription, redemption or conversion rights. All of our currently outstanding common shares are, and all of our common shares offered for sale under this prospectus will be, validly issued, fully paid and non-assessable.

OPTIONS AND WARRANTS CONVERTIBLE INTO COMMON SHARES


         As of November 18, 2004, there were outstanding common share purchase options or warrants entitling the holders to purchase up to 5,842,942 common shares at a weighted average exercise price of $2.02 per share.

         In August 2004, we issued 7,000 one-year warrants to purchase common stock at $0.55 per share to an accredited corporate entity in conjunction with a $6,000 fee for investor and public relations services.


         In conjunction with the private placement of common stock in May 2004, we issued 793,181 three-year warrants to purchase common stock at $0.76 to accredited investors.

         In fiscal year 2004, in conjunction with common stock, we issued 1,226,000 one-year warrants to purchase common stock at $0.25 and 225,000 one-year warrants to purchase common stock between $0.30 and $1.125 per share to accredited investors. In conjunction with conversion of debt, we issued 762,064 one-year warrants to purchase common stock at $0.25 and 40,784 one-year warrants to purchase common stock between $0.42 and $0.65 per share to accredited investors.

         In fiscal year 2003, in conjunction with a debt financing, we issued 580,000 five-year warrants to purchase common stock at $0.25 to the noteholder. In conjunction with conversion of debt, we issued 712,830 one-year warrants to purchase common at $0.25 to existing noteholders. In conjunction with conversion of debt and accounts payable, we issued 75,061 three-year warrants to purchase common stock at $2.00 per share.

         In fiscal year 2002, in conjunction with extension and conversion of debt, we issued 743,180 three-year warrants to purchase common stock at $2.00 to existing noteholders. In conjunction with accounts payable, we issued 235,000 three-year warrants expiring from three to five years to purchase common stock at $2.75 and 6.50 per share.

         Generally, our warrants are exercisable for a one-year term and can be exercised in exchange for cash.

                            EQUITY COMPENSATION PLANS

SUMMARY EQUITY COMPENSATION PLAN DATA


         The following table sets forth information compiled on an aggregate basis as of November 18, 2004 with respect to the various equity compensation plans, including stand-alone compensation arrangements, under which we have granted or are authorized to issue equity securities to employees or non-employees in exchange for consideration in the form of goods or services:


                                                          NUMBER OF
                                                         SECURITIES                          NUMBER OF SECURITIES
                                                              TO BE         WEIGHTED-     REMAINING AVAILABLE FOR
                                                        ISSUED UPON           AVERAGE       FUTURE ISSUANCE UNDER
                                                        EXERCISE OF    EXERCISE PRICE   EQUITY COMPENSATION PLANS
                                                        OUTSTANDING    OF OUTSTANDING    (EXCLUDING SECURITIES TO
                                                           OPTIONS,          OPTIONS,     BE ISSUED UPON EXERCISE
                                                           WARRANTS          WARRANTS     OF OUTSTANDING OPTIONS,
PLAN CATEGORY                                       OR RIGHTS(1)(2)        AND RIGHTS    WARRANTS AND RIGHTS) (3)
-------------------------------------------------- ----------------- ----------------- ---------------------------
Equity compensation plans approved
by shareholders:                                             47,500           $  2.75                     452,500

Equity compensation plans not
approved by shareholders(1):                              5,121,809           $  2.29                         N/A
                                                   ----------------- ----------------- ---------------------------

        Total                                             5,169,309            $ 2.32                     452,500
-------------------------------------------------- ----------------- ----------------- ---------------------------

(1) The description of the material terms of non-plan issuances of equity instruments is discussed in Notes 4 through 7 to the accompanying consolidated financial statements.
(2)      Net of equity instruments forfeited, exercised or expired.
(3) This column does not include 926,475 shares of common stock that remain to be issued under the 2003 Consultant Stock Plan.

DESCRIPTION OF EQUITY COMPENSATION PLANS

         2000 STOCK OPTION PLAN


         Our 2000 Stock Option Plan (the "Plan"), adopted by the Company in August 2000, provides for the grant of incentive stock options ("ISOs") to full-time employees (who may also be Directors) and nonstatutory stock options ("NSOs") to non-employee Directors, consultants, customers, vendors or providers of significant services. The exercise price of any ISO may not be less than the fair market value of the Common Stock on the date of grant or, in the case of an optionee who owns more than 10% of the total combined voting power of all classes of our outstanding stock, not be less than 110% of the fair market value on the date of grant. The exercise price, in the case of any NSO, must not be less than 75% of the fair market value of the Common Stock on the date of grant. The amount reserved under the Plan is 500,000 options. At November 18, 2004, 47,500 options had been granted under the Plan, with 452,500 available for future issuance.


         2003 CONSULTANT STOCK PLAN

         Our 2003 Consultant Stock Plan (the "Stock Plan"), adopted by the Company in August 2003, advances the our interests by helping us obtain and retain the services of persons providing consulting services upon whose judgment, initiative, efforts and/or services we are substantially dependent, by offering to or providing those persons with incentives or inducements affording such persons an opportunity to become owners of our capital stock. Consultants or advisors are eligible to receive grants under the plan program only if they are natural persons providing bona fide consulting services to us, with the exception of any services they may render in connection with the offer and sale of our securities in a capital-raising transaction, or which may directly or indirectly promote or maintain a market for our securities.

         We reserved a total of 1,000,000 common shares for issuance under the Stock Plan. The Stock Plan provides for the grants of common stock. No awards may be issued after the ten year anniversary of the date we adopted the Stock Plan, the termination date for the plan.

         On March 29, 2004, we filed with the SEC a registration statement on Form S-8 for the purpose of registering 1,000,000 common shares issuable under the Stock Plan under the Securities Act of 1933.

         STAND-ALONE GRANTS

         From time to time our board of directors grants common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any of our formal stock plans. The terms of these grants are individually negotiated.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

DESCRIPTION OF MARKET

         Our common shares are currently quoted on the OTCBB under the symbol "AEMD." Our Common Stock has had a limited and sporadic trading history. The following table sets forth the quarterly high and low bid prices for our common shares on the OTCBB for the periods indicated. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

                                                                 BID PRICE
                                              -----------------------------
PERIOD                                                 HIGH            LOW
--------------------------------------------- -------------- --------------

2004:

Third Quarter                                     $    0.95      $    0.44
Second Quarter                                         1.80           0.48
First Quarter                                          4.25           0.37

2003:

Fourth Quarter                                         0.55           0.36
Third Quarter                                          1.01           0.25
Second Quarter                                         0.60           0.20
First Quarter                                          0.56           0.15

2002:

Fourth Quarter                                         0.85           0.15
Third Quarter                                          1.05           0.65
Second Quarter                                         1.95           0.55
First Quarter                                          2.30           1.15

         There are approximately 800 record holders of our Common Stock at November 18, 2004. The number of registered shareholders includes an estimate of the number of beneficial owners of common shares held in street name. The transfer agent and registrar for our common stock is Computershare Trust Company, located in Denver, Colorado.


DIVIDEND POLICY

         We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.

                              SELLING SHAREHOLDERS


         The following table sets forth the total number of common shares beneficially owned by each of the selling shareholders as of November 18, 2004, the total number of common shares they may sell under this prospectus, and the number of common shares they will own thereafter assuming no other acquisitions or dispositions of common shares. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with

Rule 13d-3 and 13d-5 of the Securities Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. See footnote (1) to this table. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.


         The selling shareholders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling shareholders upon termination of sales pursuant to this prospectus.

         The total number of common shares sold under this prospectus may be adjusted to reflect stock dividends, stock distributions, splits, combinations or recapitalizations.

         Unless otherwise stated below, to our knowledge no selling shareholder nor any of affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. To our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer within the meaning of Rule 405.

                                                      COMMON SHARES
                                                          OWNED                                      COMMON SHARES
                                                      BEFORE SALES (1)             COMMON                OWNED
                                          ----------------------------------       SHARES            AFTER SALES (2)
                                                                UNDERLYING         OFFERED        --------------------
SELLING SHAREHOLDER                              NUMBER          WARRANTS         FOR SALE(3)        NUMBER        %
----------------------------------------- ------------------ --------------- -------------------- ----------- --------
Mark Abdou                                           45,455          45,455               90,910           0       0%

Addison Adams                                        45,455          45,455               90,910           0       0%

AS Capital Partners, LLC(4)                         113,636         113,636              227,272           0       0%

Fusion Capital Fund II, LLC (5)                   1,036,785(6)      568,181            1,604,966(6)        0       0%

Jud Hogan                                            25,000          25,000               50,000           0       0%

Peter Hogan                                          22,613          11,364               33,977           0       0%

Ryan Hong                                            11,364(8)       11,364               22,728           0       0%

L'Vrocha Equities (7)                               113,636         113,636              227,272           0       0%

Marketwise Trading, Inc.(8)                         272,727         272,727              545,454           0       0%

MF Investsments, LLC  (9)                            56,818          56,818              113,636           0       0%

Benjamin Padnos                                      50,000          50,000              100,000           0       0%

Pension Financial Services f/b/o Greg Suess(10)      22,727          22,727               45,454           0       0%

RP Capital, LLP (11)                                113,636         113,636              227,272           0       0%

Richardson & Patel, LLP (12)                        213,750         225,000              438,750           0       0%

Linda Sharkus                                        22,727          22,727               45,454           0       0%

Sima Yakory                                          56,818          56,818              113,636           0       0%

------------
*     Less than one percent

(1) Pursuant to Rules 13d-3 and 13d-5 of the Securities Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days. There were 14,186,932 common shares outstanding as of the applicable date.
(2)      Assumes the sale of all common shares offered under this prospectus.
(3)      Includes all shares underlying warrants.
(4)      Michael Coughlin holds investment control of AS Capital Partners, LLC.
(5) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital Fund II, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital Fund II, LLC. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this prospectus.
(6) As of the date hereof, 1,036,785 shares of our common stock and warrants to purchase 568,181 shares of our common stock have been acquired by Fusion Capital Fund II, LLC under a common stock purchase agreement. Fusion Capital may acquire up to an additional 7,571,354 under the common stock purchase agreement. Percentage of outstanding shares is based on 14,186,932 shares of common stock outstanding at November 18, 2004 together with such additional 7,571,354 shares of common stock that may be acquired by Fusion Capital from us under the common stock purchase agreement after the date hereof. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation. This number does not include 568,181 common shares issuable upon the exercise of common share purchase warrants.
(7)      Henry Good is the controlling person of L'Vrocha Equities.
(8)      Rachel Gershan is the owner and controlling person of Marketwise
         Trading, Inc.
(9) Messrs. Russell Fine and David Marshall are the controlling persons of MF Investments, LLC.
(10)     Greg Suess is the beneficial owner of the common stock.
(11) Erick E. Richardson and Nimish Patel, the principals of RP Capital, LLP, are deemed to be beneficial owners of all of the shares of common stock owned by RP Capital, LLP.
(12) Messrs. Erick Richardson and Nimish Patel are the controlling persons of Richardson & Patel LLP, which is the Company's securities counsel.

                              PLAN OF DISTRIBUTION

         The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC and other selling shareholders. The common stock may be sold or distributed from time to time by the selling shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

         o        ordinary brokers' transactions;

         o        transactions involving cross or block trades;

         o through brokers, dealers, or underwriters who may act solely as agents

         o        "at the market" into an existing market for the common stock;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         o        in privately negotiated transactions; or

         o        any combination of the foregoing.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

         Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

         Fusion Capital is an "underwriter" within the meaning of the Securities Act.

         Neither we nor Fusion Capital nor the other selling shareholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital or the other selling shareholders, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholders and any other required information.

         We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital, the other selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

         Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

         We have advised Fusion Capital and the other selling shareholders that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

         This offering will terminate on the date that all shares offered by this Prospectus have been sold by Fusion Capital and the other selling shareholders.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         The report of Squar, Milner, Reehl & Williamson, LLP on our financial statements as of and for the years ended March 31, 2004, March 31, 2003 and March 31, 2002 did not contain an adverse opinion, or a disclaimer of opinion.

                                 TRANSFER AGENT

         The transfer agent for our common shares is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. We act as our own transfer agent with regard to our outstanding common share purchase options and warrants.

                                  LEGAL MATTERS


         The validity of the issuance of the common shares to be sold by the selling shareholders under this prospectus and common share purchase options and warrants was passed upon for our company by Richardson & Patel LLP. As of November 18, 2004, Richardson & Patel LLP owns 213,750 common shares and a warrant to purchase 225,000 shares with an exercise price of $0.76, all of which are being registered for sale under this prospectus. The shares and warrant were issued to Richardson & Patel LLP as payment for services rendered in connection with the representation of Aethlon Medical in our financings and this registration statement. Additionally, Erick E. Richardson and Nimish Patel, the principals of Richardson & Patel LLP own 113,636 common shares and a warrant to purchase 113,636 shares with an exercise price of $0.76 through RP Capital, LLP, all of which are being registered for sale under this prospectus.


                                     EXPERTS

         Our financial statements for the years ended March 31, 2003 and 2004, in this prospectus have been audited by Squar, Milner, Reehl & Williamson, LLP, a registered independent public accounting firm, to the extent set forth in their report, and are set forth in this prospectus in reliance upon such report given upon their authority as experts in auditing and accounting.

     DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

         Our Articles of Incorporation permit us to limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of the Company. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own negligence or misconduct in the performance of duty.

         The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our Articles of Incorporation or Bylaws.

         We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our certificate of incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                           REPORTS TO SECURITY HOLDERS

         We file annual and quarterly reports with the SEC. In addition, we file additional reports for matters such as material developments or changes. Our executive officers, directors and beneficial owners of 10% or more of our common shares also file reports relative to the acquisition or disposition of our common shares or acquisition, disposition or exercise of our common share purchase options or warrants. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC as mentioned above.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act and must file reports, proxy statements and other information with the SEC. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, like us, which file electronically with the Commission. Our headquarters are located at 3030 Bunker Hill Street, Suite 4000, San Diego, CA 92109. Our phone number at that address is (858) 459-7800. Our Web site is maintained at http://www.aethlonmedical.com.

         This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Commission under the Securities Act of 1933. As permitted by the rules and regulations of the Commission, this prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the Commission) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

         No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

                          (A DEVELOPMENT STAGE COMPANY)


                          INDEX TO FINANCIAL STATEMENTS


                        CONSOLIDATED FINANCIAL STATEMENTS

                            YEAR ENDED MARCH 31, 2004


Report of Independent Registered Public Accounting Firm...................  F-1

Consolidated Balance Sheet ................................................ F-2

Consolidated Statements of Operations ..................................... F-3

Consolidated Statements of Stockholders' Deficit........................... F-4

Consolidated Statements of Cash Flows ..................................... F-8

Notes to Consolidated Financial Statements................................. F-9

             CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                        SIX MONTHS ENDED SEPTEMBER 30, 2004


Condensed Consolidated Balance Sheet (Unaudited) .......................... F-28

Condensed Consolidated Statements of Operations (Unaudited) ............... F-29

Condensed Consolidated Statements of Cash Flows (Unaudited)................ F-30

Notes to the Condensed Consolidated Financial Statements................... F-31

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders Aethlon Medical, Inc. and
Subsidiaries

We have audited the accompanying consolidated balance sheet of Aethlon Medical, Inc. and Subsidiaries (the "Company"), a development stage company, as of March 31, 2004 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period then ended and for the period from January 31, 1984 (Inception) to March 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aethlon Medical, Inc. and Subsidiaries as of March 31, 2004 and the results of their operations and their cash flows for the each of the years in the two-year period then ended and for the period from January 31, 1984 (Inception) to March 31, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At March 31, 2004, the Company has negative working capital of approximately $3,930,000 and a deficit accumulated during the development stage of approximately $17,045,000. As discussed in Note 1 to the consolidated financial statements, a significant amount of additional capital will be necessary to advance the development of the Company's products to the point at which they may become commercially viable. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Note 13, management has recently determined that $100,000 assigned to certain common stock issued in March 2003 related to the acquisition of a patent was inadvertently expensed. Accordingly, the March 31, 2003 consolidated balance sheet has been restated to report such amount as a charge to additional paid-in capital. In addition, the accompanying consolidated statement of operations for the year then ended has been restated to reduce the fiscal 2003 net loss by $100,000 ($0.01 per common share).


                  /S/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP
                  MAY 18, 2004 (except for the fifth paragraph
                  of this report and the last paragraph of Note 12, as to which the date is August 31, 2004)

                  NEWPORT BEACH, CALIFORNIA

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                    CONSOLIDATED BALANCE SHEET (AS RESTATED)
                                 March 31, 2004

                                     ASSETS

CURRENT ASSETS

       Cash                                                      $      1,619
       Prepaid expenses                                                 5,582
                                                                 -------------

TOTAL CURRENT ASSETS                                                    7,201
                                                                 -------------

       Property and equipment, net                                     16,741
       Patents, net                                                   237,314
       Other assets                                                    20,405
                                                                 -------------

TOTAL NONCURRENT ASSETS                                               274,460
                                                                 -------------

       TOTAL ASSETS                                              $    281,661
                                                                 =============

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

       Accounts payable and accrued liabilities                  $  1,588,381
       Due to related parties                                       1,673,457
       Notes payable                                                  500,000
       Convertible notes payable                                      175,000
                                                                 -------------

TOTAL CURRENT LIABILITIES                                           3,936,838
                                                                 -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT

       Common stock, par value of $0.001, 25,000,000 shares
         authorized; 10,649,329 issued and outstanding                 10,649
       Additional paid in capital (as restated)                    13,379,487
       Deficit accumulated during the
         development stage (as restated)                          (17,045,313)
                                                                 -------------

TOTAL STOCKHOLDERS' DEFICIT                                        (3,655,177)
                                                                 -------------

       TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT               $    281,661
                                                                 =============
         SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                         AETHLON MEDICAL, INC. AND SUBSIDIARIES
                              (A Development Stage Company)
                   CONSOLIDATED STATEMENTS OF OPERATIONS (As Restated)
                 For the Years Ended March 31, 2004 and 2003 and For the
                Period January 31,1984 (Inception) Through March 31, 2004
------------------------------------------------------------------------------------------

                                                                        January 31, 1984
                                                                       (Inception) Through
                                          2004              2003          March 31, 2004
                                      -------------     -------------     -------------
Grant income                          $         --      $         --      $  1,424,012
Subcontract income                              --                --            73,746
Sale of research and development                --                --            35,810
                                      -------------     -------------     -------------
                                                --                --         1,533,568
OPERATING EXPENSES
Professional fees                          339,787           660,949         3,666,626
Payroll and related                        417,486           549,611         5,570,510
General and administrative                 238,276           326,521         3,482,441
Impairment of intangible assets                 --           334,304         1,231,531
                                      -------------     -------------     -------------
                                           995,549         1,871,385        13,951,108
                                      -------------     -------------     -------------
OPERATING LOSS                            (995,549)       (1,871,385)      (12,417,540)

OTHER (INCOME) EXPENSE
Interest expense                           523,249           489,731         4,507,581
Interest income                                 --                --           (17,415)
Other                                           --                --           137,607
                                      -------------     -------------     -------------
                                           523,249           489,731         4,627,773
                                      -------------     -------------     -------------
NET LOSS                              $ (1,518,798)     $ (2,361,116)     $(17,045,313)
                                      =============     =============     =============
Basic and diluted loss
  per common share                    $      (0.19)     $      (0.43)
                                      =============     =============
Weighted average number of common
  shares outstanding                     8,181,612         5,553,196
                                      =============     =============

            SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                          F-3

                                         AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                              (A Development Stage Company)
                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                              (As Restated) For the Years Ended March 31, 2004 and 2003 and
                           For the Period January 31, 1984 (Inception) Through March 31, 2004
------------------------------------------------------------------------------------------------------------------------

                                                                                            DEFICIT
                                                                                          ACCUMULATED
                                                   COMMON STOCK            ADDITIONAL       DURING           TOTAL
                                           ----------------------------     PAID IN       DEVELOPMENT     STOCKHOLDERS'
                                               SHARES        AMOUNT         CAPITAL          STAGE          DEFICIT
                                           -------------  -------------  -------------   -------------   -------------
Balance, January 31, 1984 (Inception)                --   $         --   $         --    $         --    $         --

Common stock issued for cash
at $1 per share                                  22,000             22         26,502              --          26,524

Common stock issued for cash
at $23 per share                                  1,100              1         24,999              --          25,000

Common stock issued for cash
at $86 per share                                    700              1         59,999              --          60,000

Common stock issued for cash
at $94 per share                                    160              1         14,999              --          15,000

Common stock issued for cash
at $74 per share                                    540              1         39,999              --          40,000

Common stock issued for cash
at $250 per share                                 4,678              5      1,169,495              --       1,169,500

Capital contributions                                --             --        521,439              --         521,439

Common stock issued for
compensation at $103 per share                    2,600              3        267,403              --         267,406

Conversion of due to related
parties to common stock at
$101 per share                                    1,120              1        113,574              --         113,575

Conversion of due to related
parties to common stock at
$250 per share                                    1,741              2        435,092              --         435,094

Effect of reorganization                      2,560,361          2,558         (2,558)             --              --

Common stock issued in connection
with employment contract at
$8 per share                                     65,000             65        519,935              --         520,000

Common stock issued in connection
with the acquisition of patents
at $8 per share                                  12,500             13         99,987              --         100,000

Warrants issued to note holders
in connection with notes payable                     --             --        734,826              --         734,826

Warrantes issued for services                        --             --          5,000              --           5,000

Net loss                                             --             --             --      (4,746,416)     (4,746,416)
                                           -------------  -------------  -------------   -------------   -------------
BALANCE, MARCH 31, 2000                       2,672,500          2,673      4,030,691      (4,746,416)       (713,052)

Common stock and options issued
in connection with acquisition of
Cell Activation, Inc. at $7.20
per share                                        99,152             99      1,067,768              --       1,067,867

Warrants issued to note holders in
connection with notes payable                        --             --        218,779              --         218,779

Warrants issued to promoter in
connection with notes payable                        --             --        298,319              --         298,319

Beneficial conversion feature of
convertible notes payable                            --             --        150,000              --         150,000

Warrants issued to promoter in
connection with convertible notes
payable                                              --             --        299,106              --         299,106

Options issued to directors for
services as board members                            --             --         14,163              --          14,163

Options and warrants issued
for services                                         --             --        505,400              --         505,400

Common stock issued for services
at $3 per share                                   5,500              5         16,495              --          16,500

Common stock issued for cash
at $1 per share                                 100,000            100         99,900              --         100,000

Net loss                                             --             --             --      (4,423,073)     (4,423,073)
                                           -------------  -------------  -------------   -------------   -------------
BALANCE, MARCH 31, 2001                       2,877,152   $      2,877   $  6,700,621    $ (9,169,489)   $ (2,465,991)

continued

                            SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                                          F-4





                                         AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                              (A Development Stage Company)
                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                              (As Restated) For the Years Ended March 31, 2004 and 2003 and
                           For the Period January 31, 1984 (Inception) Through March 31, 2004 (continued)
------------------------------------------------------------------------------------------------------------------------
                                                                                            DEFICIT
                                                                                          ACCUMULATED
                                                   COMMON STOCK            ADDITIONAL       DURING           TOTAL
                                           ----------------------------     PAID IN       DEVELOPMENT     STOCKHOLDERS'
                                               SHARES        AMOUNT         CAPITAL          STAGE          DEFICIT
                                           -------------  -------------  -------------   -------------   -------------
BALANCE, MARCH 31, 2001                       2,877,152   $      2,877   $  6,700,621    $ (9,169,489)   $ (2,465,991)

Common stock, warrants and
options issued for accounts
payable and accrued liabilities                  21,750             22        243,353              --         243,375

Common stock issued for services
at $2.65 per share                                6,038              6         15,994              --          16,000

Common stock issued for cash at
$1.00 per share, net of issuance
costs of $41,540 paid to a
related party                                   730,804            731        688,533              --         689,264

Common stock issued for services
at $2.75 per share                               10,000             10         27,490              --          27,500

Common stock issued in connection
with license agreement at $3.00
per share                                         6,000              6         17,994              --          18,000

Common stock issued to holder of
convertible notes payable at
$3.00 per share                                  70,586             71        211,687              --         211,758

Options issued to directors for
services as board members                            --             --          7,459              --           7,459

Common stock issued for cash at
$1.50 per share, net of issuance
costs of $2,500                                  16,667             17         22,483              --          22,500

Beneficial conversion feature of
convertible notes payable                            --             --        185,000              --         185,000

Common stock issued for conversion
of convertible notes payable and
accrued interest at an average price
of $1.24 per share                              134,165            134        166,352              --         166,486

Common stock issued for services at
$2.72 per share                                   9,651             10         26,240              --          26,250

Options issued to consultant for
services                                             --             --        562,000              --         562,000

Common stock and warrants for
services at $1.95 per share                      62,327             62        161,475              --         161,537

Common stock issued for services at
$1.90 per share                                   9,198              9         17,491              --          17,500

Stock options exercised for cash                400,000            400        199,600              --         200,000

Warrants issued to note holders for
90-day forebearance                                  --             --        118,000              --         118,000

Common stock and warrants issued to
note holders and vendors in the
debt-to-equity conversion program
at $1.25 per share                              816,359            816      1,623,635              --       1,624,451

Other warrant transactions                           --             --        (32,715)             --         (32,715)

Net loss                                             --             --             --      (3,995,910)     (3,995,910)
                                           -------------  -------------  -------------   -------------   -------------
BALANCE - MARCH 31, 2002                      5,170,697   $      5,171   $ 10,962,692    $(13,165,399)   $ (2,197,536)

continued

                            SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                                          F-5





                                         AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                              (A Development Stage Company)
                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                              (As Restated) For the Years Ended March 31, 2004 and 2003 and
                           For the Period January 31, 1984 (Inception) Through March 31, 2004 (continued)
------------------------------------------------------------------------------------------------------------------------
                                                                                            DEFICIT
                                                                                          ACCUMULATED
                                                   COMMON STOCK            ADDITIONAL       DURING           TOTAL
                                           ----------------------------     PAID IN       DEVELOPMENT     STOCKHOLDERS'
                                               SHARES        AMOUNT         CAPITAL          STAGE          DEFICIT
                                           -------------  -------------  -------------   -------------   -------------
BALANCE - MARCH 31, 2002                      5,170,697   $      5,171   $ 10,962,692    $(13,165,399)   $ (2,197,536)

Proceeds from the issuance of
common stock at $0.50 per share
in connection with the exercise
of options                                      200,000            200         99,800              --         100,000

Interest expense related to
beneficial conversion feature                        --             --        150,000              --         150,000

Pro-rata fair value assigned to warrants
issued in connection with
conversion of accounts payable                       --             --         71,000              --          71,000

Pro-rata fair value assigned to warrants
issued in connection with note payable               --             --         30,000              --          30,000

Issuance of common stock at $1.25
per share in connection with the
conversion of accounts payable                  150,124            150        187,505              --         187,655

Issuance of common stock at $1.25
per share in connection with the
conversion of notes payable                     420,000            420        104,580              --         105,000

Estimated fair value of
options issued for service                           --             --        114,000              --         114,000

Issuance of common stock at $0.25
per share for cash                              461,600            462        114,938              --         115,400

Issuance of common stock at $0.26
per share for cash                               19,230             19          4,981              --           5,000

Issuance of common stock at $1.25
per share for cash                                8,000              8          9,992              --          10,000

Issuance of common stock at $0.65
per share for services                           69,231             69         44,931              --          45,000

Issuance of common stock at $0.51
per share for services                          196,078            196           (196)             --              --

Net loss (As Restated)                               --             --             --      (2,361,116)     (2,461,116)
                                           -------------  -------------  -------------   -------------   -------------
BALANCE - MARCH 31, 2003 (As Restated)        6,694,960   $      6,695   $ 11,894,223    $(15,526,515)   $ (3,625,597)

continued

                            SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                                          F-6





                                         AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                              (A Development Stage Company)
                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                              (As Restated) For the Years Ended March 31, 2004 and 2003 and
                           For the Period January 31, 1984 (Inception) Through March 31, 2004 (continued)
------------------------------------------------------------------------------------------------------------------------
                                                                                            DEFICIT
                                                                                          ACCUMULATED
                                                   COMMON STOCK            ADDITIONAL       DURING           TOTAL
                                           ----------------------------     PAID IN       DEVELOPMENT     STOCKHOLDERS'
                                               SHARES        AMOUNT         CAPITAL          STAGE          DEFICIT
                                           -------------  -------------  -------------   -------------   -------------
BALANCE - MARCH 31, 2003 (As Restated)        6,694,960          6,695     11,894,223     (15,526,515)     (3,625,597)

Proceeds from the issuance of
common stock at $0.25 per share
in connection with the exercise
of warrants                                     540,000            540        134,460              --         135,000

Issuance of common stock at $0.25
per share in connection with the
conversion of notes payable,
including interest of $15,099                   300,397            300         74,799              --          75,099

Issuance of common stock at $0.35
per share in connection with the
conversion of notes payable,
including interest of $59,827                   813,790            814        284,013              --         284,827

Issuance of common stock at $0.50
per share in connection with the
conversion of notes payable,
including interest of $509                       11,017             11          5,498              --           5,509

Issuance of common stock at $0.42
per share in connection with the
conversion of notes payable,
including interest of $696                       13,725             14          5,682              --           5,696

Issuance of common stock at $0.65
per share in connection with the
conversion of notes payable,
including interest of $5,088                     27,059             27         17,561              --          17,588

Issuance of common stock at $0.25
per share in connection with the
conversion of notes payable,
including interest of $15,416                   461,667            462        114,954              --         115,416

Issuance of common stock at $0.25
per share for cash                            1,226,000          1,226        305,274              --         306,500

Issuance of common stock at $0.30
per share for cash                              180,000            180         53,820              --          54,000

Issuance of common stock at $0.525
per share for cash                               40,000             40         20,960              --          21,000

Issuance of common stock at $1.125
per share for cash                                5,000              5          5,620              --           5,625

Issuance of common stock at $0.25
per share for services                           10,000             10          2,490              --           2,500

Issuance of common stock at $0.34
per share for services                           73,529             73         24,927              --          25,000

Issuance of common stock at $0.40
per share for services                           62,000             62         24,763              --          24,825

Issuance of common stock at $0.45
per share for services                          185,185            185         83,148              --          83,333

Issuance of common stock at $0.50
per share for services                            5,000              5          2,495              --           2,500

Interest expense related to beneficial
conversion feature                                   --             --        324,800              --         324,800

Net loss (As Restated)                               --             --             --      (1,518,798)     (1,518,798)
                                           -------------  -------------  -------------   -------------   -------------
BALANCE - MARCH 31, 2004 (As Restated)       10,649,329   $     10,649   $ 13,379,487    $(17,045,313)   $ (3,655,177)
                                           =============  =============  =============   =============   =============

                            SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                 AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                      (A Development Stage Company)
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (As Restated) For the Years Ended March 31, 2004 and 2003 and
                   For the Period January 31, 1984 (Inception) Through March 31, 2004
--------------------------------------------------------------------------------------------------------
                                                                                       January 31, 1984
                                                                                         (Inception)
                                                                                           Through
                                                            2004            2003        March 31, 2004
                                                        -------------   -------------   --------------
Cash flows from operating activities:
     Net loss                                           $ (1,518,798)   $ (2,361,116)   $(17,045,313)
     Adjustments to reconcile net loss to net
       cash used in operating activities:
        Depreciation and amortization                        127,000         159,783         909,915
        Gain of sale of property and equipment                    --              --         (13,065)
        Estimated fair value of warrants issued
          in connection with accounts
          payable and debt                                        --         101,000       2,715,736
        Estimated fair value of common stock,
          warrants and options issued for services           138,158         159,000       2,168,592
        Beneficial conversion feature of convertible
          notes payable                                      324,800         150,000         809,800
        Impairment of patents and patents pending                 --         334,304         334,304
        Impairment of goodwill                                    --              --         897,227
        Deferred compensation forgiven                            --              --         217,223
        Changes in operating assets and liabilities:
           Prepaid expenses                                    4,728         130,478         155,955
           Other assets                                      (14,800)         (3,650)        (20,405)
           Accounts payable and accrued liabilities          138,398         474,054       1,772,671
           Due to related parties                            258,458         341,644       1,673,457
                                                        -------------   -------------   -------------

     Net cash used in operating activities                  (542,056)       (514,503)     (5,423,903)
                                                        -------------   -------------   -------------

Cash flows from investing activities:
     Purchases of property and equipment                      (4,782)         (1,198)       (214,166)
     Patents and patents pending                                  --         (49,034)       (352,833)
     Proceeds from the sale of property and equipment             --              --          17,065
     Cash of acquired company                                     --              --          10,728
                                                        -------------   -------------   -------------
     Net cash used in investing activities                    (4,782)        (50,232)       (539,206)
                                                        -------------   -------------   -------------

Cash flows from financing activities:
     Proceeds from the issuance of notes payable                  --          65,000       1,480,000
     Principal repayments of notes payable                  (180,000)        (10,000)       (190,000)
     Proceeds from the issuance of convertible
       notes payable                                         200,000         275,000         998,000
     Proceeds from the issuance of common stock              522,125         230,400       3,676,728
                                                        -------------   -------------   -------------

     Net cash provided by financing activities               542,125         560,400       5,964,728
                                                        -------------   -------------   -------------

Net (decrease) increase in cash                               (4,713)         (4,335)          1,619

Cash at beginning of period                                    6,332          10,667              --
                                                        -------------   -------------   -------------

Cash at end of period                                   $      1,619    $      6,332    $      1,619
                                                        =============   =============   =============

Supplemental disclosure of cash flow information -
Cash paid during the period for:
        Interest                                        $     13,000    $     13,000    $    220,492
                                                        =============   =============   =============
        Income taxes                                    $      1,180    $      1,180    $     13,346
                                                        =============   =============   =============

Supplement schedule of noncash investing activities:

Debt converted to common stock                          $    407,500    $    205,000    $  2,048,094
                                                        =============   =============   =============
Issuance of common stock, warrants and options for
        accounts payable                                $         --    $     87,655    $    512,816
                                                        =============   =============   =============
Issuance of common stock in connection with
        license agreements                              $         --    $         --    $     18,000
                                                        =============   =============   =============
Net assets of entities acquired in exchange
        for equity securities                           $         --    $         --    $  1,597,867
                                                        =============   =============   =============
Debt placement fees paid by issuance of warrants        $         --    $         --    $    843,538
                                                        =============   =============   =============
Patent pending acquired for 12,500 shares of
        common stock                                    $         --    $         --    $    100,000
                                                        =============   =============   =============
Common stock issued for prepaid expenses                $         --    $         --    $    161,537
                                                        =============   =============   =============

                    SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

                                                  F-8

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Aethlon Medical, Inc. ("Aethlon") engages in the research and development of a medical device known as the Hemopurifier(TM) that removes harmful substances from the blood. Aethlon is in the development stage on the Hemopurifier(TM) and significant research and testing are still needed to reach commercial viability. Any resulting medical device or process will require approval by the U.S. Food and Drug Administration ("FDA"), and Aethlon has not yet begun efforts to obtain any FDA approval, which may take several years. Since many of Aethlon's patents were issued in the 1980's, they are scheduled to expire in the near future. Thus, such patents may expire before FDA approval, if any, is obtained. However, the Company believes that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier(TM) treatment technology.

Aethlon is classified as a development stage enterprise under accounting principles generally accepted in the United States of America ("GAAP"), and has not generated revenues from its planned principal operations.

Aethlon's common stock is quoted on the Over-the-Counter Bulletin Board administered by the National Association of Securities Dealers ("OTCBB") under the symbol "AEMD."

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Aethlon Medical, Inc. and its inactive legal wholly-owned subsidiaries Aethlon, Inc., Hemex, Inc., Syngen Research, Inc. and Cell Activation, Inc. (hereinafter collectively referred to as the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. The Company has negative working capital of approximately $3,930,000 and a deficit accumulated during the development stage of approximately $17,045,000 at March 31, 2004, which among other matters, raise substantial doubt about its ability to continue as a going concern. A significant amount of additional capital will be necessary to advance the development of the Company's products to the point at which they may become commercially viable. The Company intends to fund operations through debt and/or equity financing arrangements, which management believes may be insufficient to fund its capital expenditures, working capital and other cash requirements (consisting of accounts payable, accrued liabilities, amounts due to related parties and amounts due under various notes payable) for the fiscal year ending March 31, 2005. Therefore, the Company will be required to seek additional funds to finance its long-term operations.

The Company is currently addressing its liquidity issue by continually seeking investment capital through the public markets, specifically, through private placement of common stock and a common stock purchase agreement with an investor which has committed to buy up to an additional $6,000,000 of the Company's common stock over a 30-month period, commencing, at the Company's election, if and after the Securities Exchange Commission (the "SEC") declares effective a registration statement covering such shares. However, no assurance can be given that the Company will receive any additional funds under such agreement and there is no guarantee that these strategies will enable the Company to meet its obligations for the foreseeable future. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

The consolidated financial statements do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

RISKS AND UNCERTAINTIES

The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

USE OF ESTIMATES

The Company prepares its consolidated financial statements in conformity with GAAP, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include, among others, realization of long-lived assets. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards ("SFAS") No. 107, "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS," requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash, accounts payable, accrued liabilities and notes payable approximates their estimated fair values due to the short-term maturities of those financial instruments. The fair values of amounts due to related parties are not determinable as these transactions are with related parties and were not necessarily consummated at arm's length. .

CONCENTRATIONS OF CREDIT RISKS

Cash is maintained at various financial institutions. The Federal Deposit Insurance Corporation ("FDIC") insures accounts at each institution for up to $100,000. At times, cash may be in excess of the FDIC insurance limit. The Company had no amounts exceeding this limit at March 31, 2004.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from two to five years. Repairs and maintenance are charged to expense as incurred while improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation with any gain or loss included in the statements of operations.

INCOME TAXES

Under SFAS 109, "ACCOUNTING FOR INCOME TAXES," deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements and their respective tax basis. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes, and (b) tax credit carryforwards. The Company records a valuation allowance for deferred tax assets when, based on management's best estimate of taxable income in the foreseeable future, it is more likely than not that some portion of the deferred income tax assets may not be realized.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

LONG-LIVED ASSETS

SFAS 144, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment loss is recognized.

Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. SFAS 144 also requires companies to separately report discontinued operations and extends that reporting requirement to a component of an entity that either has been disposed of (by sale, abandonment or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or the estimated fair value less costs to sell. The Company adopted SFAS 144 on January 1, 2002. The provisions of this pronouncement relating to assets held for disposal generally are required to be applied prospectively after the adoption date to newly initiated commitments to sell or dispose of such assets, (as defined), by management. As a result, management cannot determine the potential effects that adoption of SFAS 144 will have on the Company's financial statements with respect to future disposal decisions, if any. Management believes no impairment exists at March 31, 2004.

EARNINGS PER SHARE

Under SFAS 128, "EARNINGS PER SHARE," basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive (If the Company had net income in each of the years ended March 31, 2004 and 2003, approximately 2,500,000 and 2,900,000 shares would have been considered additional common stock equivalents, respectively, based on the treasury stock method). As the Company had net losses for the period presented, basic and diluted loss per share are the same, as any additional common stock equivalents would be antidilutive.

SEGMENTS

SFAS 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the foreign countries in which it holds significant assets and how the Company reports revenues and its major customers. The Company currently operates in one segment, as disclosed in the accompanying consolidated statements of operations.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

STOCK BASED COMPENSATION

The Company accounts for stock-based compensation issued to employees using the intrinsic value based method as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock issued to Employees." Under the intrinsic value based method, compensation expense is the excess, if any, of the estimated fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

SFAS 123, "Accounting for Stock-Based Compensation," if fully adopted, changes the method of accounting for employee stock-based compensation plans to the fair value based method. For stock options and warrants, fair value is estimated using an option pricing model that takes into account the stock price at the measurement date, the exercise price, the expected life of the option or warrant, stock volatility and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

The adoption of the accounting methodology of SFAS 123 is optional and the Company has elected to continue accounting for stock-based compensation issued to employees using APB 25; however, pro forma disclosures, as if the Company had adopted the cost recognition requirement under SFAS 123, are required to be presented (see below). For stock-based compensation issued to non-employees, the Company uses the fair value method of accounting under the provisions of SFAS 123.

Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB 25" clarifies the application of APB 25 for (a) the definition of employee for purpose of applying APB 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award and (d) the accounting for an exchange of stock compensation awards in a business combination. Management believes that the Company accounts for transactions involving stock-based employee compensation in accordance with FIN 44.

SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123," provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

At March 31, 2004, the Company has one stock-based employee compensation plan (the "Plan"), which is described more fully in Note 8. The Company accounts for the Plan under the recognition and measurement principles of APB 25, and related interpretation. No stock-based employee compensation cost is recognized in net loss. Stock options granted under the Plan have exercise prices equal to or greater than the estimated fair value of the underlying common stock on the dates of grant. The following table illustrates the effect on net loss and loss per common share (as restated for fiscal 2003 - see Note 13) if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

STOCK BASED COMPENSATION (continued)


                                                                YEAR ENDED MARCH 31,
                                                            ----------------------------
                                                                2004            2003
                                                            ------------    ------------
Net loss available to common stockholders, as reported      $ 1,518,798     $ 2,361,116
Pro forma compensation expense                                    6,000           9,000
                                                            ------------    ------------
Pro forma net loss available to common stockholders         $ 1,524,798     $ 2,370,116
                                                            ============    ============
Loss per common share, as reported
  Basic and diluted                                         $     (0.19)    $     (0.43)

Loss per common share, pro forma
  Basic and diluted                                         $     (0.19)    $     (0.45)


SIGNIFICANT RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 146, "Accounting for Costs Associated with Exit and Disposal Activities," was issued in June 2002 and is effective for exit and disposal activities initiated after December 31, 2002. The Company is complying with SFAS No. 146.

SFAS No. 147 relates exclusively to certain financial institutions, and thus does not apply to the Company.

In November 2002, the FASB issued FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the estimated fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, while the disclosure requirements became applicable in 2002. The Company is complying with the disclosure requirements of FIN No. 45. The other requirements of this pronouncement did not materially affect the Company's consolidated financial statements.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities or "VIEs") and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either: (1) the equity investors do not have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for public entities that are small business issuers, as defined ("SBIs"), are as follows: (a) For interests in special-purpose entities ("SPEs": periods ended after December 15, 2003; and (b) For all other VIEs: periods ending after December 15, 2004. The December 2003 amendment of FIN No. 46 also includes transition provisions that govern how an SBI which previously adopted the pronouncement (as it was originally issued) must account for consolidated VIEs. The Company has determined that it does not have any variable interest in any SPEs, and is presently evaluating the other effects of FIN No. 46 (as amended) on its consolidated financial statements.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

SIGNIFICANT RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In April 2003, the FASB issued SFAS No. 149, "Amendments of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This pronouncement is effective for contracts entered into or modified after June 30, 2003 (with certain exceptions), and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company's consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, and is effective for public companies as follows: (i) in November 2003, the FASB issued FASB Staff Position ("FSP") FAS 150-03 ("FSP 150-3"), which defers indefinitely (a) the measurement and classification guidance of SFAS No. 150 for all mandatorily redeemable non-controlling interests in (and issued by) limited-life consolidated subsidiaries, and (b) SFAS No. 150's measurement guidance for other types of mandatorily redeemable non-controlling interests, provided they were created before November 5, 2003; (ii) for financial instruments entered into or modified after May 31, 2003 that are outside the scope of FSP 150-3; and (iii) otherwise, at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 on the aforementioned effective dates. The adoption of this pronouncement did not have a material impact on the Company's results of operations or financial condition.

Other recent accounting pronouncements are discussed elsewhere in these notes to the consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

PATENTS

The Company capitalizes the cost of patents and patents pending, some of which were acquired, and amortizes such costs over the shorter of the remaining legal life or their estimated economic life, upon issuance of the patent.

STOCK PURCHASE WARRANTS ISSUED WITH NOTES PAYABLE

The Company granted warrants in connection with the issuance of certain notes payable (see Notes 5 and 6). Under Accounting Principles Board Opinion No. 14, "ACCOUNTING FOR CONVERTIBLE DEBT AND DEBT ISSUED WITH STOCK PURCHASE WARRANTS," the estimated fair value of such warrants represents a discount from the face amount of the notes payable. Accordingly, the relative estimated fair value of the warrants has been recorded in the financial statements as a discount from the face amount of the notes. The discount is amortized using the effective yield method over the respective lives of the related notes payable.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

BENEFICIAL CONVERSION FEATURE OF CONVERTIBLE NOTES PAYABLE

The convertible feature of certain notes payable (see Notes 6 and 7) provides for a rate of conversion that is below market value. Such feature is normally characterized as a "beneficial conversion feature" ("BCF"). Pursuant to Emerging Issues Task Force Issue No. 98-5 ("EITF Issue No. 98-5"), "ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION RATIO" and Emerging Issues Task Force Issue No. 00-27, "APPLICATION OF EITF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS," the Company has determined the fair value of such BCF to be approximately $325,000 and $450,000 for the years ended March 31, 2004 and 2003, respectively. Accordingly, the relative estimated fair value of the BCF has been recorded in the consolidated financial statements as a discount from the face amount of the notes. Such discounts were amortized to interest expense in accordance with the related conversion feature.

RESEARCH AND DEVELOPMENT EXPENSES

The Company incurred approximately $200,000 of research and development expenses during each of the two years ended March 31, 2004 and 2003, which are included in operating expenses in the accompanying consolidated statements of operations.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2003 financial statement presentation to correspond to the 2004 format.

2. PROPERTY AND EQUIPMENT

Property and equipment consist of the following at March 31, 2004:

Furniture and office equipment                       $      209,003
Accumulated depreciation                                   (192,262)
                                                     ---------------

                                                     $       16,741
                                                     ===============

Depreciation expense for the years ended March 31, 2004 and 2003 approximated $8,000 and $18,000, respectively.

3. OTHER ASSETS

Other assets consist of approximately $2,000 of deposits and approximately $18,000 of advances to employees.

4. EMPLOYMENT CONTRACT

On January 10, 2000, the Company completed the acquisition of the assets of Syngen Research, Inc. ("Syngen"). As part of the transaction, the Company executed a two-year employment contract, which was subsequently amended to increase the term to four years, with Syngen's sole shareholder to perform research. The cost associated with this employment contract was amortized over four years on a straight-line basis and was fully amortized as of March 31, 2004.

5. DEBT-TO-EQUITY CONVERSION PROGRAM

In March 2002, for a limited time, the Company extended an offer to certain note holders and vendors to convert past due amounts into restricted common stock and warrants to purchase common stock of the Company. The offer entailed the conversion of liabilities at a rate of one share and one-half of a warrant for every $1.25 converted. The warrants have an exercise price of $2.00 per share and expired three years from the date of issuance.

During the years ended March 31, 2003 and 2002, note holders and vendors representing liabilities of approximately $188,000 and $1,020,000 converted their debt in exchange for 150,124 and 816,359 shares of common stock and 75,061 and 408,180 warrants to purchase common stock, respectively. Such warrants were valued using the Black-Scholes option pricing model based on their estimated pro rata fair value of approximately $71,000 and $339,000. The warrant conversion rate was below estimated fair value for warrants issued during the fiscal year ended March 31, 2002; therefore a BCF approximating $265,000 was recorded during the year ended March 31, 2002.

Such debt-to-equity conversion program was terminated at March 31, 2003.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

6. NOTES PAYABLE

12% AND 15% NOTES

From August 1999 through September 2000, the Company entered into arrangements for the issuance of notes payable from private placement offerings (the "12% Notes") in the original aggregate amount of $422,500. The 12% Notes bore annual interest at 12% (15% after maturity), required interest to be paid quarterly, matured one year from the date of issuance, and carried detachable warrants. Of such $422,500, at March 31, 2004, $335,000 were delinquent, in default, and bore interest at 15% (the "15% Notes"), $37,500 had been converted to Company common stock, and $50,000 had been repaid by the Company in cash.

The $37,500 conversion to common stock represented two noteholders and took place during the year ended March 31, 2004. One noteholder converted $12,500 of notes including interest of $5,088 for 27,059 shares of common stock and 27,059 warrants to purchase shares of common stock at $0.65 per share (see Note 8). These warrants were valued using the Black Scholes option pricing model; the relative fair value was insignificant and was charged to interest expense upon grant. The second noteholder converted an aggregate of $25,000 of notes including interest of $9,766 for 139,063 shares of common stock and 139,063 warrants to purchase shares of common stock at $0.25 per share (see Note 8). These warrants were valued using the Black Scholes option pricing model; the relative fair value was insignificant and charged to interest expense upon grant. A beneficial conversion feature approximating $37,500 was recorded during the year ended March 31, 2004 related to the conversion of these two notes.

In January 2002, the Company issued warrants to purchase common stock in exchange for an additional ninety days to become current with all past due interest payments related to $422,500 in 12% Notes.

All of the outstanding $335,000 of 15% Notes were past due and in default at March 31, 2004 and interest payable approximated $138,000 as of such date. Management's plans to satisfy the remaining outstanding balance on these notes include converting the notes to common stock at market value or repayment with available funds.

The total outstanding balance of the 15% Notes at March 31, 2004 was $335,000, which is included in notes payable in the accompanying consolidated balance sheet. The remaining $165,000 in notes payable in the accompanying consolidated balance sheet is comprised of the $150,000 9% Convertible Note (see Note 7), and two 10% Convertible Notes (see Note 7) totaling $15,000, all of which were no longer convertible as of March 31, 2004.

10% NOTES

In December 2002, an existing noteholder increased its advances to the Company by $40,000 to a total of $140,000. In consideration, the Company granted the noteholder warrants (see Note 8), cancelled the noteholder's existing $100,000 of convertible debt and replaced it with a secured $140,000 note payable. A BCF approximating $30,000 was recorded in connection with the issuance of the $140,000 note. The new note was paid by the Company in accordance with its terms and as a result, there was no outstanding balance at March 31, 2004.

6.75% NOTES

On March 18, 2002, the Company issued a promissory note to a stockholder in the amount of $50,000, bearing interest at 6.75% per annum and maturing in May 2002. Such note was converted in March 2003 (see Note 8).

In May 2002, the Company issued notes payable totaling $25,000, bearing interest at 6.75% per annum, maturing in July 2002. The notes were converted into shares of the Company's common stock in March 2003 (see Note 8).

There were no amounts owed under the 6.75% Notes at March 31, 2004.

The Company is currently seeking other financing arrangements to retire all past due notes payable.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

7. CONVERTIBLE NOTES PAYABLE

8% CONVERTIBLE NOTE

In November 2000, the Company issued convertible notes payable ("8% Convertible Notes") with original issue amounts totaling $395,000, bearing interest at 8% per annum, with principal and accrued interest due on November 1, 2002. The 8% Convertible Notes require no payment of principal or interest during the term and may be converted to common stock of the Company at any time at the option of the holder. The number of common shares issuable upon conversion is equal to the total principal and unpaid interest as of the date of conversion, divided by the conversion price. The conversion price per common share was changed effective August 31, 2001 to the lesser of (a) 80% of the closing market price for the common stock; or (b) 70% of the average of the three lowest closing market prices for the common stock for the ten trading days prior to conversion. Such change resulted in additional BCF approximating $57,000 during the year ended March 31, 2002.

During fiscal year 2002, the holder converted principal and accrued interest of approximately $49,000 into 40,267 shares of common stock, leaving principal of $350,000 and interest thereon due and outstanding. The average conversion price was approximately $1.22 per common share.

The 8% Convertible Notes required the Company to file an effective registration statement by February 2001. The Company filed a Form SB-2 with the SEC in December 2000; however, such registration statement was never declared effective and was subsequently abandoned. However, as the underlying securities are no longer restricted under Rule 144 of the Securities Act of 1933, the Company no longer plans on filing a registration statement in connection with this transaction. The Company accrued and expensed penalties approximating $150,000 at March 31, 2004 in connection with not filing an effective registration statement. The Company does not believe it will incur any additional charges and is in the process of renegotiating all penalties that have been recorded to date.

In March 2004, the noteholder converted $225,000 of principal and accrued interest in the amount of $59,827 into 813,790 shares of common stock.

At March 31, 2004, there was one outstanding 8% Convertible Note with a balance of $125,000, which is included in convertible notes payable in the accompanying consolidated balance sheets. Interest payable on such note totaled $17,143 at March 31, 2004.

9% CONVERTIBLE NOTE

In April 2003, the Company issued a convertible note in the amount of $150,000 ("9% Convertible Note"), bearing interest at 9% per annum, with principal and interest due in June 2003, which is in default. The 9% Convertible Note required no payment of principal or interest during the term and was convertible into common stock of the Company at the conversion price of $0.25 per share through June 2003 at the option of the shareholder. The Company has recorded a BCF of $150,000 in connection with the issuance of the note and amortized such amount to interest expense upon issuance based on the related conversion feature. As this note is no longer convertible, the outstanding balance totaling $150,000 has been recorded as notes payable in the accompanying consolidated balance sheet. Therefore, there were no remaining 9% Convertible Notes outstanding as of March 31, 2004.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

7. CONVERTIBLE NOTES PAYABLE (continued)

10% CONVERTIBLE NOTES

From time to time, the Company issued convertible notes payable ("10% Convertible Notes") to various investors, bearing interest at 10% per annum, with principal and interest due six months from the date of issuance. The 10% Convertible Notes require no payment of principal or interest during the term and may be converted to common stock of the Company at the conversion price of $0.50 per share at any time at the option of the noteholder. The total amount of the original notes issued was $275,000.

In April 2002, the Company issued a 10% Convertible Note in the amount of $50,000. The conversion price of this note was $1.25 at the time of issuance, but in August 2002, the Company reduced the conversion price to $0.50.

During the year ended March 31, 2003, the Company issued additional 10% Convertible Notes totaling $225,000, of which $30,000 was converted into restricted common stock (see Note 8).

In November 2003, a noteholder converted $5,000 of principal and accrued interest of $509 for 11,017 shares of common stock.

In December 2003, a noteholder converted $100,000 of principal and accrued interest of $15,416 for 461,667 shares of common stock and 461,667 warrants to purchase common stock at $0.25 per share (see Note 8). These warrants were valued using the Black Scholes option pricing model; the relative pro-rata fair value was insignificant and was charged to interest expense upon grant.

In January 2004, two noteholders converted $35,000 of principal and accrued interest of $5,333 for 161,334 shares of common stock and 161,334 warrants to purchase common stock at $0.25 per share (see Note 8). These warrants were valued using the Black Scholes option pricing model; the relative pro-rata fair value was insignificant and was charged to interest expense upon grant.

In March 2004, the Company borrowed $50,000 under a non-interest bearing convertible note payable, which was due in April 2004. In June 2004, the note was converted into common stock of the Company at $0.44 per share, in connection with the Company's private placement (see Note 12).

In March 2004, a noteholder converted $5,000 of principal and accrued interest of $696 for 13,725 shares of common stock and 13,725 warrants to purchase common stock at $0.42 per share (see Note 8). These warrants were valued using the Black Scholes option pricing model, the relative pro-rata fair value was insignificant, and charged to interest expense upon grant.

A BCF approximating $137,000 and $150,000 was recorded during each of the years ended March 31, 2004 and 2003, respectively related to the issuance of 10% Convertible Notes.

All of the 10% Convertible Notes, except the $50,000 borrowed in March 2004, were past due and in default at March 31, 2004. As two of these notes were no longer convertible at March, 31, 2004, the outstanding balances totaling $15,000 are included in notes payable in the accompanying consolidated balance sheet (see Note 6). At March 31, 2004, interest payable on these notes totaled $4,125. At March 31, 2004, there was one remaining outstanding 10% Convertible Note with a balance of $50,000 and interest payable totaling $2,083. Management's plans to satisfy the remaining outstanding balance on this note include converting the note to common stock at market value or repayment with available funds.

At March 31, 2004 convertible notes payable in the accompanying consolidated balance sheet totaling $175,000 is comprised of the only remaining 8% Convertible Note and the only remaining 10% Convertible Note with outstanding balances totaling $125,000 and $50,000, respectively (see above).

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

8. EQUITY TRANSACTIONS

COMMON STOCK

During the year ended March 31, 2003, the Company issued 150,124 shares of restricted common stock in connection with the conversion of amounts owed to certain vendors and noteholders approximating $188,000 (see Note 5).

During the year ended March 31, 2003, the Company issued 200,000 shares of restricted common stock for cash totaling $100,000 in connection with the exercise of warrants.

During the year ended March 31, 2003, the Company issued 461,600 shares of restricted common stock at $0.25 per share for cash totaling $115,400. In connection with the issuance of certain shares, the Company granted the stockholders warrants to purchase common stock of the Company at $0.25 per share. The warrants vested immediately and expire through March 2004 (see below).

During the year ended March 31, 2003, the Company issued 19,230 shares of restricted common stock at $0.26 per share for cash totaling $5,000.

During the year ended March 31, 2003, the Company issued 8,000 shares of restricted common stock at $1.25 for cash totaling $10,000.

During the year ended March 31, 2003, the Company issued 420,000 shares of restricted common stock in connection with the conversion of $75,000 of 6.75% Notes payable and $30,000 of 10% Convertible Notes (see Notes 5 and 6).

During the year ended March 31, 2003, the Company issued 69,231 shares of restricted common stock for consulting services valued at $45,000 (estimated based on the market price on the date of issue) and recorded such amount as professional fees in the accompanying consolidated financial statements.

During the year ended March 31, 2003, the Company issued 196,078 shares of restricted common stock in connection with the acquisition of a patent in 2000 (see Notes 9 and 13). Such shares were recorded at par value since the original patent acquisition purchase transaction had been measured at $100,000 and recorded as "patents" in the March 2000 consolidated balance sheet. The 196,078 shares merely satisfied a contingent obligation under the original purchase agreement.

During the year ended March 31, 2004, the Company issued 540,000 shares of restricted common stock for cash totaling $135,000 in connection with the exercise of warrants at $0.25 per share.

During the year ended March 31, 2004, the Company issued 1,226,000 shares of restricted common stock at $0.25 per share for cash totaling $306,500. In connection with the issuance of common stock, the Company granted the stockholders warrants to purchase 1,226,000 shares of common stock. The warrants vested upon grant and expire through January 2005.

During the year ended March 31, 2004, the Company issued 180,000 shares of restricted common stock at $0.30 per share for cash totaling $54,000. In connection with the issuance of common stock, the Company granted the stockholders warrants to purchase 180,000 shares of common stock. The warrants vested upon grant and expire through March 2005.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

8. EQUITY TRANSACTIONS (continued)

COMMON STOCK (CONTINUED)

During the year ended March 31, 2004, the Company issued 40,000 shares of restricted common stock at $0.525 per share for cash totaling $21,000. In connection with the issuance of common stock, the Company granted the stockholders warrants to purchase 40,000 shares of common stock. The warrants vested upon grant and expire through March 2005.

During the year ended March 31, 2004, the Company issued 5,000 shares of restricted common stock at $1.125 per share for cash totaling $5,625. In connection with the issuance of common stock, the Company granted the stockholders warrants to purchase 5,000 shares of common stock. The warrants vested upon grant and expire through March 2005.

During the year ended March 31, 2004, the Company issued 10,000 shares of restricted common stock at $0.25 for services valued at $2,500.

During the year ended March 31, 2004, the Company issued 73,529 shares of restricted common stock at $0.34 for services valued at $25,000.

During the year ended March 31, 2004, the Company issued 62,000 shares of restricted common stock at $0.40 for services valued at $24,825.

During the year ended March 31, 2004, the Company issued 185,185 shares of restricted common stock at $0.45 for services valued at $83,333.

During the year ended March 31, 2004, the Company issued 5,000 shares of restricted common stock at $0.50 for services valued at $2,500.

During the year ended March 31, 2004, noteholders converted $504,135 of principal and interest into 1,627,655 shares of common stock (see Notes 6 and 7) and warrants to purchase 802,848 shares of common stock ( see "Warrants" below).

WARRANTS

In January 2002, the Company issued 335,000 warrants to purchase common stock in exchange for an additional ninety days to become current on all past due interest payments (see Note 6). The warrants have an exercise price of $2.00 per share, vest immediately, and expired twelve months from the date of issuance. Such warrants were valued using the Black-Scholes option pricing model at approximately $118,000, and were recorded as interest expense.

During the year ended March 31, 2002, the Company granted 239,000 warrants for services and the satisfaction of certain liabilities. The warrants have exercise prices ranging from $2.75 through $6.50 per common share, vested immediately and are exercisable through January 2007. The warrants were valued at $118,000, of which $78,000 was recorded as accounts payable and accrued liabilities in fiscal year 2001.

In August 2002, the Company granted warrants to purchase 52,000 shares of the Company's restricted common stock at an exercise price of $0.25 per share in connection with equity fund raising activities. These warrants vested upon grant and were exercisable through March 2004. As such warrants were issued in connection with equity fund raising activities, there was no expense recorded in the accompanying consolidated financial statements.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

8. EQUITY TRANSACTIONS (continued)

WARRANTS (CONTINUED)

In December 2002, the Company issued 580,000 warrants to purchase common stock for $0.25 per share, which are exercisable through December 2007 and vested upon grant. The warrants were issued in connection with a short-term secured note payable (see Note 6). In accordance with GAAP, the proceeds of the financing have been allocated to the debt and the warrants based on their relative estimated fair values. Accordingly, a discount of $30,000 has been recorded as a reduction of the debt balance and the off-setting credit has been reported as additional paid-in capital. The debt discount was amortized to interest expense in the year ended March 31, 2003 in accordance with the short-term nature of the note payable.

During the year ended March 31, 2003, the Company granted 240,830 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $0.25 per share, vest immediately and were exercisable through March 2004. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

During the year ended March 31, 2003, the Company granted 75,061 warrants to certain vendors in connection with the conversion of amounts owed by the Company into common stock. The warrants were valued at $71,000 (estimated based on the relative fair values as determined by the Black Scholes option pricing model pursuant to SFAS 123), have exercise prices of $2.00, vest immediately and are exercisable through June 2005.

In March 2003, the Company issued 420,000 warrants to purchase common stock for $0.25 per share, which were exercisable through March 2004 and vested upon grant. The warrants were issued in connection with the conversion of notes payable (see Notes 6 and 7). These warrants were valued using the Black Scholes option pricing model; the relative pro-rata estimated fair value was insignificant; and was charged to interest expense upon grant.

During the year ended March 31, 2004, the Company granted 1,226,000 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $0.25 per share, vest immediately and are exercisable through March 2005. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

During the year ended March 31, 2004, the Company granted 180,000 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $0.30 per share, vest immediately and are exercisable through March 2005. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

During the year ended March 31, 2004, the Company granted 40,000 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $0.525 per share, vest immediately and are exercisable through March 2005. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

During the year ended March 31, 2004, the Company granted 5,000 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $1.125 per share, vest immediately and are exercisable through March 2005. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

As noted under "Common Stock" above, 540,000 of the warrants granted to investors in connection with the purchase of common stock during the year ended March 31, 2004 were exercised.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

8. EQUITY TRANSACTIONS (continued)

WARRANTS (CONTINUED)

During the year ended March 31, 2004, the Company issued 762,064 warrants to purchase common stock for $0.25 per share, which are exercisable through March 2005 and vested upon grant. The warrants were issued in connection with the conversion of notes payable (see Notes 6 and 7). These warrants were valued using the Black Scholes option pricing model; the relative pro-rata estimated fair value was insignificant and was charged to interest expense upon grant.

In the year ended March 31, 2004, the Company issued 13,725 warrants to purchase common stock for $0.42 per share, which are exercisable through March 2005 and vested upon grant. The warrants were issued in connection with the conversion of notes payable (see Notes 6 and 7). These warrants were valued using the Black Scholes option pricing model; the relative pro-rata estimated fair value was insignificant and was charged to interest expense upon grant.

In the year ended March 31, 2004, the Company issued 27,059 warrants to purchase common stock for $0.65 per share, which vested upon grant and expire through March 2005. The warrants were issued in connection with the conversion of notes payable (see Notes 6 and 7). These warrants were valued using the Black Scholes option pricing model; the relative pro-rata fair estimated value was insignificant and was charged to interest expense upon grant.

A summary of the aggregate warrant activity for the years ended March 31, 2004 and 2003 is presented below:


                                                Year Ended March 31,
                                 -----------------------------------------------------
                                          2004                         2003
                                 -------------------------   -------------------------
                                               Weighted                    Weighted
                                           Average Exercise            Average Exercise
                                   Warrants       Price        Warrants       Price
                                 -----------   -----------   -----------   -----------
Outstanding, beginning of year    2,906,746    $     2.29     1,873,855    $     3.65
      Granted                     2,253,848          0.29     1,367,891          0.35
      Exercised                    (540,000)         0.25            --            --
      Cancelled/Forfeited          (847,400)         0.25      (335,000)        (2.00)
                                 -----------   -----------   -----------   -----------

Outstanding, end of year          3,793,194    $     2.22     2,906,746    $     2.29
                                 ===========   ===========   ===========   ===========

Exercisable, end of year          3,793,194    $     2.22     2,906,746    $     2.29
                                 ===========   ===========   ===========   ===========

Weighted average estimated fair
  value of warrants granted                    $     0.40                  $     0.38
                                               ===========                 ===========

The following outlines the significant assumptions used to estimate the fair value information presented utilizing the Black-Scholes option pricing model:


                                        Years Ended March 31,
                                         2004          2003
                                      -----------   -----------
Risk free interest rate                   2.50%         3.50%
Average expected life                   3 years     2.5 years
Expected volatility                        365%          210%
Expected dividends                         None          None

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

8. EQUITY TRANSACTIONS (continued)

WARRANTS (CONTINUED)

The detail of the warrants outstanding and exercisable as of March 31, 2004 is as follows:

                                         Warrants Outstanding                Warrants Exercisable
                               ---------------------------------------   --------------------------
                                                 Weighted     Weighted                     Weighted
                                                 Average       Average                      Average
                                   Number       Remaining     Exercise        Number       Exercise
Range of Exercise Prices        Outstanding        Life         Price      Outstanding       Price
                               -------------- ------------- ----------   --------------- ----------
         $0.25                   1,913,494           1.7      $  0.25       1,913,494      $  0.25
     $0.30 - $1.13                 265,784           0.7      $  0.39         265,784      $  0.39
     $2.00 - $4.00                 711,166           1.3      $  2.33         711,166      $  2.33
     $5.00 - $6.50                 902,750           1.0      $  5.25         902,750      $  5.25
                               --------------                            ---------------
                                 3,793,194                                  3,793,194
                               ==============                            ===============


OPTIONS

In August 2000, the Company adopted the 2000 Stock Option Plan ("Stock Option Plan"), which was approved by its stockholders in September 2000. The Stock Option Plan provides for the issuance of up to 500,000 options to purchase shares of common stock. Such options can be incentive options or nonstatutory options, and may be granted to employees, directors and consultants. The Stock Option Plan has limits as to the eligibility of those stockholders who own more than 10% of Company stock, as defined. The options granted pursuant to the Stock Option Plan may have exercise prices of no less than 100% of fair market value of the Company's common stock at the date of grant (incentive options), or no less than 75% of fair market value of such stock at the date of grant (nonstatutory).

In March 2002, the board of directors granted the Company's Chief Executive Officer ("CEO") and Dr. Tullis non-qualified stock options to purchase up to 250,000 shares of common stock each, at an exercise price of $1.90 per share (the estimated fair value at grant date) and expire March 2012. Awards are earned upon achievement of certain financial and/or research and development milestones.

In January 2002, the Company granted 400,000 stock options to a consultant for services rendered valued at $562,000 (estimated based on the Black Scholes option pricing model pursuant to SFAS 123) in connection with a consulting agreement. In July 2002, the Company extended the original agreement by six months to expire July 2003 and granted an additional 200,000 stock options valued at $114,000 (estimated based on the Black Scholes option pricing model pursuant to SFAS 123). All 600,000 options have been exercised as of March 31, 2003. The stock options had an exercise price of $0.50, and vested on the grant dates.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

8. EQUITY TRANSACTIONS (continued)

OPTIONS (CONTINUED)

The following is a status of the stock options outstanding at March 31, 2004 and the changes during the two years then ended:

                                                Year Ended March 31,
                                 -----------------------------------------------------
                                          2004                         2003
                                 -------------------------   -------------------------
                                                Weighted                    Weighted
                                             Average Exercise            Average Exercise
                                   Options        Price        Options       Price
                                 -----------   -----------   -----------   -----------
Outstanding, beginning of year    1,376,115    $     2.49     1,376,115    $     2.49
      Granted                            --                     200,000          0.50
      Exercised                          --                    (200,000)        (0.50)
      Cancelled/Forfeited                --                          --            --
                                 -----------   -----------   -----------   -----------

Outstanding, end of year          1,376,115    $     2.49     1,376,115    $     2.49
                                 ===========   ===========   ===========   ===========

Exercisable, end of year          1,363,615    $     2.51     1,283,530    $     2.50
                                 ===========   ===========   ===========   ===========

Weighted average estimated fair
  value of options granted                             --                  $     0.57
                                               ===========                 ===========

The following outlines the significant assumptions used to estimate the fair value information presented utilizing the Black-Scholes option pricing model for the year ended March 31, 2003 (there were no issuances in fiscal 2004):


Risk free interest rate                                               3.50
Average expected life                                              3 years
Expected volatility                                                   210%
Expected dividends                                                    None

The detail of the options outstanding and exercisable as of March 31, 2004 is as follows:

                                           Options Outstanding                 Options Exercisable
                                ------------------------------------------ --------------------------
                                                  Weighted     Weighted                     Weighted
                                                  Average       Average                      Average
                                    Number       Remaining     Exercise        Number       Exercise
Range of Exercise Prices         Outstanding        Life         Price      Outstanding       Price
                                --------------- ------------- ------------ -------------   ----------
         $0.39                       50,848       4.7 years      $ 0.39         50,848        $ 0.39
     $1.78 - $2.00                  515,267       8.9 years        1.90        515,267          1.90
     $2.25 - $3.00                  602,500       4.3 years        2.78        590,000          2.78
     $3.25 - $3.75                  207,500       2.9 years        3.27        207,500          3.27
                                ------------                               -------------
                                  1,376,115                                  1,363,615
                                ============                               =============

                                      F-24

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

9. RELATED PARTY TRANSACTIONS

DUE TO RELATED PARTIES

Certain officers of the Company and other related parties have advanced the Company funds, agreed to defer compensation and/or paid expenses on behalf of the Company to cover working capital deficiencies. These non interest-bearing liabilities have been included as due to related parties in the accompanying consolidated financial statements.

ROYALTY AGREEMENT AND PATENT ACQUISITION

Effective January 1, 2000, the Company entered into an agreement with Dr. Julian Ambrus, the son of Dr. Clara Ambrus, who was the original founder of Hemex, Inc. under which an invention and related patent rights for a method of removing HIV and other viruses from the blood using the Hemopurifier(TM) were assigned to the Company by the inventors in exchange for (a) a royalty to be paid on future sales of the patented product or process equal to 8.75% of net sales, as defined and (b) 12,500 shares of the Company's common stock. Upon the issuance of the first United States patent relating to the invention, the Company was obligated to issue additional shares of common stock to the inventors. If the market price of the Company's common stock on the date the patent is issued was below $8 per share, the number of shares to be issued was that amount which equates to $100,000 of market value. On March 4, 2003, the related patent was issued and therefore the Company issued 196,078 shares of common stock recorded at par value since the transaction was measured and reported as "patents" in fiscal 2000 for $100,000. (see Notes 8 and 13)

Other related party transactions are disclosed elsewhere in these notes to consolidated financial statements. (see Notes 4,6,8, and 11)

10. INCOME TAX PROVISION

Income tax expense for the years ended March 31, 2004 and 2003 differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to the loss from continuing operations before provision for income taxes as a result of the following:


                                                           2004          2003
                                                       -----------   -----------
Computed "expected" tax benefit                        $ (516,000)   $ (837,000)

Reduction in income taxes resulting from:
    Equity instruments issued for services                     --        39,000
    Interest for warrants and BCF                          94,000        85,000
    Change in deferred tax assets valuation allowance     583,000       897,000
    State and local income taxes,
      net of federal benefit                             (134,000)     (162,000)
    Other                                                 (27,000)      (22,000)
                                                       -----------   -----------
                                                       $       --    $       --
                                                       ===========   ===========

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

10. INCOME TAX PROVISION (continued)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets at March 31, 2004 are presented below:


Deferred tax assets:
    Capitalized research and development               $  1,833,000
    Net operating loss carryforwards                      2,977,000
                                                       -------------
        Total gross deferred tax assets                   4,810,000

        Less valuation allowance                         (4,810,000)
                                                       -------------
        Net deferred tax assets                        $         --
                                                       =============


The valuation allowance for deferred tax assets from continuing operations as of March 31, 2004 and 2003 was $4,810,000 and $4,227,000, respectively.

As of March 31, 2004, the Company had tax net operating loss carryforwards of approximately $8,000,000 and $3,000,000 available to offset future taxable Federal and state income, respectively. The carryforward amounts expire in various years through 2024.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

11. COMMITMENTS AND CONTINGENCIES

REGISTRATION RIGHTS AGREEMENTS

The Company is obligated under various agreements to register its common stock, including the common stock underlying certain warrants and options. The Company is subject to penalties for failure to register such securities, the amount of which could be material to the Company's financial condition, results of operations and cash flows. The Company filed a registration statement on Form SB-2 with the SEC in December 2000 to register the necessary securities. However, such registration statement was never declared effective and subsequently abandoned. Management is currently unaware of any claims related to the lack of registration. However, as the underlying securities are no longer restricted under Rule 144 of the Securities Act of 1933, the Company no longer plans on filing a registration statement in connection with this transaction.

EMPLOYMENT CONTRACTS

In addition to the employment contract discussed in Note 3, the Company entered into an employment agreement with its Chairman of the Board effective April 1, 1999. The agreement, which is cancelable by either party upon sixty days notice, will be in effect until the employee retires or ceases to be employed by the Company. The Chairman of the Board was appointed President and Chief Executive Officer ("CEO") effective June 1, 2001 upon which the base annual salary was increased from $120,000 to $180,000. The CEO is eligible for an annual bonus at the discretion of the Board of Directors, of which nil was earned during each of the years ended March 31, 2004 and 2003, respectively. Under the terms of the agreement, if the employee is terminated he may become eligible to receive a salary continuation payment in the amount of at least twelve months' base salary.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

12. SUBSEQUENT EVENTS (unaudited)

In June 2004, the Company completed a $673,000 private placement of common stock with accredited investors, including Fusion Capital Fund II, LLC, a Chicago-based investor. In connection with the private placement, the Company entered into a common stock purchase agreement with Fusion Capital, whereby Fusion Capital has committed to buy up to an additional $6,000,000 of the Company's common stock over a 30-month period, commencing, at the Company's election, after the SEC has declared effective a registration statement covering such shares. The funds the Company has received in connection with this financing, together with any additional funds the Company may receive from Fusion Capital under the common stock purchase agreement, will be used to fund the Company's research and development activities and anticipated operations for the future. The Company has issued 1,529,545 shares of common stock and 1,529,545 warrants to purchase common stock at $0.76 per share, which vested upon grant and are exercisable through May 2007, for the funds the Company has received in connection with this financing.

Subsequent to March 31, 2004, the Company issued 242,143 shares of restricted common stock at prices ranging from $0.44 to $1.75 per share for services approximating $129,000.

Subsequent to March 31, 2004, the Company issued 500,000 shares of restricted common stock for cash totaling $125,000 in connection with the exercise of warrants at $0.25 per share.


13. PATENTS

GENERAL

Patents include both foreign and domestic patents. There were no patents or patents pending acquired during the years ended March 31, 2004 and 2003. Approximately $147,000 of patents pending were approved during fiscal 2003 (excluding the patent discussed in the following paragraph) and there were no patents pending at March 31, 2004 or 2003. The unamortized cost of patents and patents pending is written off when management determines there is no future benefit. During the years ended March 31, 2004 and 2003, zero and $334,000 of capitalized patent costs were written off, respectively. At March 31, 2004, the gross carrying amount of patents and the related accumulated amortization approximated $345,000 and $108,000, respectively. Amortization of patents and patents pending approximated $29,000 and $15,000 during the years ended March 31, 2004 and 2003, respectively. Amortization expense on patents is estimated to be approximately $23,000 per year for the next five fiscal years. The weighted average amortization period for patents was approximately 15 years at March 31, 2004.

RESTATEMENT

In August 2004, management determined that it had inadvertently recorded an additional $100,000 of expense in March 2003 related to the 196,078 shares issued in connection with the Company's acquisition of a patent (see Note 8). The March 31, 2004 consolidated balance sheet and statement of operations for the year ended March 31, 2003 have been restated accordingly. Such restatement reduced fiscal 2003 professional fees and net loss by $100,000 ($0.01) per common share) with a corresponding reduction to the previously reported accumulated deficit at March 31, 2004.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                 September 30,
                                                                     2004
                                                                  (Unaudited)
                                                                 -------------
                                     ASSETS
Current assets
     Cash                                                          $      4,429
     Prepaid expenses                                                    16,524
                                                                   -------------
                                                                         20,953

Property and equipment, net                                              29,098
Patents and patents pending, net                                        225,619
Other assets                                                             35,455
                                                                   -------------

                                                                   $    311,125
                                                                   =============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
     Accounts payable and accrued
       liabilities                                                 $  1,425,997
     Due to related parties                                           1,710,238
     Notes payable                                                      477,500
                                                                   -------------
                                                                      3,613,735

Commitments and Contingencies

Stockholders' Deficit
     Common stock,par value $0.001 per
         share; 25,000,000 shares authorized;
         14,126,932 shares issued
         and outstanding                                                 14,127
     Additional paid-in capital                                      14,558,521
     Deficit accumulated during
         development stage                                          (17,875,258)
                                                                   -------------
                                                                     (3,302,610)
                                                                   -------------
                                                                   $    311,125
                                                                   =============

              The accompanying notes are an integral part of these
             unaudited condensed consolidated financial statements.

                                             AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                                  (A Development Stage Company)
                                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             For the Three and Six Months Ended September 30, 2004 and 2003 and For
                               the Period January 31, 1984 (Inception) Through September 30, 2004
                                                           (Unaudited)

                                                                                                              January 31, 1984
                                      Three Months      Three Months        Six Months         Six Months        (Inception)
                                         Ended             Ended              Ended              Ended             through
                                      September 30,     September 30,      September 30,      September 30,     September 30,
                                          2004              2003               2004               2003              2004
                                     -------------      -------------      -------------      -------------      -------------
REVENUES
  Grant income                       $         --       $         --       $         --       $         --       $  1,424,012
  Subcontract income                           --                 --                 --                 --             73,746
  Sale of research
     and development                           --                 --                 --                 --             35,810
                                     -------------      -------------      -------------      -------------      -------------
                                               --                 --                 --                 --          1,533,568

EXPENSES

  Professional fees                       251,831             80,932            466,952            136,164          4,133,578
  Payroll and related                     200,912            107,478            384,455            210,131          5,954,965
  General and administrative              109,204             76,726            168,912            155,532          3,651,353
  Impairment                                   --                 --                 --                 --          1,231,531
                                     -------------      -------------      -------------      -------------      -------------
                                          561,947            265,136          1,020,319            501,827         14,971,427

OPERATING LOSS                           (561,947)          (265,136)        (1,020,319)          (501,827)       (13,437,859)

OTHER EXPENSE (INCOME)
 Interest and other
         debt expenses                   (213,342)            21,994           (190,374)           203,495          4,317,207
 Interest income                               --                 --                 --                 --            (17,415)
 Other                                         --                 --                 --                 --            137,607
                                     -------------      -------------      -------------      -------------      -------------
                                         (213,342)            21,994           (190,374)           203,495          4,437,399
                                     -------------      -------------      -------------      -------------      -------------

NET LOSS                              $  (348,605)      $   (287,130)      $   (829,945)      $   (705,322)     $ (17,875,258)
                                     =============      =============      =============      =============      =============
BASIC AND DILUTED LOSS PER
COMMON SHARE                         $      (0.03)      $      (0.04)      $      (0.06)      $      (0.09)
                                     =============      =============      =============      =============
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING              13,604,294          7,753,547         12,906,408          7,536,108
                                     =============      =============      =============      =============

                                         The accompanying notes are an integral part of
                                  these unaudited condensed consolidated financial statements.

                                                              F-29


                                    AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                        (A Development Stage Company)
                              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           For the Six Months Ended September 30, 2004 and 2003 and For the
                             Period January 31, 1984 (Inception) Through September 30, 2004

                                                      (Unaudited)

                                                                                                      January 31, 1984
                                                                   Six Months         Six Months        (Inception)
                                                                     Ended              Ended             Through
                                                                  September 30,      September 30,      September 30,
                                                                      2004               2003               2004
                                                                  -------------      -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                          $   (829,945)      $   (705,322)      $(17,875,258)
Adjustments to reconcile net loss to net cash
   used in operating activities:
     Depreciation and amortization                                      17,623             78,993            927,538
     Gain on sale of property and equipment                                 --                 --            (13,065)
     Fair market value of warrants issued in connection with
         accounts payable and debt                                          --                 --          2,715,736
     Fair market value of common stock, warrants and
         options issued for services and interest                      259,512             22,500          2,428,104
     Beneficial conversion feature of convertible
         notes payable                                                      --            150,000            809,800
     Impairment of patents pending                                          --                 --            334,304
     Impairment of goodwill                                                 --                 --            897,227
     Deferred compensation forgiven                                         --                 --            217,223
     Changes in operating assets and liabilities:
         Prepaid expenses                                              (10,942)            (1,909)           145,013
         Other assets                                                  (15,050)                --            (35,455)
         Accounts payable and accrued liabilities                     (162,384)            29,093          1,610,287
         Due to related parties                                         36,781            118,909          1,710,238
                                                                  -------------      -------------      -------------
Net cash used in operating activities                                 (704,405)          (307,736)        (6,128,308)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment                                  (18,285)            (2,659)          (232,451)
Acquisition of patents and patents pending                                  --                 --           (352,833)
Proceeds from sale of property and equipment                                --                 --             17,065
Cash of acquired company                                                    --                 --             10,728
                                                                  -------------      -------------      -------------

Net cash used in investing activities                                  (18,285)            (2,659)          (557,491)


                                  The accompanying notes are an integral part of these
                                 unaudited condensed consolidated financial statements.



                               AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                    (A Development Stage Company)
                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                  For the Six Months Ended September 30, 2004 and 2003 and For the
                   Period January 31, 1984 (Inception) Through September 30, 2004

                                                (Unaudited)


                                                                                   January 31,1984
                                                  Six Months       Six Months        (Inception)
                                                    Ended            Ended             Through
                                                 September 30,     September 30,     September 30,
                                                     2004              2003              2004
                                                 ------------      ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable          $        --       $        --       $ 1,480,000
Principal payments on notes payable                  (22,500)         (160,000)         (212,500)
Net proceeds from issuance of convertible
  notes payable                                           --           150,000           998,000
Net proceeds from issuance of common stock           748,000           315,000         4,424,728
                                                 ------------      ------------      ------------

Net cash provided by financing activities            725,500           305,000         6,690,228
                                                 ------------      ------------      ------------

NET (DECREASE) INCREASE IN CASH                        2,810            (5,395)            4,429
CASH - beginning of period                             1,619             6,332                --
                                                 ------------      ------------      ------------

CASH - end of period                             $     4,429       $       937       $     4,429
                                                 ============      ============      ============

                        The accompanying notes are an integral part of these
                       unaudited condensed consolidated financial statements.

                                             F-31

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004


NOTE 1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

We are a development stage therapeutic device company focused on expanding the applications of our Hemopurifier (TM) platform technology, which is designed to rapidly reduce the presence of infectious viruses and other toxins from human blood. In this regard, our core focus is the development of therapeutic devices that treat HIV/AIDS, Hepatitis-C, and pathogens targeted as potential biological warfare agents. In pre-clinical testing, we have published that our HIV-Hemopurifier(TM) removed 55% of HIV from human blood in three hours and in excess of 85% of HIV in twelve hours. Additionally, the HIV-Hemopurifier(TM) captured 90% of gp120, a toxic protein that depletes human immune cells, during a one-hour pre-clinical blood study. We have also published pre-clinical blood studies of our HCV-Hemopurifier(TM), which documented the ability to capture 58% of the Hepatitis-C virus from infected blood in two hours.

The Company is in the development stage on the Hemopurifier(TM) and significant research and testing are still needed to reach commercial viability. Any resulting medical device or process will require approval by the U.S. Food and Drug Administration ("FDA"), and the Company has not yet begun efforts to obtain FDA approval on its current lead product candidate, which may take several years. Since many of the Company's patents were issued in the 1980's, they are scheduled to expire in the near future. Thus, such patents may expire before FDA approval, if any, is obtained.

The Company is classified as a development stage enterprise under accounting principles generally accepted in the United States ("GAAP"), and has not generated revenues from its principal operations.

The Company's common stock is quoted on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers under the symbol "AEMD".

The accompanying unaudited condensed consolidated financial statements of Aethlon Medical, Inc. (the "Company") have been prepared in accordance with GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending March 31, 2005.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of the Company presented below is designed to assist the reader in understanding the Company's consolidated financial statements. Such financial statements and related notes are the representations of Company management, who is responsible for their integrity and objectivity. These accounting policies conform to GAAP in all material respects, and have been consistently applied in preparing the accompanying condensed consolidated financial statements.

PRINCIPLES OF CONSOLIDATION
---------------------------

The accompanying condensed consolidated financial statements include the accounts of Aethlon Medical, Inc. and its legal wholly-owned subsidiaries Aethlon, Inc., Hemex, Inc. and Cell Activation, Inc. ("Cell") (collectively hereinafter referred to as the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.


STOCK BASED COMPENSATION
------------------------

At September 30, 2004, the Company has two stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations.

No stock-based employee compensation cost is reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as Amended, to stock-based employee compensation.

                                                           Six Months Ended
                                                             September 30,
                                                          2004          2003
                                                      ------------  ------------
Net loss:
    As reported                                       $  (829,945)  $  (705,322)
    Deduct: Total stock-based employee compensation
          expense determined under fair value based
          method for all awards                                --       (26,000)
                                                      ------------  ------------
    Pro forma                                         $  (829,945)   $ (731,322)
                                                      ============  ============

Basic and diluted net loss per share:
    As reported                                       $     (0.06)  $     (0.09)
                                                      ============  ===========
    Pro forma                                         $     (0.06)  $     (0.10)
                                                      ============  ============

LOSS PER COMMON SHARE
---------------------

Loss per common share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

Securities that could potentially dilute basic loss per share (prior to their conversion, exercise or redemption) were not included in the diluted-loss-per-share computation because their effect is anti-dilutive.

CRITICAL ACCOUNTING POLICIES

         The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires us to make judgments, assumptions and estimates that affect the amounts reported in the consolidated financial statements and the accompanying notes. The amounts of assets and liabilities reported on our balance sheet and the amounts of revenues and expenses reported for each of our fiscal periods are affected by estimates and assumptions, which are used for, but not limited to, the accounting for the issuance of various equity instruments and convertible notes payable. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the consolidated financial statements:


         ACCOUNTING FOR TRANSACTIONS INVOLVING STOCK COMPENSATION

         Financial Accounting Standards Board ("FASB") Interpretation No. 44 ("FIN 44"), "ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION, AN INTERPRETATION OF APB 25" clarifies the application of APB 25 for (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination.

         Under Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," compensation expense is the excess, if any, of the estimated fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

         Statement of Financial Accounting Standards ("SFAS") 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," if fully adopted, changes the method of accounting for employee stock-based compensation plans to the fair value based method. For stock options and warrants, fair value is estimated using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option or warrant, stock volatility and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period. The adoption of the accounting methodology of SFAS 123 is optional and we have elected to continue accounting for stock-based compensation issued to employees using APB 25; however, pro forma disclosures, as we adopted the cost recognition requirement under SFAS 123, are required to be presented.

         SFAS 148, "ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE, AN AMENDMENT OF FASB STATEMENT NO. 123," provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

        STOCK PURCHASE WARRANTS ISSUED WITH NOTES PAYABLE

         We granted warrants in connection with the issuance of certain notes payable. Under Accounting Principles Board Opinion No. 14, "ACCOUNTING FOR CONVERTIBLE DEBT AND DEBT ISSUED WITH STOCK PURCHASE WARRANTS," the relative estimated fair value of such warrants represents a discount from the face amount of the notes payable.

         BENEFICIAL CONVERSION FEATURE OF CONVERTIBLE NOTES PAYABLE

         The convertible feature of certain notes payable provides for a rate of conversion that is below market value. Such feature is normally characterized as a "beneficial conversion feature" ("BCF"). Pursuant to Emerging Issues Task Force Issue No. 98-5 ("EITF Issue No. 98-5"), "ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION RATIO" and Emerging Issues Task Force Issue No. 00-27, "APPLICATION OF EITF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS," the estimated fair value of the BCF is recorded in the consolidated financial statements as a discount from the face amount of the notes. Such discounts are amortized to interest expense over the term of the notes.


         IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

         SFAS 144, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF" addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset (excluding interest), an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. SFAS 144 also requires companies to separately report discontinued operations and extends that reporting requirement to a component of an entity that either has been disposed of (by sale, abandonment or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or the estimated fair value less costs to sell. Management believes that no impairment exists at September 30, 2004.

        INCOME TAXES

         Under SFAS 109, "ACCOUNTING FOR INCOME TAXES," deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the consolidated financial statements and their respective tax basis. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes, and (b) tax credit carryforwards. The Company records a valuation allowance for deferred tax assets when, based on management's best estimate of taxable income (if any) in the foreseeable future, it is more likely than not that some portion of the deferred tax assets may not be realized.

        OFF-BALANCE SHEET ARRANGEMENTS

         We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

RECLASSIFICATIONS
-----------------

Certain reclassifications have been made to the September 30, 2003 financial statement presentation to correspond to the September 30, 2004 format.

NOTE 3. CONVERTIBLE PROMISSORY NOTES

In May 2004, a $50,000 10% convertible note was converted at $0.44 per share for 113,636 shares by an accredited individual investor.

In June 2004, the Company repaid a $12,500 10% convertible note, including accrued interest to an accredited individual investor.

In July 2004, the Company repaid a $10,000 10% convertible note, including accrued interest, to an accredited individual investor.

The Company is currently in default on approximately $477,500 of amounts owed under various notes payable and accrued liabilities. The Company is continually reviewing other financing arrangements to retire all past due notes.

In September 2004, we issued 479,513 shares of restricted common stock to LH Financial (Esquire Trade and Finance), an accredited institutional investor, in conjunction with the conversion of $125,000 in principal amount of notes plus accrued interest at $0.34 per share in accordance with their convertibel note agreement.

NOTE 4. GOING CONCERN AND LIQUIDITY CONSIDERATIONS

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has experienced a loss of approximately $17.9 million for the period from January 31, 1984 (Inception) through September 30, 2004. The Company has not generated significant revenue or any profit from operations since inception. A substantial amount of additional capital will be necessary to advance the development of the Company's products to the point at which they may become commercially viable. Our current plan of operation is to fund our anticipated increased research and development activities and operations for the near future through the $673,000 private placement of common stock and the common stock purchase agreement with Fusion Capital Fund II, LLC in May 2004, whereby Fusion Capital has committed to purchase up to an additional $6,000,000 of our common stock over a 30-month period, commencing, at our election, after the Securities and Exchange Commission has declared effective a registration statement covering such shares.

However, no assurance can be given that we will receive any additional funds under our agreement with Fusion Capital. Based on our projections of additional employees for operations and to complete research, development and testing associated with our Hemopurifier(TM) products, we anticipate that these funds will satisfy our cash requirements, including this anticipated increase in operations, in excess of the next twelve months. However, due to market conditions, and to assure availability of funding for operations in the long term, we may arrange for additional funding, subject to acceptable terms, during the next twelve months.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing as may be required, and generate sufficient revenue and operating cash flow to meet its obligations on a timely basis.

NOTE 5. COMMITMENTS AND CONTINGENCIES

REGISTRATION RIGHTS AGREEMENTS
------------------------------

In June 2004, the Company completed a $673,000 private placement of common stock with accredited investors, including Fusion Capital Fund II, LLC, a Chicago-based investor. In connection with the private placement, the Company entered into a common stock purchase agreement with Fusion Capital, whereby Fusion Capital has committed to purchase up to an additional $6,000,000 of the Company's common stock over a 30-month period, commencing, at the Company's election, after the SEC has declared effective a registration statement covering such shares. The funds the Company has received in connection with this financing, together with any additional funds the Company may receive from Fusion Capital under the common stock purchase agreement, will be used to fund the Company's research and development activities and anticipated operations for the future. An Amended registration statement on Form SB-2 was filed with the SEC on October 28, 2004. The registration statement is currently under review by the SEC, but management estimates that the registration statement should be effective by December 2004.

NOTE 6. COMMON STOCK and WARRANT TRANSACTIONS

In April 2004, the Company issued 500,000 shares of restricted common stock to an accredited individual investor in connection with the exercise of warrants at $0.25 per share for cash totaling $125,000.

In April 2004, the Company issued 17,143 shares at $1.75 per share to an accredited individual investor for investor relations services in the amount of $30,000.

In April 2004, the Company issued 50,000 shares of restricted common stock at $0.44 per share to Fusion Capital Fund II, LLC, an accredited institutional investor, for a financing commitment to provide $6,000,000 under a registered private placement. In connection with the $6,000,000 financing the Company paid a fee to Fusion Capital in the amount of 418,604 shares to purchase common stock of the Company at $0.44 per share.

In May 2004, the Company issued 568,181 shares of restricted common stock to Fusion Capital at $0.44 per share for cash totaling $250,000. As the shares were issued in connection with an equity financing, no related expense was recorded in the condensed consolidated financial statements.

In May 2004, the Company issued 847,727 shares of restricted common stock to 14 accredited individual investors at $0.44 per share for cash totaling $373,000.

In May 2004, the Company issued 1,529,545 warrants to purchase common stock at $0.76 per share, which vested upon grant and are exercisable through May 2007, for the funds the Company received in connection with the Fusion Capital and accredited individual investor financing in May.

In May 2004, the Company issued 225,000 shares at $0.44 per share to legal counsel for legal services in the amount of approximately $99,000.

In July 2004, the Company issued 10,715 shares of restricted common stock at $0.70 per share to an accredited individual for employee placement services in the amount of $7,500. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In July 2004, the Company issued 6,850 shares of restricted common stock at $0.73 per share to an accredited individual for investor relations services in the amount of $5,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In August 2004, the Company issued 46,364 shares of restricted common stock at $0.55 per share to an accredited individual for employee placement services in the amount of $25,500. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In August 2004, the Company issued 165,492 and 28,377 shares of restricted common stock at $0.25 and $0.45 per share, respectively to our legal counsel for legal services in the amounts of approximately $41,400 and $12,800, respectively. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In August 2004, we issued 7,000 one-year warrants to purchase common stock at $0.55 per share to an accredited corporate entity in conjunction with a $6,000 fee for investor and public relations services. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In September 2004, we issued 479,513 shares of restricted common stock to LH Financial (Esquire Trade and Finance), an accredited institutional investor, in conjunction with the conversion of $125,000 in principal amount of notes, plus accrued interest, at $0.34 per share, in accordance with their convertible note agreement. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

NOTE 7. SUBSEQUENT EVENTS

In October 2004, the Company issued two $40,000 10% one-year notes plus 160,000 three-year warrants to purchase restricted common stock at $0.50 per share and 88,888 three-year warrants to purchase restricted common stock at $0.90 per share to two accredited individual investors for cash in the total amount of $80,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In October 2004, the Company issued a $50,000 10% one-year note plus 100,000 three-year warrants to purchase restricted common stock at $0.50 per share and 55,555 three-year warrants to purchase restricted common stock at $0.90 per share to an accredited individual investor for cash in the amount of $50,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In November 2004, the Company issued 60,000 shares of restricted common stock to an accredited individual investor in connection with the exercise of 60,000 warrants at $0.25 per share for consideration of a $15,000 reduction in the principal amount of a 10% one year note. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

                                     PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation permit us to limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of the Company. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own negligence or misconduct in the performance of duty.

         The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our Articles of Incorporation or Bylaws.

         We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our certificate of incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses which we expect to incur with respect to the offering and sale or distribution of common shares under this registration statement. We have agreed to pay all of these expenses.

 SEC registration fee                                                $   834.06

 Financial printer fees to EDGARize and print registration statement     750.00*

 Transfer Agent Fees, including Printing and Engraving Stock
   Certificates                                                        1,000.00*

 Legal fees and expenses                                              50,000.00*

 Blue Sky Fees and Expenses                                            2,000.00*

 Accounting fees and expenses                                         20,000.00*

 Miscellaneous                                                         1,500.00*
--------------------------------------------------------------------------------
 Total                                                               $76,084.06
--------------------------------------------------------------------------------
* estimated

                     RECENT SALES OF UNREGISTERED SECURITIES

         We have sold or issued the following securities not registered under the Securities Act in reliance upon the exemption from registration pursuant to
Section 4(2) of the Securities Act or Regulation D of the Securities Act during the three year period ending on the date of filing of this registration statement. Except as stated below, no underwriting discounts or commissions were payable with respect to any of the following transactions.

         SIX MONTHS ENDED SEPTEMBER 30, 2004


         COMMON STOCK AND WARRANTS

         In April 2004, the Company issued 500,000 shares of restricted common stock to an accredited individual investor in connection with the exercise of warrants at $0.25 per share for cash totaling $125,000. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In April 2004, the Company issued 17,143 shares at $1.75 per share to an accredited individual investor for investor relations services in the amount of $30,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In April 2004, the Company issued 50,000 shares of restricted common stock to Fusion Capital Fund II, LLC, a accredited institutional investor, for a financing commitment to provide $6,000,000 under a registered private placement. In connection with the $6,000,000 financing the Company paid a fee to Fusion Capital in the amount of 418,604 shares of common stock. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In May 2004, the Company issued 225,000 shares of common stock at $0.44 per share and 225,000 warrants to purchase our common stock at a price of $0.76 per share to legal counsel for legal services in the amount of approximately $99,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In May 2004, a $50,000 10% convertible note was converted at $0.44 per share for 113,636 shares of common stock and 113,636 warrants to purchase our common stock at a price of $0.76 per share. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In May 2004, we issued fourteen accredited investors 1,529,545 shares of restricted stock at a price of $0.44 per share for cash totaling $673,000. In connection with the issuance of these shares, we granted the stockholders 1,529,545 warrants to purchase our common stock at a price of $0.76 per share. The warrants vested immediately and expire on fifth anniversary from the date of a registration statement covering the common stock underlying such warrants is declared effective. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.


         In July 2004, we issued 10,715 shares of restricted common stock at $0.70 per share to an accredited individual for employee placement services in the amount of $7,500. This transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

         In July 2004, we issued 6,850 shares of restricted common stock at $0.73 per share to an accredited individual for consulting services on opportunities for our Hemopurifier(TM) within the biodefense marketplace in the amount of $5,000. This transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

         In August 2004, we issued 46,364 shares of restricted common stock at $0.55 per share to an accredited individual for employee placement services in the amount of $25,500. This transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

         In August 2004, we issued 7,000 one-year warrants to purchase common stock at $0.55 per share to an accredited corporate entity in conjunction with a $6,000 fee for investor and public relations services. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In September 2004, we issued 479,513 shares of restricted common stock to LH Financial (Esquire Trade and Finance), an accredited investor, in conjunction with the conversion of $125,000 in principal amount of notes, plus accrued interest, at $0.34 per share, in accordance with their convertible note agreement. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.


         FISCAL YEAR ENDED MARCH 31, 2004

         CONVERTIBLE NOTES PAYABLE

         In April 2003, we issued a 9% convertible note in the amount of $150,000 issued to Ms. Jill Brodersen, an accredited individual investor. The note was convertible at $0.25 until June 30, 2003, at which time the conversion feature expired. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2004, we issued a 10% convertible note to RP Capital, LLC, an accredited investor, in the amount of $50,000 for cash. The note was due on April 30, 2004 and converted at $0.44 per share in May 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         COMMON STOCK AND WARRANTS

         In April 2003, we issued 600,000 shares of restricted common stock at a price of $0.25 per share for cash totaling $150,000 to Mr. Rod Tompkins, an accredited individual investor. In connection with the issuance of these shares, we granted Mr. Tompkins 600,000 warrants to purchase our common stock at $0.25 per share. The warrants vested immediately and expire in April 2005. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In May 2003, we issued 40,000 shares of restricted common stock at a price of $0.25 per share for cash totaling $10,000 to entities controlled by Mr. Calvin Leung, et al, an accredited individual investor. Mr. Leung is a director of Aethlon Medical, Inc. In connection with the issuance of these shares, we granted the entities 40,000 warrants to purchase our common stock at $0.25 per share. The warrants vested immediately and expired in May 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In May 2003, we issued 10,000 shares of restricted common stock at a price of $0.25 per share in exchange for investor relations for communications services valued at $2,500 to Comprehensive Communications, an accredited corporate investor. This transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

         In July 2003, we issued 380,000 shares of restricted common stock at prices between $0.25-0.30 per share for cash totaling $100,000. 100,000 shares of restricted common stock were issued to Mr. John D. Garber, an accredited individual investor, for $30,000 and 280,000 shares of restricted common stock were issued to entities controlled by Calvin Leung, et al, an accredited individual investor, for $70,000. Mr. Leung is a director of Aethlon Medical, Inc. In connection with the issuance of these shares, we granted these stockholders a total of 380,000 warrants to purchase our common stock at amounts and prices equal to their shares and purchase prices herein. The warrants vested immediately and expire in July 2004. These transactions were exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In September 2003, we issued 160,000 shares of restricted common stock at a price of $0.25 per share for cash totaling $40,000 to Mr. Rod Tompkins, an accredited individual investor. In connection with the issuance of these shares, we granted Mr. Topkins 160,000 warrants to purchase our common stock at a price of $0.25 per share. The warrants vested immediately and expired in September 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In September 2003, we issued 60,000 shares of restricted common stock for cash totaling $15,000 to entities controlled by Mr. Calvin Leung, an accredited individual investor, in connection with the exercise of 60,000 warrants to purchase our common stock at $0.25 per share. Mr. Leung is a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In October 2003, we issued 80,000 shares of restricted common stock for cash totaling $20,000 to Mr. Rod Tompkins, an accredited individual investor, in connection with the exercise of 80,000 warrants to purchase our common stock at $0.25 per share. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In November 2003, we issued 100,000 shares of restricted common stock at a price of $0.25 per share for cash totaling $25,000. 60,000 shares of restricted common stock were sold to Mr. Phillip Ward, an accredited individual investor, and 40,000 were sold to entities controlled by Mr. Calvin Leung, an accredited individual investor. Mr. Leung is a director of Aethlon Medical, Inc. In connection with the issuance of these shares, we granted the stockholders 100,000 warrants to purchase our common stock at a price of $0.25 per share. The warrants vested immediately and expire in November 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In November 2003, we issued 11,017 shares of restricted common stock at a price of $0.50 per share to Mr. Paul Hastings, an accredited individual investor in connection with the conversion of $5,000 of notes payable plus accrued interest. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In November 2003, we issued 100,000 shares of restricted common stock for cash totaling $25,000, in connection with the exercise of 100,000 warrants to purchase our common stock at $0.25 per share. Mr. John D. Garber, an accredited individual investor, exercised 60,000 of the warrants and an entity controlled by Mr. Calvin Leung, an accredited individual investor, exercised 40,000 warrants. Mr. Leung is a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In December 2003, we issued 20,000 shares of restricted common stock at a price of $0.25 per share for cash totaling $5,000 to two accredited investors. In connection with the issuance of these shares, we granted the stockholders 20,000 warrants to purchase our common stock at a price of $0.25 per share. The warrants vested immediately and expire in December 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In December 2003, we issued 461,667 shares of restricted common stock at a price of $0.25 per share and 461,667 warrants to purchase our common stock at an exercise price of $0.25 per share, to Provident Life Sciences Sector Fund, LP, an institutional investor, in connection with the conversion of $100,000 of convertible notes payable plus accrued interest. The warrants vested immediately and are exercisable through December 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In December 2003, we issued 120,000 shares of restricted common stock for cash totaling $30,000, in connection with the exercise of 120,000 warrants to purchase our common stock at $0.25 per share. Mr. John D. Garber, an accredited individual investor, exercised 40,000 of the warrants and Mr. Rod Tompkins, an accredited individual investor, exercised 80,000 of the warrants. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In January 2004, we issued 26,000 shares of restricted common stock at a price of $0.25 per share for cash totaling $6,500 three entities controlled by Mr. Calvin Leung, an accredited investor. Mr. Leung is a director of Aethlon Medical, Inc. In connection with the issuance of these shares, we granted the entities 26,000 warrants to purchase our common stock at a price of $0.25 per share. The warrants vested immediately and expire in January 2005. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In January 2004, we issued 161,334 shares of restricted common stock at a price of $0.25 per share and 161,334 warrants to purchase our common stock at an exercise price of $0.25 per share, in connection with the conversion of $35,000 of notes payable plus accrued interest to Mr. Rob Edward, who held $30,000 in notes and Ms. Linda Price, who held $5,000 in notes, both accredited individual investors. The warrants vested immediately and are exercisable through January 2005. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In January 2004, we issued 62,000 shares of restricted common stock at a price of $0.40 per share for services valued at approximately $25,000. 50,000 shares of restricted common stock were issued to executives of Innovative Health Solutions who provided consulting on biodefense marketing and 12,000 shares of restricted common stock were issued to Ms. Deborah Porter, a consultant who provided consulting on technical solutions. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In February 2004, we issued 100,000 shares of restricted common stock for cash totaling $25,000, in connection with the exercise of 100,000 warrants to purchase our common stock at $0.25 per share. Mr. Rod Tompkins, an accredited individual investor, exercised 60,000 of the warrants and an entity controlled by Mr. Calvin Leung, an accredited investor, exercised 40,000 of the warrants. Mr. Leung is a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In February 2004, we issued 139,063 shares of restricted common stock at a price of $0.25 per share and 139,063 warrants to purchase our common stock at an exercise price of $0.25 per share, in connection with the conversion of $25,000 of notes payable plus accrued interest to Mr. Robb Newman, an accredited individual investor. The warrants vested immediately and are exercisable through February 2005. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In February 2004, we issued 190,185 shares of restricted common stock at prices between $0.45 -$0.50 per share for services value at approximately $105,000. 185,185 shares were issued to executives of The Research Works, Inc, who provided research report and investor relations consulting and 5,000 shares were issued to Ms. Cherry Kau, a consultant, for investor relations conference services. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In March 2004, we issued 125,000 shares of restricted common stock at prices between $0.30 -$1.125 per share to Mr. Phillip Ward 80,000 shares at $0.30, Mr. Lance Hall 40,000 shares at $0.525, Mr. Jonathan LeBaron 5,000 shares at $1.125, all accredited individual investors for cash totaling approximately $51,000. In connection with the issuance of these shares, we granted the stockholders 125,000 warrants, equal in amount and price to their shares, to purchase our common stock at prices between $0.30 - $1.125 per share. The warrants vested immediately and expire in March 2005. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2004, we issued 80,000 shares of restricted common stock for cash totaling $20,000, in connection with the exercise of 80,000 warrants to purchase our common stock at $0.25 per share, to Mr. Rod Tompkins, an accredited individual investor. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2004, we issued 854,574 shares of restricted common stock at prices between $0.35-$0.65 per share in connection with the conversion of $242,500 of notes payable plus accrued interest. 813,790 of the shares of restricted common stock were issued to LH Financial (Esquire Trade and Finance), an accredited institutional investor, in conjunction with the conversion of $225,000 in principal amount of notes, plus accrued interest, at $0.35 per share, in accordance with their convertible note agreement. 27,059 shares of restricted common stock were issued to Mr. Robert B. Martin for conversion of $12,500 of convertible notes, plus accrued interest at $0.65 per share and 13,725 shares of restricted shares of common stock were issued at $0.42 per share to Ms. Pamella Fine for conversion of $5,000 of convertible notes, plus accrued interest. We issued 40,784 warrants to purchase our common stock at exercise prices ranging from $0.42 (13,725 to Ms. Fine) to $0.65 (27,059 to Mr. Martin) per share. These warrants vested immediately and are exercisable through March 2005. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2004, we issued 73,529 shares of restricted common stock at a price of $0.34 per share for legal services valued at approximately $25,000 to Richardson and Patel, LLP, our corporate counsel. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         FISCAL YEAR ENDED MARCH 31, 2003:

         CONVERTIBLE NOTES PAYABLE

         On April 18, 2002, we issued a convertible note in the amount of $50,000 to Provident Life Sciences Sector Fund, LP, an institutional investor, bearing interest at 8% per annum, with principal and interest thereon due July 19, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         On May 3, 2002, we issued a convertible note in the amount of $30,000 to an entity controlled by Calvin Leung, an accredited investor bearing interest at 10% per annum, with principal and interest thereon due June 2, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         On May 31, 2002, we issued notes to two entities controlled by Calvin Leung, an accredited investor, in the total amount of $25,000, bearing interest at 10% per annum. Principal and interest thereon became due June 9, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         The notes may be converted into our common stock at any time at the option of the respective holder. The conversion price is the lower rate of $1.25 per share or the offering terms set for any private equity offering initiated during the term of these notes. A beneficial conversion feature approximating $80,000 was recorded during the quarter ended June 30, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         On July 2, 2002, we issued a convertible note in the amount of $50,000 to Novus Capital, LLC, an institutional investor bearing interest at 10% per annum, with principal and interest thereon due January 3, 2003. On August 9, 2002, we issued an additional convertible note in the amount of $50,000 to Novus Capital, LLC bearing interest a 10% per annum, with principal and interest thereon due February 10, 2003. On August 15, 2002, we issued a convertible note Provident Life Sciences Sector Fund, LP, an institutional in the amount of $50,000 to an investor bearing interest a 10% per annum, with principal and interest thereon due February 16, 2003. All three notes may be converted into our common stock at any time at the option of the respective holder at the conversion price of $0.50 per share. A beneficial conversion feature approximating $150,000 was recorded during the quarter ended September 30, 2002. These transactions were exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended December 31, 2002, we issued five convertible notes totaling $45,000 to accredited investors Mr. Rob Edward $30,000 and $5,000 each from Ms. Pamella Fine, Ms. Linda Price and Mr. Paul Hastings, with the right of these noteholders to convert to common stock at a conversion price of $0.50 per share. These transactions were exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended December 31, 2002, Novus Capital, LLC, an existing noteholder increased its advances to us by $40,000 to a total of $140,000. In consideration, we granted them a warrant to purchase 580,000 shares of common stock at a price of $0.25 per share and a security interest in certain of our assets. The new note bears interest at 10% per annum, with principal and interest thereon due April 30, 2003. A beneficial conversion feature approximating $15,700 was recorded during the quarter ended December 31, 2002. In accordance with GAAP, the proceeds of the financing have been allocated to the debt and the warrants based on their relative fair values. Accordingly, a discount of $30,000 has been recorded as a reduction of the debt balance and the offsetting credit has been recorded as additional paid-in capital. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         COMMON STOCK AND WARRANTS

         In March 2002, we extended an offer to certain note holders and vendors to convert past due amounts into restricted common stock and warrants to purchase our common stock. The offer entailed the conversion of liabilities at a conversion of one share and one-half of a warrant for every $1.25 converted. The warrants have an exercise price of $2.00 per share and expire three years from the date of issuance. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In January 2002, we entered into a consulting agreement with Mr. Calvin Leung under which was granted an option to purchase up to 400,000 shares of our restricted common stock at the exercise price of $0.50 per share, expiring in January 2003. On February 12, 2002, Mr. Leung exercised all 400,000 options. Mr. Leung was not at the time, but is currently a director of Aethlon. Such options were valued at approximately $562,000, using the Black-Scholes option pricing model. In July 2002, we extended the original agreement by six months to expire July 2003. As a result of extending the agreement, Mr. Leung received an additional option to purchase up to 200,000 shares of our restricted common stock at the exercise price of $0.50 per share valued at $114,000 (estimated based on the Black Scholes option pricing model pursuant to SFAS 123). Mr. Leung is a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended September 30, 2002, we issued 148,000 shares of restricted common stock to entities controlled by Mr. Leung, an accredited individual investor, in exchange for $74,000 in cash under such consulting agreement. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In October 2002, we issued 52,000 shares of restricted common stock in connection with the exercise by entities controlled by Mr. Leung of options at a price of $2.00 per share for cash totaling $26,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended June 30, 2002, accredited note holders and vendors representing liabilities in the aggregate amounts of approximately $187,655 converted their debt in exchange for 150,124 shares of our restricted common stock and 75,061 warrants to purchase common stock at $1.25 per share. Converting accredited noteholders were the Accetta Family Trust, $25,000 principal amount, plus accrued interest, Mr. Richard Tullis, father of Richard
H. Tullis, our Chief Science Officer and director, $25,000 principal amount, plus accrued interest, Ms. Patricia Bradford, $25,000 principal amount, plus accrued interest, Mr. John W. La Husen, $25,000 principal amount, plus accrued interest and vendors Accudx, $20,000 for technical consulting and lab services, Cronkite & Kissell, LLC, $4,000 for valuation services for financial reporting, and Generico, Inc., approximately $52,000 for services as technical consulting services. The warrants were valued using the Black-Scholes option pricing model at approximately $71,000 for the quarter ended June 30, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In November 2002, we issued 69,231 shares of restricted common stock for consulting services valued at $45,000 at a price of $0.65 per share to James Mazepink for corporate strategic and computer modeling services. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended March 31, 2003, we issued 420,000 shares of restricted common stock at $0.25 per share in connection with the conversion of $75,000 of 12% convertible notes and $30,000 of 10% convertible notes to Mr. Leung, an accredited individual investor and the entities controlled by him. Mr. Leung is a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended March 31, 2003, we issued 461,600 shares of our restricted common stock at $0.25 per share for cash totaling $115,400 to John D. and Clare Garber, accredited individual investors 100,000 shares, Mr. Jeffrey Robinson, an accredited individual investor, 80,000 shares, Mr. Rob Edwards, an accredited individual investor, 41,600, and entities controlled by Mr. Calvin Leung, an accredited individual investor, 240,000 shares. In connection with the issuance of these shares, we granted the stockholders warrants to purchase our common stock at $0.25 per share. The warrants vested immediately and expired through March 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended March 31, 2003, we issued 19,230 shares of restricted common stock at $0.26 per share for cash totaling $5,000 to Ms. Lisa Caswell, an accredited individual investor. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended March 31, 2003, we issued 8,000 shares of restricted common stock at $1.25 for cash totaling $10,000 to Mr. Art Milstein, an accredited individual investor. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2003, we issued 196,078 shares of our restricted common stock in connection with a patent royalty agreement to Julie Ambrose and David Schmura. The shares were valued at $100,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         OPTIONS AND WARRANTS

         In July 2002, we extended a consulting agreement to Mr. Calvin Leung, an accredited individual investor and granted an additional 200,000 stock options valued at $114,000 (estimated based on the Black Scholes option pricing model pursuant to SFAS 123). Mr. Leung was not at the time, but is currently is a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the year ended March 31, 2003, we granted 240,830 warrants to accredited investors as follows: Lisa Caswell 19,230 warrants, Rob Edward 41,600 warrants, Jeffrey Robinson 80,000 warrants and John Garber 100,000 warrants in connection with the purchase of our common stock. The warrants have an exercise price of $0.25 per share, vest immediately and were exercisable through March 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In December 2002, we issued 580,000 warrants to Novus Capital, LLC, an institutional investor, to purchase our restricted common stock for $0.25 per share, which are exercisable through December 2004 and vested upon grant. The warrants were issued in connection with a short-term secured note payable. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2003, we issued 420,000 warrants to Mr. Calvin Leung, an accredited individual investor, and entities controlled by him, to purchase our restricted common stock for $0.25 per share, which were exercisable through March 2004 and vested upon grant. The warrants were issued in connection with the conversion of notes payable. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the year ended March 31, 2003, associated with common stock issued, we granted 75,061 warrants to purchase our common stock in the following amounts, to accredited investor noteholders: Accetta Family Trust 11,210 warrants, Patricia Bradford 11,379 warrants, Richard Tullis 10,488 warrants and John LaHusen 11,450 warrants and vendors Accudx 8,000 warrants for technical consulting and lab services, Cronike and Kissell 1,600 warrants for valuation services for financial reporting and Generico 20,934 warrants for technical consulting services. The warrants were valued at $71,000 (estimated based on the relative fair values as determined by the Black Scholes option pricing model pursuant to SFAS 123), have exercise prices of $2.00, vest immediately and are exercisable through June 2005. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         FISCAL YEAR ENDED MARCH 31, 2002:

         CONVERTIBLE NOTES PAYABLE

         In October 2001, we issued a convertible note in the amount of $25,000 to Mr. Merlin Corbin, an accredited investor, bearing interest at 10% per annum, with principal and accrued interest due April 2002 and a conversion price of $1.25 per share. The value of the beneficial conversion feature for this convertible note was estimated to be approximately $25,000. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In October 2001, we issued additional convertible notes totaling $70,000 bearing interest at 10% per annum, with principal and accrued interest due April 2002, to the following accredited investors: Mr. Merlin Corbin $12,500, Dr. Paul Day $12,500, Martin and Lisa Drake $5,000, Mr. John Garber $25,000, Mr. Ali Mirnizam $5,000 and Jeffrey and Elizabeth Dalton $10,000. The convertible notes may be converted to our common stock at the conversion price per share of $1.25. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In November and December 2001, we issued additional convertible notes totaling $3348,000, bearing interest at 10% per annum, with principal and accrued interest due April 2002 to the following accredited investors: an entity controlled by Mr. Calvin Leung $18,000, Mr. Elwin Law $5,000, Mr. Gabriel Wheeler $5,000 and Mr. Baharak Parvin $5,000. The convertible note could be converted to our common stock at the conversion price per share of $1.25. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         On March 18, 2002, we issued a promissory note to Mr. Calvin Leung, an accredited investor and a stockholder in the amount of $50,000, bearing interest at 6.75% per annum and maturing on May 17, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         COMMON STOCK AND WARRANTS

         During the quarter ended June 30, 2001, we issued 21,750 shares of restricted common stock and 48,000 warrants and options in payment for $243,375 accounts payable and accrued liabilities for financial consulting services to Catalyst Group, financial media relations, 2,500 shares and 16,750 warrants and Mr. Scott Cooper, financial consulting, who received 19,250 shares and 31,250 warrants with an exercise price of $5.00 per share, expiring in four years. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended June 30, 2001, we issued 6,038 shares of restricted common stock to Ms. Beverly Ann Cormier in exchange for providing payment for scientific consulting services valued at $16,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended June 30, 2001, we issued 730,804 shares of restricted common stock (480,804 to Accelerated Technologies Fund, LLC and 250,000 to Agave, Ltd) to two institutional investors in exchange for $689,264. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended September 30, 2001, we issued 10,000 shares of restricted common stock to Carter Barnard PLC, in payment for financial consulting services valued at $27,500. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended September 30, 2001, we issued 6,000 shares of restricted common stock in exchange of payment for scientific advisory services related to the acquisition of shares of Cell Activation, payment for services valued at $18,000 to Shellwater and Co., 5,475 shares and Mr. Gert-Schmid-Schoenbaum, 524 shares, respectively. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended September 30, 2001, we issued 70,586 shares of restricted common stock at $3.00 per share to Esquire Trade and Finance, Inc. (LH Financial), an institutional investor, the holder of $211,758 convertible notes. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended September 30, 2001, we issued 16,667 shares of restricted common stock to Robert and Shelly Millsap, accredited individual investors, for $20,000 cash, net of issuance costs of $2,500, at $1.50 per share. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended December 31, 2001, 8% convertible notes in the aggregate amount of $20,000 and accrued interest of $1,604 were converted by Esquire Trade and Finance (LH Financial), an institutional investor, into 10,288 shares of common stock. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended December 31, 2001, we issued 9,651 shares of restricted common stock in payment for investor relations services and radio media presentation consulting valued at $26,250, with 5,800 shares to Windows to Wall Street and 3,861 shares to Charlotte Given. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In January 2002, we entered into a consulting agreement with Mr. Calvin Leung under which he was granted an option to purchase up to 400,000 shares of our restricted common stock at the exercise price of $0.50 per share, expiring in April 2002. Funds in the aggregate amount of $200,000 were generated in January and February 2002, through the exercise by Mr. Leung of this option to purchase 400,000 shares our common stock. Mr. Leung was not at the time, but is now a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended March 31, 2002, we issued 123,877 shares of our restricted common stock to certain accredited individual noteholders for the conversion of their convertible notes payable and accrued interest in the aggregate amount of $144,882 at an average price of $1.24 per share. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended March 31, 2002, we issued in the aggregate 62,327 shares of restricted common stock and 74,000 warrants to the following:
Mr. Barry Migliorini, 18,443 shares of restricted common stock and 18,500 warrants with an exercise price of $4.00 per share, Mr. Dreux Valenti, 14,275 shares of restricted common stock and 18,500 warrants with an exercise price of $4.00 per share and National Capital, LLC, 29,609 shares of restricted common stock and 37,000 warrants at $4.00 per share, in payment for services related to investment banking valued at $161,537. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended March 31, 2002, we issued 9,198 shares of restricted common stock in payment for services valued at $17,500 to Ms. Charlotte Given for radio media presentation consulting. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended March 31, 2002, 10% convertible notes in the aggregate amount of $15,000 and accrued interest of $64 were converted into 12,051 shares of common stock at $1.25 per share. Mr. Gabriel Wheeler, Mr. Baharak Parvin and Mr. Ali Mirnizam, each accredited investors, each held a note in the principal amount of $5,000. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended March 31, 2002, we issued 804,308 shares of our restricted common stock and 408,180 warrants to purchase common stock to certain accredited individual noteholders for the conversion of their convertible notes payable and accrued interest in the aggregate amount of $1,609,387 at $1.25 per share. The warrants were valued using the Black-Scholes option pricing model at approximately $339,000. Since the warrant conversion rate was below estimated market value, BCF approximating $265,000 was recorded during the year ended March 31, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         OPTIONS AND WARRANTS

         In May 2001, we issued 150,000 warrants to Ms. Dian Griesel, an executive of Investor Relations Group to purchase our restricted common stock in exchange for investor relations consulting services valued at approximately $74,000. The warrants have an exercise price of $6.50 per share, vest immediately and expire in September 11, 2005. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In July 2001, we granted our then Chief Financial Officer options to purchase up to 150,000 shares of common stock at an exercise price of $2.25 per share, which vest ratably over three years and expire July 15, 2011. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In September 2001, we granted an aggregate 15,000 options, 7,500 each to Mr. Bruce Haglund and Mr. Alton Burkhalter to purchase our restricted common stock for services provided related to legal fees and the satisfaction of certain liabilities. The options have exercise prices of $2.00, vested immediately and are exercisable through July 2008. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In October 2001, we issued 15,000 warrants to Griffin Securities to purchase our restricted common stock in exchange for services provided pursuant to an investment banking contract valued at $7,500. The warrants have an exercise price of $2.75 per share, vested immediately and expire in May 2006. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In November 2001, we granted 15,667 stock options to outside directors (Mr. Frank Barry 1,867, Mr. Robert Lambrix 5,200, Mr. John Penhume 5,600, and Mr. Edward Broenniman 3,000) to purchase our restricted common stock for board of director services. The options have exercise prices ranging from $1.78 through $5.80, vested immediately and are exercisable through November 2011. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In January 2002, we issued 335,000 warrants to existing 12% noteholders to purchase our restricted common stock in exchange for an additional ninety days to become compliant with all past due interest payments. The warrants have an exercise price of $2.00 per share, vest immediately, and expired twelve months from the date of issuance. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2002, the board of directors granted our Chief Executive Officer James A Joyce and our Chief Science Officer, Dr. Richard H. Tullis non-qualified stock options to purchase up to 250,000 shares of our common stock each, at an exercise price of $1.90 per share and expire in March 2012. Awards are earned upon achievement of certain financial and/or research and development milestones. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         EXHIBITS

3.1      Articles of Incorporation of Aethlon Medical, Inc. (1)

3.2      Bylaws of Aethlon Medical, Inc. (1)

3.3      Certificate of Amendment of Articles of Incorporation dated March 28,
         2000 (2)

5.0      Legal opinion by Richardson & Patel LLP (10)

10.1 Employment Agreement between Aethlon Medical, Inc. and Franklyn S. Barry, Jr. dated April 1, 1999 (3)

10.2 Employment Agreement between Aethlon Medical, Inc. and James A. Joyce dated April 1, 1999 (3)

10.3 Agreement and Plan of Reorganization Between Aethlon Medical, Inc. and Aethlon, Inc. dated March 10, 1999 (4)

10.4 Agreement and Plan of Reorganization Between Aethlon Medical, Inc. and Hemex, Inc. dated March 10, 1999 (4)

10.5 Agreement and Plan of Reorganization Between Aethlon Medical, Inc. and Syngen Research, Inc. (5)

10.6 Agreement and Plan of Reorganization Between Aethlon Medical, Inc. and Cell Activation, Inc. (6)

10.7 Common Stock Purchase Agreement between Aethlon Medical, Inc. and Fusion Capital Fund II, LLC. (7)


10.8 Registration Rights Agreement between Aethlon Medical, Inc. and Fusion Capital Fund II, LLC. (7)

10.9 Form of Securities Purchase Agreement for Private Placement closing on June 7, 2004 (7)

10.10 Form of Common Stock Purchase Warrant for Private Placement closing on June 7, 2004 (7)

10.11 Form of Registration Rights Agreement for Private Placement closing on June 7, 2004 (7)

10.12    2003 Consultant Stock Plan (8)

10.13    Lease by and between Aethlon Medical, Inc. and San Diego Science Center
         (9)

10.14 Consulting Agreement by and between Aethlon Medical, Inc. and Jean-Claude Chermann, PhD (9)

10.15    Consulting Agreement by and between Aethlon Medical, Inc. and Franklyn
         S. Barry, Jr. (9)

10.16 Patent License Agreement by and amongst Aethlon Medical, Inc., Hemex, Inc., Dr. Julian L. Ambrus and Dr. David O. Scamurra (9)

10.17 Employment Agreement by and between Aethlon Medical, Inc. and Dr. Richard H. Tullis (9)

10.18 Employment Agreement by and between Aethlon Medical, Inc. and Edward C. Hall (9)

10.19 Cooperative Agreement by and between Aethlon Medical, Inc. and George Mason University (10)

10.20 Consulting Agreement by and between Aethlon Medical, Inc. and Dr. Charles Bailey*

10.21 Consulting Agreement by and between Aethlon Medical, Inc. and Dr. Ken Alibek*

21       List of subsidiaries (11)

23.1 Consent of Independent Registered Public Accounting Firm (Squar, Milner, Reehl & Williamson, LLP) *


* Filed herewith


(1) Filed with the Company's Registration Statement on Form SB-2 dated December 18, 2000 and incorporated by reference.
(2) Filed with the Company's Annual Report on Form 10-KSB for the year ended March 31, 2000 and incorporated by reference.
(3) Filed with the Company's Annual Report on Form 10-KSB for the year ended March 31, 1999 and incorporated by reference.
(4) Filed with the Company's Current Report on Form 8-K dated March 10, 1999 and incorporated by reference.
(5) Filed with the Company's Current Report on Form 8-K dated January 10, 2000 and incorporated by reference.
(6) Filed with the Company's Current Report on Form 8-K dated April 10, 2000 and incorporated by reference.
(7) Filed with the Company's Current Report on Form 8-K dated June 7, 2004 and incorporated by reference.
(8) Incorporated by reference from our Registration Statement on Form S-8 (File No. 333-114017) filed on March 29, 2004.
(9) Filed with the Company's Annual Report on Form 10-KSB/A for the year ended March 31, 2004 and incorporated by reference.
(10) Filed with the Company's Amendment No.2 to Registration Statement on Form SB-2 filed on October 28, 2004.
(11) Filed with the Company's Registration Statement on Form SB-2 filed on July 7, 2004.


         UNDERTAKINGS.

         We hereby undertake to:

         1. File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the face page of the effective registration statement; or

         (iii) Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

         5. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Pre-Effective Amendment No.3 on Form SB-2 Registration Statement and authorized this Pre-Effective Amendment No. 3 on Form SB-2 Registration Statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California on November 17, 2004.


                                  AETHLON MEDICAL, INC.

                              By: /s/ James A. Joyce
                                  -------------------------------------
                                  James A. Joyce
                                  Chief Executive Officer and President
                                  (principal executive officer)


         In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 on Form SB-2 Registration Statement was signed by the following persons in the capacities and on the dates stated:

By: /s/ James A. Joyce                    President, Chief Executive Officer and Chairman       November 17, 2004
    --------------------------------     (principal executive officer)
    James A. Joyce

By: /s/ Edward C. Hall                    Chief Financial Officer and Vice-President            November 17, 2004
    --------------------------------      (principal accounting and financial officer)
    Edward C. Hall

By: /s/ Richard H. Tullis                 Chief Science Officer and Director                    November 17, 2004
    --------------------------------
    Richard H. Tullis
By: /s/ Franklyn S. Barry, Jr.            Director                                              November 17, 2004
    --------------------------------
    Franklyn S. Barry, Jr.
By: /s/ Edward Broenniman                 Director                                              November 17, 2004
    --------------------------------
    Edward Broenniman
By: /s/ Calvin M. Leung                   Director                                              November 17, 2004
    --------------------------------
    Calvin M. Leung
